UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Notice of 2025 Annual Meeting
of Stockholders and Proxy Statement

bxp

Places Powering Progress

April 9, 2025
Dear Fellow BXP Stockholders,
You are cordially invited to attend the 2025 annual meeting of stockholders of BXP, Inc. The annual meeting will be held on Tuesday, May 20, 2025 at 9:00 a.m., Eastern Time, at 2100 Pennsylvania Avenue, NW, 3rd Floor Conference Center, Washington, DC 20037.
The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We encourage you to review these materials carefully and to use this opportunity to take part in BXP’s affairs by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.
At the annual meeting, you will be asked to vote on the following proposals:

1	2	3

Election of the eleven (11) nominees named in the proxy statement to serve on our Board of Directors	Approval (on a non-binding, advisory basis) of the compensation of our named executive officers	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2025

In addition, you will be asked to transact any such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to attend the meeting. You may vote over the internet, by telephone or by mail.
Thank you for your continued support of BXP.
Sincerely,

Owen D. Thomas Chairman and Chief Executive Officer	Joel I. Klein Lead Independent Director

Notice of 2025 Annual Meeting of Stockholders of BXP, Inc.
2025 Annual Meeting Information

Date & Time Tuesday, May 20, 2025 9:00 a.m., Eastern Time	Location 2100 Pennsylvania Avenue, NW 3rd Floor Conference Center Washington, DC 20037	Record Date March 26, 2025. Only holders of record of BXP common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Items of Business

1	To elect the eleven (11) nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified
2	To hold a non-binding, advisory vote on named executive officer compensation
3	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025
4	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof
Proxy Voting
Whether or not you plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.
If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 20, 2025.
The proxy statement and our 2024 annual report to stockholders are available at www.proxyvote.com.

ERIC G. KEVORKIAN, ESQ.
Secretary

April 9, 2025

Proxy Summary & Highlights
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References to “we,” “us,” “our,” “BXP” and the “Company” in this proxy statement refer to BXP, Inc., and references to “BPLP” and the “Operating Partnership” in this proxy statement refer to Boston Properties Limited Partnership, our operating partnership.
This proxy statement is being made available to stockholders of BXP on or about April 9, 2025 via the Internet or by delivering printed copies by mail, and it is furnished in connection with the solicitation of proxies by the Board of Directors of BXP (our “Board” or our “Board of Directors”) for use at our 2025 annual meeting of stockholders.
2025 Annual Meeting Information

Date & Time Tuesday, May 20, 2025 9:00 a.m., Eastern Time	Location 2100 Pennsylvania Avenue, NW 3rd Floor Conference Center Washington, DC 20037	Record Date March 26, 2025

Ways to Vote

Vote by Internet Vote online at proxyvote.com	Vote by Telephone Vote by calling the toll-free number: 1-800-690-6903	Vote by Mail Sign and date your proxy card and return it promptly in the postage-paid envelope provided

Voting Matters and Recommendations

Proposal		Board voting recommendation	Where to find more information

Proposal 1	Election of Eleven (11) Directors	FOR each nominee	Page 8
Proposal 2	Non-binding, Advisory Vote on Named Executive Officer Compensation	FOR	Page 122
Proposal 3	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 123

BXP / 2025 Proxy Statement 1

/	Proxy Summary
Director Succession
Led by our Nominating and Corporate Governance (“NCG”) Committee, our Board of Directors remains focused on ensuring (1) a smooth transition when directors retire or otherwise leave our Board and (2) that the composition of our Board is systematically refreshed so that, taken as a whole, it has the desired mix of skills, experience, continuity, reputation and diversity of background and experience relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver the high standard of governance and oversight expected by investors. For more information on this process, see “Corporate Governance—Board Refreshment Philosophy” beginning on page 30 of this proxy statement.
Consistent with this approach, between 2016 and 2024, our Board nominated, and our stockholders elected, eight (8) new directors. Our Board of Directors is delighted to nominate a new candidate – Ms. Julie G. Richardson – for election to our Board at the 2025 annual meeting of stockholders. Ms. Richardson was initially recommended for consideration by Mr. Lustig.
Of the nine (9), first-time nominees for director since 2016, five (55%) were women and two (22%) were African American.

2016	2018	2019	2021	2023	2024	2025

2 new directors	1 new director	2 new directors	1 new director	1 new director	1 new director	1 new nominee
Karen E. Dykstra Bruce W. Duncan	Kelly A. Ayotte	Diane J. Hoskins William H. Walton, III	Mary E. Kipp	Derek Anthony (Tony) West	Timothy J. Naughton	Julie G. Richardson
Ms. Carol B. Einiger, a director of BXP since 2004, is not standing for re-election and her term will end at the 2025 annual meeting upon her successor’s election and qualification. BXP’s Board and management team extend their warmest gratitude to Ms. Einiger for her 21 years of exemplary service and dedication to BXP and its stockholders. During those 21 years, Ms. Einiger demonstrated the highest ethical standards and sound judgment in performing her duties. Ms. Einiger also never declined taking on more work when asked. During her tenure, Ms. Einiger served as a member of each of the Audit, Compensation and NCG Committees, and she previously chaired the Compensation Committee. Ms. Einiger may be departing the BXP Board, but the imprint she is leaving on our Company will continue to guide BXP and its directors and employees for years to come.
2 BXP / 2025 Proxy Statement

Proxy Summary	/
Board Nominees
Following the recommendation of the NCG Committee, our Board of Directors unanimously nominated the following eleven (11) candidates for election as directors at the 2025 annual meeting of stockholders.

Name	Principal Occupation	Age(1)	Director Since	Independent	Current Committee Memberships(2)

Owen D. Thomas Chairman of the Board	Chief Executive Officer of BXP, Inc.	63	2013		Sustainability
Joel I. Klein(3) Lead Independent Director	Chief Executive Officer of Retromer Therapeutics Corp.	78	2013		Compensation - Chair ex officio
Bruce W. Duncan	Former President and Chief Executive Officer of CyrusOne Inc.	73	2016		Audit - Chair Compensation NCG
Diane J. Hoskins	Global Co-Chair of M. Arthur Gensler Jr. & Associates, Inc.	67	2019		NCG Sustainability - Chair
Mary E. Kipp	President and Chief Executive Officer of Puget Sound Energy, Inc.	57	2021		Audit Sustainability
Douglas T. Linde	President of BXP, Inc.	61	2010		Sustainability
Matthew J. Lustig	Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co.	64	2011		NCG - Chair Sustainability
Timothy J. Naughton(3)	Chairman of the Board of AvalonBay Communities, Inc.	64	2024		Compensation Sustainability
Julie G. Richardson(3)	Former Partner and Managing Director of Providence Equity Partners L.L.C.	62	new nominee		N/A
William H. Walton, III	Co-Founder and Managing Member of Rockpoint Group, LLC	73	2019		Compensation
Derek Anthony (Tony) West	Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.	59	2023		Compensation
1.Ages are as of May 20, 2025, the date of the 2025 annual meeting of stockholders.
2.Ms. Einiger currently serves on the Audit and NCG Committees, but she is not standing for re-election.
3.As Lead Independent Director, Mr. Klein serves ex officio as a member of each of the Audit, NCG and Sustainability Committees. Assuming their election to our Board of Directors at the 2025 annual meeting of stockholders, the Board expects (1) Mr. Klein will also serve as an ex officio member of the Compensation Committee, (2) to appoint Mr. Naughton as Chair of the Compensation Committee and (3) to appoint Ms. Richardson as a member of the Audit Committee.
Audit Committee Financial Expertise
Our Board of Directors determined that each of Mses. Kipp and Richardson and Messrs. Duncan and Naughton qualifies as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission (the “SEC”).
BXP / 2025 Proxy Statement 3

/	Proxy Summary
Snapshot of 2025 Board Nominees
Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2025 annual meeting of stockholders, assuming the election of the eleven (11) nominees named in this proxy statement. Our Board of Directors believes that, collectively, the nominees exhibit an effective mix of qualifications, experience, diversity and tenure. For comparison purposes, presented below are metrics on age, tenure and diversity for BXP and the constituents of the S&P 500 Index, of which BXP is a member. Data for the S&P 500 Index is based on the Spencer Stuart Board Index 2024.

66.1 years
Average age of all BXP directors

66.9 years
Average age of BXP independent directors

63.4 years	Average age of independent directors for the S&P 500

7.4 years
Average tenure of all BXP directors

6.0 years
Average tenure of BXP independent directors

7.8 years
Average tenure of all S&P 500 directors

27%	of BXP directors are women

34%	of all S&P 500 directors are women

18%	of BXP directors are from an underrepresented racial or ethnic group

24%	of all S&P 500 directors are from an underrepresented racial or ethnic group

4 BXP / 2025 Proxy Statement

Proxy Summary	/
Qualifications and Experience of 2025 Board Nominees
The following summarizes the qualifications and experience of the eleven (11) nominees for election as directors. For additional information, see “Proposal 1 / Election of Directors—Nominees for Election” beginning on page 12 of this proxy statement.

Qualification/Experience												# of Directors	% of the Board

Strategic Planning and Leadership	•	•	•	•	•	•	•	•	•	•	•	11	100%
CEO/Executive Management	•	•	•	•	•	•	•	•	•	•		10	91%
Risk Oversight	•	•	•	•	•	•	•	•	•	•	•	11	100%
REITs and/or Real Estate	•	•	•	•	•	•	•	•				8	73%
Asset Management	•	•	•	•	•	•	•					7	64%
Capital Markets and Investment Banking	•	•	•	•	•	•	•					7	64%
Other Public Company Board Experience	•	•	•	•	•	•	•	•				8	73%
Government and Public Policy	•	•	•	•	•							5	45%
International	•	•	•	•	•	•	•	•				8	73%
Financial Literacy	•	•	•	•	•	•	•	•	•	•	•	11	100%
Audit Committee Financial Expert	•	•	•	•								4	N/A
Technology Industry	•	•	•	•	•							5	45%
Corporate Governance	•	•	•	•	•	•	•	•	•	•	•	11	100%
Sustainability	•	•	•	•	•	•						6	55%
Talent Management	•	•	•	•	•	•	•	•	•	•		10	91%
BXP / 2025 Proxy Statement 5

/	Proxy Summary
Governance Highlights
We are committed to strong corporate governance policies and practices that not only satisfy regulatory requirements, New York Stock Exchange (“NYSE”) listing standards and broadly recognized governance practices, but also foster effective leadership and independent oversight by our Board of Directors. We intend for our governance policies and practices to help us execute our long-term strategy and believe such polices and practices are aligned with our stockholders’ interests.

Board Composition, Leadership & Independence
•Mr. Klein currently serves as our Lead Independent Director and Mr. Thomas serves as our Chairman and CEO
•Eleven (11) directors
•Nine (9) directors (82%) are independent
•Established guidelines on Board refreshment

Stockholder Rights
•Incorporated in Delaware, which means the Maryland Unsolicited Takeovers Act does not apply to us
•Proxy Access By-law right
•Annual election of all directors
•Majority voting standard in uncontested director elections
•Stockholder right to amend By-laws
•No Stockholder Rights Plan (or “poison pill”)
•Disclosure of Policy on Company Political Spending

Director Policies
•Independent directors hold regular executive sessions
•Each Board committee is authorized to retain separate legal counsel and engage other third-party advisors in its sole discretion
•All directors, officers and employees are subject to our Code of Business Conduct and Ethics
•Annual self-evaluations for the Board and each committee are conducted by alternating between written assessments and interviews of individual directors by our Lead Independent Director; process overseen by our NCG Committee
•Policy against overboarding that prohibits (1) non-employee directors of BXP from serving on more than three (3) other public company boards and (2) directors that are also executive officers of BXP from serving on more than one other public company board
•Each director attended more than 75% of the meetings of the Board and committees on which he or she served in 2024; in the aggregate, our directors attended more than 95% of the total number of meetings held in 2024

Compensation
•Stock ownership requirements for executives (for CEO, 6x base salary)
•Stock ownership requirements for directors (5x annual retainer)
•Double-trigger vesting for time-based equity awards
•Compensation clawback policy
•Policy against new tax gross-up provisions
•Non-employee directors are compensated under a stockholder-approved plan
•Anti-hedging, anti-pledging and anti-short-sale policies

6 BXP / 2025 Proxy Statement

Proxy Summary	/
Sustainability Highlights
We continue to address the needs of our stakeholders by making efforts to maintain and improve our performance across three (3) pillars: climate action, climate resilience and social good. BXP is a widely recognized industry leader in sustainability, and our highlights include:

Sustainability Highlights
•Corporate member of the U.S. Green Building Council
•Fitwel Champion through a partnership with Fitwel, a leading healthy building certification system, to support healthy building design and operational practices across our portfolio
•Since 2018, BPLP has issued an aggregate of $5.1 billion of green bonds in six (6) separate offerings; allocation of net proceeds is restricted to “eligible green projects”
•The Science-Based Targets initiative (SBTi) Target Validation Team classified BXP’s emissions reduction targets as in line with a 1.5°C trajectory, the most ambitious designation available at the time of submission
•34.9 million square feet LEED certified, of which 91% is certified at the highest Gold and Platinum levels (as of December 31, 2024)
•We publish an annual Sustainability & Impact report, which is available on our website at https://www.bxp.com/commitment, but none of the annual Sustainability & Impact Reports are incorporated by reference in this proxy statement or any other document we file with the SEC

2024 Awards and Recognitions
•Ranked among the top real estate companies in the 2024 GRESB assessment, earning a ninth (9th) consecutive 5-Star rating, and a thirteenth (13th) consecutive “Green Star” designation
•MSCI rating of “AA” and CDP Climate Change score of “B”
•Named to the Dow Jones Sustainability Index (DJSI) North America for the fourth (4th) consecutive year; one (1) of eight (8) real estate companies that qualified and the only office REIT in the index, scoring in the 93rd percentile of real estate companies assessed for inclusion
•Earned Nareit’s Leader in the Light Office award, in addition to Nareit’s Sustainability Impact Award - Sustainable Design for 140 Kendrick Street - Building A
•Named an ENERGY STAR Partner of the Year - Sustained Excellence Award Winner
•Continued tenure as an inaugural Platinum Level Green Lease Leader by the Institute for Market Transformation and the U.S. Department of Energy

BXP / 2025 Proxy Statement 7

Proposal 1 / Election of Directors
BXP is currently governed by an eleven-member Board of Directors. At the 2025 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2026 annual meeting of stockholders. Directors hold office until their successors are duly elected and qualified, or until their earlier resignation or removal. Any director appointed to fill a vacancy on our Board of Directors will hold office for a term expiring at the next annual meeting of stockholders following such appointment.
Following the recommendation of the NCG Committee, our Board of Directors nominated the following directors for election at the 2025 annual meeting of stockholders:

Board of Directors Nominees	Bruce W. Duncan	Diane J. Hoskins

	Mary E. Kipp	Joel I. Klein

	Douglas T. Linde	Matthew J. Lustig

	Timothy J. Naughton	Julie G. Richardson

	Owen D. Thomas	William H. Walton, III

Derek Anthony (Tony) West

Each nominee other than Ms. Richardson currently serves as a director of BXP. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board may recommend.
Vote Required and Majority Voting Standard
Our By-laws provide for a majority voting standard. This means that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which BXP receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before we first mail the notice for such meeting to the stockholders.
The majority voting standard will apply to the election of directors at the 2025 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.
8 BXP / 2025 Proxy Statement

Proposal 1	/
Our Corporate Governance Guidelines contain a related resignation policy, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will then act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. Any director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” each of its nominees: Bruce W. Duncan, Diane J. Hoskins, Mary E. Kipp, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Timothy J. Naughton, Julie G. Richardson, Owen D. Thomas, William H. Walton, III and Derek Anthony (Tony) West. Properly authorized proxies solicited by the Board of Directors will be voted “FOR” each of the nominees unless instructions to the contrary are given.

BXP / 2025 Proxy Statement 9

/	Proposal 1
Summary of Board Nominee Qualifications and Experience
In addition to the minimum qualifications that our Board of Directors believes are necessary for all directors, the following chart highlights some of the key qualifications and experience that our Board believes are relevant to the effective oversight of BXP and the execution of our long-term strategy. A mark for an attribute indicates that the nominee gained the attribute through a current or prior position other than his or her service on the BXP Board of Directors. Our Board did not assign specific weights to any of these attributes or otherwise formally rate the level of a nominee’s attribute relative to the rating for any other potential nominee or any other person. The absence of a mark for an attribute does not necessarily mean that the nominee does not possess that attribute; it means only that when the Board considered that nominee in the overall context of the composition of our Board of Directors, that attribute was not a key factor in the determination to nominate that individual. Further information on each nominee’s qualifications and relevant experience is provided in the individual biographical descriptions under “—Nominees for Election” beginning on page 12.
Nominee Qualifications and Experience

Qualification/Experience	Duncan	Hoskins	Kipp	Klein	Linde	Lustig	Naughton	Richardson	Thomas	Walton	West

Strategic Planning and Leadership	•	•	•	•	•	•	•	•	•	•	•
CEO/Executive Management	•	•	•	•	•	•	•		•	•	•
Risk Oversight	•	•	•	•	•	•	•	•	•	•	•
REITs and/or Real Estate	•	•			•	•	•	•	•	•
Asset Management	•				•	•	•	•	•	•
Capital Markets and Investment Banking	•				•	•	•	•	•	•
Other Public Company Board Experience	•		•	•		•	•	•	•	•
Government and Public Policy			•	•	•					•	•
International	•	•		•		•		•	•	•	•
Financial Literacy	•	•	•	•	•	•	•	•	•	•	•
Audit Committee Financial Expert	•		•				•	•
Technology Industry	•	•		•				•			•
Corporate Governance	•	•	•	•	•	•	•	•	•	•	•
Sustainability		•	•		•		•		•		•
Talent Management	•	•	•	•	•	•	•		•	•	•
10 BXP / 2025 Proxy Statement

Proposal 1	/
Demographics(1)

	Duncan	Hoskins	Kipp	Klein	Linde	Lustig	Naughton	Richardson	Thomas	Walton	West

Race/Ethnicity
Black or African American		•									•
White	•		•	•	•	•	•	•	•	•
Gender
Male	•			•	•	•	•		•	•	•
Female		•	•					•
Board Tenure
Years(2)	9.0	6.0	3.4	12.3	15.3	14.3	1.0	—	12.1	6.0	2.0
1.None of the nominees self-identifies as a member of the LGBTQ+ community.
2.As of May 20, 2025, the date of the 2025 annual meeting of stockholders.
BXP / 2025 Proxy Statement 11

/	Proposal 1
Nominees for Election
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2025 annual meeting of stockholders, based on information furnished to us by each nominee, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of BXP.

Owen D. Thomas
Chairman of the Board and Chief Executive Officer of BXP, Inc.
Qualifications:
Mr. Thomas is a recognized leader in the real estate industry with more than 35 years of executive leadership, strategic planning, management and international experience, as well as substantial experience in financial and capital markets.
Our Board of Directors agreed to nominate Mr. Thomas for re-election to the Board for so long as he remains CEO, and he has agreed to resign from the Board upon termination of employment.
Professional Background:
•Chairman of the Board of Directors of BXP since May 2022
•Chief Executive Officer and a director of BXP since April 2013
•Member of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) since March 2012; Chairman of the Board of LBHI from March 2012 to March 2013
•Various positions at Morgan Stanley from 1987 to 2011 including:
› Chief Executive Officer of Morgan Stanley Asia Ltd.,
› President of Morgan Stanley Investment Management,
› Head of Morgan Stanley Real Estate, and
› Managing Director
•Member of Morgan Stanley’s Management Committee from 2005 to 2011
•Director of Grosvenor Group Limited from 2011 to 2013
Other Leadership Experience, Community Involvement and Education:
•Member and former Global Chairman of the Urban Land Institute (“ULI”)
•Director of the Real Estate Roundtable
•Member of the Advisory Board of Governors of Nareit
•Member of The Economic Club of New York
•Member and former Chairman of the Pension Real Estate Association
•Chairman of the Board of Trustees of Woodberry Forest School
•Former Director of the University of Virginia Investment Management Company
•Received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School

Director since | April 2013 Age | 63 Current BXP Board Committees •Sustainability Other Public Company Boards •Current: None •Former (past 5 years): None
12 BXP / 2025 Proxy Statement

Proposal 1	/

Joel I. Klein
Chief Executive Officer of Retromer Therapeutics Corp.
Qualifications:
Mr. Klein has worked for more than 50 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal and financial matters.
Professional Background:
•Chief Executive Officer of Retromer Therapeutics Corp., a biotech start-up, since December 2020
•Senior Advisor to CEO, Oscar Health Corporation, a health insurance company (“Oscar”), from January 2022 to June 2024; Chief Policy and Strategy Officer at Oscar from January 2016 to January 2022
•Director of Sunstone Therapies, Inc. since March 2025 and Juul Labs since March 2021
•Director of News Corporation from January 2011 to November 2020
•Executive Vice President, Office of the Chairman of News Corporation from June 2003 to December 2015; Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 to December 2015
•Chancellor of the New York City Department of Education from 2002 through 2010, where Mr. Klein oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget
•U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002
•Various roles with the Clinton administration, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 to 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995
•Entered the Clinton administration after 20 years of public and private legal work in Washington, DC
Other Leadership Experience, Community Involvement and Education:
•Secretary of the Board of Visitors and Governors of St. John’s College
•Chair of the Board of StudentsFirstNY
•Member of the Board of The Foundation for Excellence in Education (ExcelinEd)
•Vice Chair of the Advisory Boards of the Zuckerman Mind Brain Behavior Institute and Columbia College
•Received honorary degrees from nine colleges and universities
•Received a BA, magna cum laude, from Columbia University and a JD, magna cum laude, from Harvard Law School

Director Since | January 2013
Age | 78
Independent
Lead Independent Director
Current BXP Board Committees
•Compensation (Chair)
•ex officio of each of Audit, NCG and Sustainability Committees
Other Public Company Boards
•Current: None
•Former (past 5 years): News Corporation

BXP / 2025 Proxy Statement 13

/	Proposal 1

Bruce W. Duncan
Former President and Chief Executive Officer of CyrusOne Inc.
Qualifications:
Mr. Duncan provides more than 40 years of diverse real estate management and investment experience, including as a chairman, chief executive officer and a director of other publicly traded real estate investment trusts (“REITs”).
Professional Background:
•Former President, Chief Executive Officer and director of CyrusOne Inc., a REIT that develops, owns, operates and invests in data centers, from July 2020 to July 2021
•Various positions at First Industrial Realty Trust, Inc., an industrial REIT, including Chairman of the Board from January 2016 and director from January 2009 until retiring from both positions in July 2020; President and Chief Executive Officer from January 2009 until he stepped down as President in September 2016 and retired as Chief Executive Officer in November 2016
•Director of Marriott International, Inc. from September 2016 to July 2020
•Former Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, from May 2005 until its acquisition by Marriott International, Inc. in September 2016; director of Starwood from 1999 to September 2016; interim Chief Executive Officer of Starwood from April 2007 to September 2007
•Trustee of Starwood Hotels & Resorts, a REIT and former subsidiary of Starwood, from 1995 to 2006
•Director of the mutual funds sponsored and managed by T. Rowe Price Associates, Inc. since September 2013
•Former senior advisor to Kohlberg Kravis Roberts & Co. (“KKR”), a global investment firm, from November 2018 to December 31, 2022; previously senior advisor to KKR from July 2008 to January 2009
•Various positions at Equity Residential, one of the largest publicly traded apartment REITs in the United States, from March 2002 to December 2005, including:
› Trustee from March 2002 to December 2005,
› Chief Executive Officer from January 2003 to December 2005, and
› President from March 2002 to May 2005
•Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties, from December 1995 to March 2000
Other Leadership Experience, Community Involvement and Education:
•Life Trustee of Rush University Medical Center in Chicago
•Former member of the Executive Committee of the Board of Governors of Nareit
•Former member of the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC)
•Former trustee of the International Council of Shopping Centers (ICSC)
•Received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago

Director since | May 2016
Age | 73
Independent
Current BXP Board Committees
•Audit (Chair)
•Compensation
•NCG
Other Public Company Boards
•Current: None
•Former (past 5 years): CyrusOne Inc., First Industrial Realty Trust, Inc. and Marriott International, Inc.

14 BXP / 2025 Proxy Statement

Proposal 1	/

Diane J. Hoskins
Global Co-Chair of M. Arthur Gensler Jr. & Associates, Inc.
Qualifications:
Ms. Hoskins has more than 40 years of architecture, design, real estate and business experience, including as a chief executive officer of a global brand. During this time, she has gained extensive leadership, strategic planning, financial stewardship and organizational development experience, as well as a deep understanding of markets and clients, including their current and future space needs and insight into how companies envision their workplaces of the future.
Professional Background:
•Global Co-Chair since January 2024 of M. Arthur Gensler Jr. & Associates, Inc. (“Gensler”), the world’s largest architecture, design, and planning firm with more than 6,500 employees networked across 53 offices in the Americas, Europe, Asia, and the Middle East, with broad responsibility for overseeing Gensler’s global strategy, growth, practice expansion and governance.
•Director of Gensler since 2004; Co-CEO of Gensler from January 2005 to May 2024; Co-Chair of the Gensler Board of Directors from 2016 to 2021
•Various other positions at Gensler since 1995, including Southeast Regional Managing Principal and Managing Director of the Washington, DC office
•Founded the Gensler Research Institute in 2005 to generate new knowledge and develop a deeper understanding of the connection between design, business and the human experience
•Senior Vice President of A. Epstein & Sons Architecture and Engineering from 1990 to 1994
•Development Analyst at Olympia & York from 1987 to 1990
•Architect Designer at Gensler from 1983 to 1985
•Architect at Skidmore Owings & Merrill from 1980 to 1983
Other Leadership Experience, Community Involvement and Education:
•Trustee of the MIT Corporation serving on the Risk and Audit Committee; serves on the Visiting Committee of the MIT School of Architecture and School of Environmental and Civil Engineering
•Trustee of the Board of Advisors of the University of California, Los Angeles (“UCLA”) Anderson School of Management; 2023 Global Chair of the ULI; Board Member of the Washington Board of Trade and member of several organizations, including the Economic Club of Washington, DC
•Fellow of the American Institute of Architects and Fellow of the Royal Society of Arts, Manufacturers and Commerce, London, UK
•Named to the 2025 CNBC Changemakers: Women Transforming Business List
•Received the 2022 Global Visionary Award from the World Trade Center Institute, the Spirit of Life Award from City of Hope and the Outstanding Impact Award from the Council of Real Estate Women
•Inducted into the Washington Business Hall of Fame in 2016, and co-ranked on the Business Insider’s 100 “Creators” list, a who’s who of the world’s 100 top creative visionaries
•Ms. Hoskins is sought after by the media to share her expertise in many top-tier media outlets, including The Wall Street Journal, The New York Times, Harvard Business Review, Fortune, Business Insider, Financial Times, Bloomberg TV, and global architecture and design trade publications
•Frequent speaker at premier conferences, including the Milken Institute Conference, the Bloomberg Business/CEO Summit, the Economist Human Potential Conference, and the Wall Street Journal Future of Cities Conference; featured panelist at the UN Climate Summit in the fall of 2019 and COP26 in Glasgow and COP28 in Dubai
•Graduated from MIT from the School of Architecture and Planning and received an MBA from the Anderson Graduate School of Management at UCLA

Director since | May 2019 Age | 67 Independent Current BXP Board Committees •Sustainability (Chair) •NCG Other Public Company Boards •Current: None •Former (past 5 years): None
BXP / 2025 Proxy Statement 15

/	Proposal 1

Mary E. Kipp
President and Chief Executive Officer of Puget Sound Energy, Inc.
Qualifications:
Ms. Kipp has extensive executive and leadership experience with public companies in the energy services industry, particularly in implementing the transition to supplying 100% clean electricity, and is a resident in BXP’s newest market of Seattle.
Professional Background:
•President, Chief Executive Officer and a director of both Puget Energy, Inc. (“PEI”), an energy services holding company, and its wholly owned subsidiary, Puget Sound Energy, Inc. (“PSE”), the largest electric and natural gas utility in the State of Washington, since January 2020
•Joined PEI and PSE as President in August 2019
•Member of the Board of Directors of Hawaiian Electric Company, Inc. since January 2023
•President and Chief Executive Officer of El Paso Electric Company (“EPE”) from May 2017 to August 2019
•Director of EPE from December 2015 to August 2019
•Various positions at EPE from 2007 to 2019, including:
› Chief Executive Officer from December 2015 to May 2017,
› President from September 2014 to December 2015,
› Senior Vice President, General Counsel and Chief Compliance Officer, and
› Vice President, Legal and Chief Compliance Officer
•Director of Landis+Gyr from June 2018 to June 2019
•Former prosecuting attorney for the Federal Energy Regulatory Commission (FERC)
•Former attorney for El Paso Natural Gas Company and Greenberg Traurig, LLP
Other Leadership Experience, Community Involvement and Education:
•Co-chair of Edison Electric Institute’s Wildlife Taskforce and Institute for Electric Innovation
•Member of the Williams College Board of Trustees
•Member of Challenge Seattle
•Member of the Executive Committee and the Board of Directors of Edison Electric Institute
•Former member of the Boards of Directors of Alliance to Save Energy and Energy Insurance Mutual
•Former Chair of Smart Electric Power Alliance and Borderplex Alliance
•Former Deputy Chair of the Federal Reserve Bank of Dallas
•Former member of the executive committee of the Texas Business Leadership Council
•Received a BA from Williams College and a JD from The University of Texas School of Law, and is an alumna of Exeter College, Oxford University

Director since | December 2021 Age | 57 Independent Current BXP Board Committees •Audit •Sustainability Other Public Company Boards •Current: None •Former (past 5 years): None
16 BXP / 2025 Proxy Statement

Proposal 1	/

Douglas T. Linde
President of BXP, Inc.
Qualifications:
Mr. Linde has more than 35 years of experience in the real estate industry, including as our current President and as our former Chief Financial Officer, during which time he gained extensive knowledge of the real estate industry, capital markets and real estate finance, as well as substantial experience in transactional, operational and accounting matters.
Professional Background:
•President of BXP since May 2007
•Various positions at BXP since January 1997 including:
› President, Chief Financial Officer and Treasurer from May 2007 to November 2007,
› Executive Vice President, Chief Financial Officer and Treasurer from January 2005 to May 2007,
› Senior Vice President, Chief Financial Officer and Treasurer from September 2000 to January 2005,
› Senior Vice President for Financial and Capital Markets from October 1998 to September 2000, and
› Vice President of Acquisitions and New Business from January 1997 to October 1998
•President of Capstone Investments, a Boston real estate investment company, from 1993 to 1997
•Project Manager and Assistant to the Chief Financial Officer at Wright Runstad and Company, a private real estate developer in Seattle, from 1989 to 1993
•Began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group
Other Leadership Experience, Community Involvement and Education:
•Trustee of the Beth Israel Lahey Health Board of Trustees
•Director Emeritus of the Board of Directors of Beth Israel Deaconess Medical Center (“BIDMC”) and co-chair of the BIDMC capital campaign
•Member of the Real Estate Roundtable
•Former Director of the Boston Municipal Research Bureau and Jobs for Massachusetts
•Former Member of the Urban Studies and Planning Visiting Committee at MIT
•Trustee Emeritus of the Wesleyan University Board of Trustees
•Received a BA from Wesleyan University and an MBA from Harvard Business School

Director since | January 2010 Age | 61 Current BXP Board Committees •Sustainability Other Public Company Boards •Current: None •Former (past 5 years): None
BXP / 2025 Proxy Statement 17

/	Proposal 1

Matthew J. Lustig
Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co.
Qualifications:
Mr. Lustig has worked in the real estate industry for more than 35 years, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients and their boards of directors, including leading real estate companies, and investing in real estate companies and assets as a principal.
Professional Background:
•Chairman of North America Investment Banking at Lazard Frères & Co. (“Lazard”), the investment bank, since 2019, and Head of North America Investment Banking from 2012 to 2019, with responsibility for the management of a range of Financial Advisory/Investment Banking businesses
•Head of Real Estate & Lodging at Lazard, a position he has held for more than 20 years. In recent years, Mr. Lustig has played an active role in more than $400 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets
•Former Chief Executive Officer of the real estate investment business of Lazard and its successors, where he oversaw multiple funds with more than $2.5 billion of equity capital invested in REITs and real estate operating companies
•Director of Ventas, Inc., a REIT with a portfolio of senior housing, research and innovation, and healthcare properties, since May 2011
•Former Chairman of Atria Senior Living Group, Inc., until it was acquired by Ventas, Inc. in May 2011
•Former director of several other public and private fund portfolio REITs and companies
Other Leadership Experience, Community Involvement and Education:
•Member of the Real Estate Roundtable, the ULI, the Pension Real Estate Association (former Board and Executive Committee member) and the Council on Foreign Relations
•Member of the Real Estate Centers at the Wharton School of Business at the University of Pennsylvania (former Chairman of the Advisory Board) and Columbia Business School
•Member of the Board of Advisors at the School of Foreign Service at Georgetown University
•Received a BSFS from Georgetown University

Director since | January 2011 Age | 64 Independent Current BXP Board Committees •NCG (Chair) •Sustainability Other Public Company Boards •Current: Ventas, Inc. •Former (past 5 years): None
18 BXP / 2025 Proxy Statement

Proposal 1	/

Timothy J. Naughton
Chairman of the Board of AvalonBay Communities, Inc.
Qualifications:
Mr. Naughton has more than 38 years of real estate experience, including as a former chief executive officer of a publicly-traded REIT, as well as public company directorship experience.
Professional Background:
•Chairman of the Board of Directors of AvalonBay Communities, Inc. (“AvalonBay”), a REIT focused on multifamily communities, since May 2013 (served as Executive Chairman of the Board throughout 2022) and has been a director of AvalonBay since September 2005
•Various other positions at AvalonBay and its predecessor since 1989, including:
› Chief Executive Officer from January 2012 to January 2022,
› President from February 2005 to January 2021,
› Chief Operating Officer from 2001 to 2005,
› Senior Vice President, Chief Investment Officer from 2000 to 2001, and
› Senior Vice President and Vice President, Development and Acquisitions from 1993 to 2000
•Director of Park Hotels & Resorts Inc. since January 2017
•Senior advisor to Navitas Capital, a property technology early-stage venture capital firm, and Energy Impact Partners, a climate technology venture capital firm
•Former Director of Welltower Inc. from December 2013 to May 2019
Other Leadership Experience, Community Involvement and Education:
•Member of the Real Estate Roundtable
•Member and former Chairman of the Multifamily Council of the ULI
•Member of the Board of Directors of the Jefferson Scholars Foundation at the University of Virginia
•Member of the Executive Committee and Advisory Board of the White Ruffin Byron Center for Real Estate
•Member of the Board of Trustees of the Virginia Athletics Foundation
•Member of the Board of Directors of First Tee, Virginia Blue Ridge
•Member of The Economic Club of Washington, D.C.
•Former Chairman of Nareit
•Received an MBA from Harvard Business School and a BA in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa

Director since | May 2024
Age | 64
Independent
Current BXP Board Committees
•Compensation
•Sustainability
Other Public Company Boards
•Current: AvalonBay Communities, Inc. and Park Hotels & Resorts Inc.
•Former (past 5 years): None

BXP / 2025 Proxy Statement 19

/	Proposal 1

Julie G. Richardson
Former Partner and Managing Director of Providence Equity Partners L.L.C.
Qualifications:
Ms. Richardson has more than 35 years of capital markets, investment management and financial services experience, as well as extensive public company directorship experience.
Professional Background:
•Senior Advisor to Providence Equity Partners L.L.C. (“Providence Equity”), a global asset management firm, from November 2012 to October 2014
•Partner and Managing Director at Providence Equity, and head of its New York office, from April 2003 to November 2012
•Head of the Telecommunications, Media and Technology group and Vice Chairman of the Investment Banking division at JP Morgan Chase & Co. from 1998 to 2003
•Various positions at Merrill Lynch & Co. from 1986 to 1998, including Managing Director for Media and Communications Investment Banking
•Director of UBS Group AG since April 2017; Datadog, Inc. since May 2019; Fivetran Inc. since May 2022; and Coalition, Inc. since August 2022
•Former director of Yext, Inc. from May 2015 to February 2025; Arconic, Inc. from November 2016 to February 2018; The Hartford Financial Group from January 2014 to April 2020; and VEREIT, Inc. from April 2015 to November 2021
Other Leadership Experience and Education:
•Significant experience as chair of board committees, including current chair of the compensation committee of UBS Group AG and the audit committee of Datadog, Inc. and past chair of the compensation committee of VEREIT, Inc. and the audit committee of The Hartford Financial Group
•Received a BBA from the University of Wisconsin-Madison

New Director Nominee
Age | 62
Independent
Current BXP Board Committees
•N/A
Other Public Company Boards
•Current: UBS Group AG and Datadog, Inc.
•Former (past 5 years): Yext, Inc., VEREIT, Inc., and The Hartford Financial Group

20 BXP / 2025 Proxy Statement

Proposal 1	/

William H. Walton, III
Co-Founder and Managing Member of Rockpoint Group, LLC
Qualifications:
Mr. Walton has more than 40 years of real estate investment, development and executive experience, and he has served as a director of several public and private companies.
Professional Background:
•Co-Founder and Managing Member of Rockpoint Group, LLC (“Rockpoint”), a global real estate investment management firm, where Mr. Walton is responsible for the overall operations and management of Rockpoint, as well as overseeing the origination, structuring and asset management of all of Rockpoint’s investment activities; since 1994, the Rockpoint founding managing members have invested approximately $80 billion in real estate
•Co-founder of Westbrook Real Estate Partners, LLC (“Westbrook”), a real estate investment management firm
•Prior to co-founding Westbrook, served as managing director in the real estate group of Morgan Stanley & Co., Inc.
•Director of FRP Holdings, Inc., a publicly traded real estate investment and development company, since February 2015
•Director of Crow Holdings, a privately owned real estate and investment firm, since December 2007
•Former director of Dream Finders Homes, Inc. from January 2021 to May 2023
•Former trustee of Corporate Office Properties Trust, and former director of Florida Rock Industries, Inc. and The St. Joe Company
Other Leadership Experience, Community Involvement and Education:
•Director, trustee or advisory board member of several non-profit organizations, with a particular interest in educational and policy entities, including the American Enterprise Institute, the University of Florida Investment Corporation, as well as Princeton University's Griswold Center for Economic Policy Studies and Mpala Research Centre and Art Museum
•Former member of the boards of Communities in Schools, the Episcopal School of Jacksonville, the Jacksonville University Public Policy Institute, KIPP Jacksonville Schools, Princeton University, Princeton University Investment Company and Princeton University’s Andlinger Center for Energy and the Environment
•Received an AB from Princeton University and an MBA from Harvard Business School

Director since | May 2019 Age | 73 Independent Current BXP Board Committees •Compensation Other Public Company Boards •Current: FRP Holdings, Inc. •Former (past 5 years): Dream Finders Homes, Inc.
BXP / 2025 Proxy Statement 21

/	Proposal 1

Derek Anthony (Tony) West
Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.
Qualifications:
Mr. West has more than 30 years of experience working in the public and private sectors, including the federal government and leading technology and private equity companies, during which time he has gained extensive experience in the areas of public policy, executive management, risk oversight, governance and the law.
Professional Background:
•Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc. (“Uber”), a global technology platform, since 2017, where Mr. West leads Uber’s global Legal, Compliance, Ethics, and Security functions
•Director of Ro, a direct-to-patient healthcare company, since 2020
•Former Director of Khosla Ventures Acquisition Co. from 2021 to 2023
•Former General Counsel, Corporate Secretary and Executive Vice President of Public Policy and Government Affairs at PepsiCo from 2014 to 2017
•Former Associate Attorney General of the United States from 2012 to 2014
•Former Assistant Attorney General for the Civil Division in the U.S. Department of Justice from 2009 to 2012
•Former litigation partner at Morrison & Foerster LLP from 2001 to 2009
•Former Special Assistant Attorney General, California Department of Justice from 1999 to 2001
•Former Assistant United States Attorney in the Northern District of California, U.S. Department of Justice from 1994 to 1999
•Former Special Assistant to the Deputy Attorney General, U.S. Department of Justice from 1993 to 1994
Other Leadership Experience, Community Involvement and Education:
•Member of the board of the NAACP Legal Defense and Educational Fund
•Graduated with honors from Harvard College, where he served as publisher of the Harvard Political Review, and received a JD from Stanford Law School, where he was President of the Stanford Law Review

Director since | May 2023 Age | 59 Independent Current BXP Board Committees •Compensation Other Public Company Boards •Current: None •Former (past 5 years): None
22 BXP / 2025 Proxy Statement

Proposal 1	/
Director Independence
Under the rules of the NYSE, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.
Under these categorical standards, any relationship with us shall be deemed not material if:
1.The relationship does not preclude a finding of independence under Section 303A.02(b) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”); and
2.The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three (3) fiscal years:
(a)a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);
(b)a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);
(c)a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;
(d)a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;
(e)a director being an executive officer, partner or greater than ten percent (10%) equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or five percent (5%) of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within twelve (12) months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of five percent (5%) of the Company’s or such entity’s total consolidated assets;
(f)a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;
BXP / 2025 Proxy Statement 23

/	Proposal 1
(g)a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than ten percent (10%) of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or two percent (2%) of the total consolidated assets of the entity; or
(h)a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than ten percent (10%) of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than ten percent (10%) of the outstanding equity securities of the entity.
For purposes of these standards, “immediate family member” has the same meaning as in the NYSE Disqualifying Rules.
Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.
2025 Independence Determinations
The Board of Directors concluded that the following nine (9) incumbent directors and Ms. Richardson qualify as independent directors under the NYSE rules because (1) none of them has any relationships with BXP or any executive officer of BXP that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules and (2) none of them has any relationships other than those deemed immaterial by the Board of Directors.

9 of 11 Current BXP Directors are Independent	Bruce W. Duncan	Carol B. Einiger

	Diane J. Hoskins	Mary E. Kipp

	Joel I. Klein	Matthew J. Lustig

	Timothy J. Naughton	William H. Walton, III

Derek Anthony (Tony) West

In determining that Mr. Klein qualifies as an independent director, our Board considered that (1) Mr. Klein is the Chief Executive Officer of Retromer Therapeutics Corp., a start-up company that signed a lease agreement with BXP in September 2021 for approximately 2,700 square feet in the ordinary course of business, (2) in the professional opinion of a third-party real estate professional, the fixed rent and other financial obligations under the lease represented the fair rental value for the space, and (3) Mr. Klein had no direct pecuniary interest in the transaction. The lease agreement expired on December 31, 2023.
In determining that each of Messrs. Klein, Duncan and Naughton qualifies as an independent director for purposes of his service on the Compensation Committee, our Board considered that (1) each serves or previously served as an executive officer or a non-employee director for a company with which BXP has or previously had a commercial relationship and engaged in transactions in the ordinary course of business during the relevant period, (2) each transaction was on arms’-length terms and the director had no direct or indirect involvement in the transaction, and (3) the director had no pecuniary interest in the success of the transaction.
24 BXP / 2025 Proxy Statement

Proposal 1	/
Consideration of Director Nominees
Securityholder Recommendations
The NCG Committee’s current policy is to review and consider any director candidates recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at BXP, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2025 annual meeting of stockholders in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2026 annual meeting of stockholders must be submitted to our Secretary on or before December 10, 2025 and must include the following information:
•the name and address of record of the securityholder;
•a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;
•a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;
•a description of all arrangements or understandings between the securityholder and the proposed director candidate;
•the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. No proxies are being solicited for director candidates other than the Company’s nominees at the 2025 annual meeting.
Board Membership Criteria
The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:
•the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;
•the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;
•the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;
•the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the candidate may serve;
•the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and
•to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.
BXP / 2025 Proxy Statement 25

/	Proposal 1
In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the Board for nomination, or present director candidates to the Board for consideration, to help ensure that:
•a majority of the Board of Directors will be “independent” as defined by the NYSE rules;
•each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and
•at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the Board for nomination, or presenting director candidates to the Board for consideration:
•whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and
•whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.
Identifying and Evaluating Nominees
The NCG Committee may solicit recommendations for director nominees from one or more of the following sources: non-employee directors, our Chief Executive Officer, our President, other executive officers, third-party search firms or any other source it deems appropriate.
The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and ability to serve on Board committees, his or her reputation, and the current and expected needs of our Board, and whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.
26 BXP / 2025 Proxy Statement

Corporate Governance
BXP is committed to adopting and adhering to corporate governance policies and practices that foster effective leadership and independent oversight of management. The Board of Directors is responsible for broad corporate policy and overall performance of the Company through the oversight of management and stewardship of the Company. Among other duties, the Board is responsible for overseeing corporate strategy and risk management and authorizing investment and financing activities for the Company. The Board appoints the Company’s officers, assigns responsibility for management of the Company’s operations to such officers, and monitors and reviews their performance.
Board Leadership Structure
BXP’s Policy on Board Leadership Structure
We do not have a firm policy with respect to whether or not the roles of Chairman of the Board and CEO should be separate or combined. Our Board of Directors believes it is important to maintain flexibility to determine its board leadership structure based on the best interests of the Company and its stockholders from time to time. As the following timeline shows, BXP has operated under both structures in the past.
History of Board Leadership

June 1997-Jan 2010
•From our IPO in June 1997 until January 2010, the roles of Chairman and CEO were separate
•Our founders, Mortimer B. Zuckerman and Edward H. Linde, served as Executive Chairman and CEO, respectively
April 2013 •The roles of Chairman and CEO were again separated when Mr. Thomas was hired as CEO •Mr. Zuckerman continued to serve as Executive Chairman of the Board
May 2016
•Mr. Zuckerman retired as Executive Chairman, and Messrs. Zuckerman and Seidenberg did not stand for re-election
•The Board conferred the honorary title of Chairman Emeritus upon Mr. Zuckerman
•The independent directors selected Mr. Klein to serve as Lead Independent Director
May 2022 • The Board determined to again combine the roles of Chairman and CEO and appointed Mr. Thomas as Chairman • The independent directors selected Ms. Ayotte to serve as Lead Independent Director

Jan 2010 •The roles of Chairman and CEO were combined when Mr. Zuckerman assumed the role of CEO upon the passing of Mr. E. Linde	May 2014 •The Board established a Lead Independent Director role •The independent directors selected Ivan G. Seidenberg to serve as the initial Lead Independent Director	May 2019 •The Board appointed Mr. Klein to serve as its independent Chairman	July 2023 •Ms. Ayotte stepped down as Lead Independent Director, and the independent directors selected Mr. Klein to serve as Lead Independent Director
Regardless of the specific Board leadership structure in effect, the Company incorporates a strong, defined leadership role for an independent director. Our Board has determined, and our Corporate Governance Guidelines provide, that our Board leadership structure will include either an independent, non-executive Chairman of the Board or a Lead Independent Director.
BXP / 2025 Proxy Statement 27

/	Corporate Governance
Specifically, our Corporate Governance Guidelines provide that it is the Board’s policy that if:

›	the positions of Chairman of the Board and CEO are held by the same person, or	the independent directors shall select an independent director to serve as Lead Independent Director

›	the position of Chairman of the Board is held by a non-independent director, or

›	none of the directors has been elected to serve as Chairman of the Board,

Our Corporate Governance Guidelines further provide that an independent director selected to serve as Lead Independent Director will serve in that role until (1) he or she ceases to be an independent director or resigns from the position, (2) a successor is selected by a majority of the independent directors or (3) an independent director is serving as the Chairman of the Board. In addition, if the Chairman of the Board is an independent director, then he or she shall assume the responsibilities of the Lead Independent Director referenced below and there will not be a separate Lead Independent Director.
Duties and Responsibilities of the Lead Independent Director
The Board believes the roles, and therefore the duties and responsibilities, of the independent Chairman of the Board and Lead Independent Director should be, and at BXP they are, substantially similar, and they should further the same goals of ensuring effective leadership and independent risk oversight. In addition to responsibilities that may be assigned from time to time by the independent directors of the Board, the duties and responsibilities of the Lead Independent Director include:

✓Approving information sent to the Board
✓Approving Board meeting agendas and schedules to assure sufficient time for all agenda items
✓Coordinating the work of each Board committee with the activities of the full Board
✓Calling meetings of the independent directors and special meetings of the Board, as necessary
✓Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors
✓Attending meetings of Board committees regularly
✓Encouraging and facilitating active participation of all directors
✓Providing leadership to the Board if circumstances arise in which the Chairman may have an actual or perceived conflict of interest with the Company
✓Serving as liaison between the CEO and the independent directors, including communicating feedback and direction to the CEO following executive sessions

✓Ensuring that he is available, if requested by major investors, to engage in direct consultation and communication
✓Working with the CEO on matters of strategic importance to the Board and the Company
✓Working with the CEO and the NCG Committee to provide strategic direction on all Board and governance matters
✓Working with the CEO and the Compensation Committee to establish and review annual and long-term goals for assessing performance
✓Working with the Compensation Committee to evaluate the performance of the CEO
✓Conducting bi-annual, one-on-one interviews with individual directors regarding their contributions and development opportunities, as well as overall Board composition, planning and effectiveness
✓Independently reviewing with the CEO the Company’s succession plan for executive officers

28 BXP / 2025 Proxy Statement

Corporate Governance	/
Board Leadership Structure Determinations & Disclosure
Our Board annually determines who will serve as its Chairman and considers, among other things, the skills, experiences and qualifications of our director nominees, the industries in which they gained their experience, the evolving needs of our Company, how well our leadership structure is functioning, the age and tenure of each director nominee and the views of our stockholders. The Board typically makes this determination during the first quarter of each year, and disclosure of the Board’s determination is made in the proxy statement used for the annual meeting of stockholders at which director nominees are elected, which is typically filed each year in late March or early-to-mid April. The proxy statement discloses (1) who the Board selected to serve as Chairman and (2) if the Chairman is also serving as CEO or is otherwise a non-independent director, or if no Chairman has been elected, the person selected by the independent directors to serve as the Lead Independent Director. Our Board considers the views of our stockholders regarding our board leadership structure as expressed through their respective voting policies, their actual votes at our annual meetings, and our discussions with them.
BXP’s 2025 Board Leadership Structure
Combined Role of Chairman & CEO
In 2022, following six (6) years of Board leadership, Mr. Klein stepped down as Chairman of the Board and our independent directors determined that it was in the best interests of BXP and our stockholders to elect Mr. Thomas as its Chairman, thus combining the roles of Chairman and CEO. Mr. Thomas is a seasoned industry veteran with more than 35 years of real estate and executive leadership experience. He has deep financial and operational experience and extensive knowledge of the Company, the real estate industry and risk management practices gained from various executive and leadership roles. Our Board of Directors determined that it continues to be in the best interests of BXP and its stockholders to maintain the combined role of Chairman and CEO and re-appoint Mr. Thomas as Chairman. The independent directors believe Mr. Thomas is in the best position to identify key issues facing the industry and the Company and effectively communicate with various internal and external constituencies about critical business matters, as demonstrated by his critical leadership in BXP’s responses to the rapidly evolving environment since March 2020 as a result of the COVID-19 pandemic and the economic volatility and market shifts that followed. In addition to acknowledging his superb leadership through the COVID-19 pandemic and the resulting economic and industry challenges that followed, the Board believes that appointing Mr. Thomas to serve as both Chairman and CEO confirms internally and externally the Board’s high confidence in his unified leadership and elevates Mr. Thomas’ stature within the industry to potentially generate additional market opportunities and better commercial outcomes for the Company and its stockholders.
Having Mr. Thomas serve as Chairman and CEO promotes clear accountability and strong leadership with one person setting the tone for our employees, investors, clients, vendors and other stakeholders and having primary responsibility for executing our strategy. As Chairman and CEO, Mr. Thomas works closely with the Lead Independent Director, Mr. Klein, to preserve transparency between management and the Board and serve as an effective bridge for communication between the Board and management on significant business developments and time-sensitive matters.
Lead Independent Director
The independent directors again selected Mr. Klein to serve as Lead Independent Director. In selecting Mr. Klein to serve as Lead Independent Director, the independent directors considered, among other things, Mr. Klein’s understanding of the Company and its business gleaned from his 12+ years of service on our Board and his track record during that time of actively contributing as a member of the Board, including his previous service as Chairman and as Lead Independent Director.
In addition to the clearly defined role of our Lead Independent Director and Mr. Klein’s experience and qualifications, our Board’s independent oversight is further bolstered by:
•the overall composition of our Board of Directors and contributions from all of our independent directors: each current non-employee director is independent (9 out of 11 directors);
•the independent committees of our Board of Directors: each of the Audit Committee, Compensation Committee and NCG Committee is led by independent committee chairs and is comprised solely of independent directors; and
•BXP’s other corporate governance policies in effect.

BXP / 2025 Proxy Statement 29

/	Corporate Governance
Board Refreshment Philosophy
Our Board is committed to maintaining an appropriate balance between director retention and refreshment. The Board believes that substantial benefits result from a sustained focus on the Company’s business, strategy and industry over a period of time and that continuity on the Board is essential to its effectiveness. Because it takes time to acquire sufficient Company-specific knowledge and commercial real estate development is by its nature long-term, our Board values the experience and institutional knowledge of our longer-serving directors.
However, our Board also values refreshment and believes that turnover in Board membership provides an opportunity to add significant value through the input of fresh ideas, new skills, experiences, and knowledge. The Board also understands concerns among interested stakeholders that the independence of directors may be impaired by lengthy tenure. As a result, our Board strives to balance these competing perspectives through careful succession planning.
Because each director is elected to hold office for a one-year term expiring at the next annual meeting of stockholders, and in light of the benefits resulting from continuity on the Board, the Board does not believe it is in the best of interests of the Company or its stockholders to establish arbitrary term limits or limits on the overall tenure of a director. Similarly, the Board does not believe there is a direct correlation between age and the ability to contribute effectively as a director. Accordingly, the Board does not have a mandatory retirement age for directors.
In lieu of such limits, in February 2024 our Board amended our Corporate Governance Guidelines to include a set of guidelines to help ensure that the Board has the appropriate mix of director tenure and ages and that the Board continues to evolve and consider new ideas and viewpoints through the director nomination process. In each case, the guidelines are flexible, and the exact timing for any transition will depend on the needs of the Board at the time, the willingness of the incumbent directors to continue to serve, and the timing of the identification and nomination of a successor(s).
The guidelines include:
•The Board believes that even well-performing directors who continue to contribute meaningfully to the Board should not serve indefinitely.
•The Board believes its annual self-evaluation process has been, and will continue to be, important in determining whether to nominate incumbent directors for election to the Board, and therefore it will directly or indirectly affect the average tenure of the Company’s non-employee directors.
•The Board will seek to manage its overall composition so that its non-employee directors have a range of different tenures with the goal of combining fresh thinking and new ideas with deep institutional knowledge of the Company’s business operations and risk oversight.
•The Board will generally seek to manage, to the extent feasible, the annual turnover in its composition.
•While the Board does not have a mandatory retirement age or a limit on the overall tenure of an individual non-employee director, after a non-employee director attains the age of 75 or has served as a director for more than 15 years, he or she should expect that, at that time or within the succeeding few years, the Board will not renominate him or her for election.
•If (a) the Board nominates for re-election an incumbent director who has attained the age of 75 or served as a director for more than 15 years, (b) the incumbent director is re-elected and (c) the incumbent director subsequently resigns voluntarily prior to the end of his or her term in order to facilitate the appointment of a successor director, then the policy of the Board will be to accelerate the vesting of any outstanding, unvested time-based equity awards held by the incumbent director that otherwise would have vested at the end of his or her then-current term.
Board Committee Rotation
The NCG Committee also considers the periodic rotation of committee members and committee chairs to introduce fresh perspectives to the fulfillment of the committees’ duties.
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Policy Against Overboarding
The term “overboarding” is commonly used to describe a situation that occurs when one person serves on too many boards, thereby diminishing his or her ability to serve the organization effectively. The focus on overboarding is therefore part of an effort to improve the overall functioning of a board by ensuring that its members are fully engaged.
In recent years, some institutional investors have become increasingly concerned about directors’ service on too many boards. Common concerns include:
•The responsibilities of directors have become increasingly complex in recent years and require a greater time commitment.
•In general, public company boards now have more committees than they historically had, and service on board committees requires even more time.
•There are more demands for non-employee directors to engage with investors about corporate policies, such as governance and executive compensation.
•Companies are subject to an ever-growing set of regulatory requirements, and there is an increasing focus on a board’s oversight of material risks and the need for directors to keep up-to-date on industry trends and other relevant topics, including cybersecurity threats, climate change and cultural shifts, to name just a few.
Similarly, BXP’s Board of Directors believes that directors must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of other boards on which the directors may serve. Therefore, in evaluating the suitability of director candidates, including incumbent directors, and making its annual nominations of candidates for election as directors, the Board will consider, among other things, the employment status of individual directors (e.g., if a director is employed full time, he or she may have less capacity to serve on other boards than someone who is retired) and the nature of, and time involved in, a director’s service on other boards and their committees.
In addition to the foregoing qualitative considerations, the Company’s Board considered and adopted a policy that relies on numerical limits. The policy is included in the Company’s Corporate Governance Guidelines and provides that, except as otherwise may be provided in a written agreement between the Company and a third party, without the prior approval of the Board:
•a non-employee director of the Company shall not serve simultaneously on the boards of more than three (3) other public companies (i.e., such director shall not serve on more than four (4) public company boards, including the Company’s Board); and
•a director of the Company that is also an executive officer of the Company shall not serve simultaneously on the board of more than one (1) other public company (i.e., an executive officer of the Company shall not serve on more than two (2) public company boards, including the Company’s Board).
Directors of the Company shall advise the Chairman or, if one is not elected, the Lead Independent Director, and the Chair of the NCG Committee in advance of accepting an invitation to serve on the board of directors or trustees of any other public company.
All of our Board’s nominees for election as directors at the 2025 annual meeting have confirmed that they satisfy this policy.
In addition, as required by the NYSE listing standards, no member of the Audit Committee may simultaneously serve on the audit committees of more than three (3) issuers having securities registered under Section 12(b) of the Exchange Act, unless the Board determines that such simultaneous service would not impair the ability of the member to effectively serve on BXP’s Audit Committee.
BXP / 2025 Proxy Statement 31

/	Corporate Governance
Board and Committee Evaluations
The feedback received from each director during the Board and committee evaluation processes plays a key role in (1) ensuring that our Board and its committees function effectively and (2) overall director succession planning. To this end, the NCG Committee is responsible for establishing the process used and the criteria for the evaluations.

Evaluation Process Our NCG Committee oversees the annual self-evaluation process to help ensure that actionable feedback is solicited on the effectiveness of our Board and its committees.

Topics considered during the Board and committee evaluations include:
Board and Committee Operations
•Board and committee membership, including director independence and desired skills, background and expertise
•Board rotation and succession
•Proper scope of each committee’s authority and responsibilities
•Process for director nominations
•Number and conduct of meetings, including time allocated for, and encouragement of, candid dialogue and executive sessions
•Materials and information, including quality, volume and timeliness of information received from management, and suggestions for educational sessions
•Culture
Board Performance
•Strategic oversight
•Risk oversight
–Financial
–Cybersecurity
–Environmental/Climate
•Identification of topics that should receive more attention and discussion
•Management succession
Committee Performance
•Performance of committee duties under its charter
•Effectiveness of outside advisors

1	Written Questionnaires Individual directors provide feedback to the Board and each committee.

2
One-on-One Discussions
Once every two years, our independent Chairman/Lead Independent Director conducts one-on-one interviews with each director regarding individual contributions and overall Board composition and planning.
(Chair of the NCG Committee interviews the independent Chairman/Lead Independent Director)

3
Executive Session
Executive session discussions of Board and committee evaluations led by our independent Chairman/Lead Independent Director and committee chairs.
Discussion across our committees provides for a synergistic review of Board and committee performance.

4
Director Nominations; Policy Changes
Directors nominated; policies and practices updated as appropriate.
Examples include nominations of new director(s); changes to committee composition, skills, structure and authority; additional presentations on topics of importance; refinements to meeting materials and presentation format.

32 BXP / 2025 Proxy Statement

Corporate Governance	/
Risk Oversight Framework
Roles in Risk Management

	Board of Directors Overall Risk Oversight			←

↑↓
Oversight of Designated Risks

Audit Committee	Compensation Committee	NCG Committee	Sustainability Committee	←

↑	Reporting	Oversight and Direction	↓

Senior Management				←

Board’s Role in Risk Oversight
Our Board of Directors is responsible for our risk oversight. The Board exercises its risk oversight throughout the year, both at the full Board level and through its committees. While the Board and its committees oversee key risk areas, the Company’s risk management is facilitated through a top-down and bottom-up communication structure whereby the Board provides oversight and direction from the top and, among other things, reviews and considers the reports from its committees, management and outside advisors and consultants that identify any key existing and potential risks, as well as future threats or trends. Management is charged with the day-to-day management of risks, frequent assessment of the risk environment and regular reporting to the Board and its committees.
BXP’s risk management framework is designed to:
•identify and understand critical risks in the Company’s business and strategy, including near-term, intermediate-term and long-term risks;
•allocate responsibilities for managing risk among the full Board and its committees to enhance the Board’s responsiveness and attention to specific risks based on the nature and immediacy of the risks assessed;
•review with the Audit Committee, at least annually, the Company’s risk management processes to ensure they are functioning adequately (see “—Committee Roles in Risk Oversight—Audit Committee’s Role in Risk Assessment” on page 35);
•facilitate open communication between management and all directors serving on the Board; and
•solicit feedback and advice from outside advisors and consultants to assess the effectiveness of our risk management framework and help ensure that we employ appropriate strategies to mitigate risks.
The Board fulfills its risk oversight function by, among other things, delegating to its committees the oversight of certain specific risks as needed, staying informed about developments in our industry and other current events that may impact the Company, reviewing regular reports provided to the Board and applicable Board committees from management and outside advisors and consultants, discussing material risks and opportunities with management, and selecting director candidates with experience and backgrounds in areas that the Board perceives may present new or heightened risks.
BXP / 2025 Proxy Statement 33

/	Corporate Governance

Board of Directors Our Board of Directors administers its risk oversight function through:

•Regular periodic reports from management on key risks that we face, including, among others:
◦market conditions
◦client concentrations, credit worthiness and possible client bankruptcies
◦leasing activity and expected expirations
◦the status of development projects
◦compliance with debt covenants and credit ratings
◦management of debt maturities and interest-rate risk
◦access to debt and equity capital markets
◦existing and potential legal claims
◦environmental and governance risks
◦cybersecurity; potential cyber incidents and intrusions
◦public health crises, pandemics and epidemics
◦succession planning

•Required approval by our Board of Directors (or a committee thereof) of significant transactions and other matters, including, among others:
◦acquisitions and dispositions of properties
◦development and redevelopment projects
◦new borrowings, refinancings and guarantees of debt, and the use of hedging instruments to manage interest-rate risk
◦the appointment of all officers
◦the compensation of executive officers
◦transactions with related persons and conflicts of interest

•Reports from the Audit, Compensation, NCG and Sustainability Committees, and other committees that may be established from time to time, on matters delegated to them

•Reports from outside advisors and consultants, including environmental and climate-related experts, and cyber, legal, accounting and tax professionals, regarding various areas of potential risk

Committee Roles in Risk Oversight
The Board discharges its responsibility either directly or indirectly through its committees. While the full Board of Directors is primarily responsible for risk oversight, its committees monitor and address risks that are within the scope of a particular committee’s expertise, the committee’s charter or the resolution(s) appointing the committee. Issues escalated to the full Board may be addressed in several ways, as appropriate, depending on the risk assessed and immediacy required to address the risk. For example, oversight of risk may remain with the applicable committee of the Board, the Board may establish an ad hoc committee or direct an existing committee to oversee such matters, or the Board may ask management to present more frequently to the full Board on the issue.
34 BXP / 2025 Proxy Statement

Corporate Governance	/

Board Committees Our Board of Directors uses its committees to assist in risk oversight as follows:

Audit Committee	Compensation Committee

The Audit Committee oversees risks related to:
•the independence and performance of our independent auditors;
•the integrity of our financial statements and internal control over financial reporting;
•compliance with GAAP and management’s use of estimates and judgments;
•our use of non-GAAP financial measures;
•the performance of our internal audit function;
•our anti-fraud program;
•cybersecurity;
•REIT compliance; and
•pending and threatened litigation, legal and regulatory requirements, and insurance.

The Compensation Committee oversees risks related to:
•our ability to attract, retain and motivate our executive officers;
•the use of compensation practices and plans to align the interests of our executives with those of our stockholders; and
•the influence of incentive compensation on excessive risk-taking.
For more information, see “Compensation Discussion and Analysis—Other Compensation Policies—Assessment of Compensation-Related Risks” on page 98.

NCG Committee	Sustainability Committee

The NCG Committee oversees risks related to:
•the composition, leadership and independence of the Board and its committees;
•the general operations of the Board;
•the process of conducting the annual Board and committee self-evaluations;
•our compliance with our Corporate Governance Guidelines and applicable laws and regulations, including applicable NYSE rules; and
•policies with respect to the consideration of director candidates recommended by stockholders.

The Sustainability Committee oversees risks related to:
•environmental and climate action and resilience trends and issues;
•our progress in achieving our sustainability goals and initiatives; and
•regulatory compliance matters that may impact our sustainability objectives.

Absent an express delegation of authority from the Board, no one independent director, including the Lead Independent Director, has the authority to make decisions on behalf of the Company or override a decision of management. The role of our Lead Independent Director includes certain authorities (such as the authority to call meetings of the independent directors and special meetings of the Board, as necessary) that empower our independent directors to effectively discharge the Board’s oversight responsibilities. Because of the role of our Board of Directors in risk oversight, our Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of these risks. We believe our risk management framework is well-supported by our current board leadership structure and enables the Board to effectively manage such risks. See the discussion under the heading “—Board Leadership Structure” beginning on page 27 for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.
Audit Committee’s Role in Risk Assessment
The Audit Committee oversees an annual risk assessment designed to identify and analyze risks to achieving BXP’s business objectives. Among other things, the Audit Committee uses the results of the risk assessment to develop and oversee BXP’s internal audit plan and inform the Board as to the material risks that warrant time and attention by the Board.
BXP / 2025 Proxy Statement 35

/	Corporate Governance
Management’s Role in Risk Oversight
We have not designated a single person to serve as the Company’s chief compliance officer; instead, we have internal processes, an effective internal control environment and a risk management framework that facilitate the identification and management of risks and regular communication with the Board. These processes include:
•an Internal Audit Department that (a) reports directly to the Audit Committee, (b) is designed to enhance BXP’s operations through its objective, systematic and disciplined testing and evaluation of the internal controls applicable to BXP’s significant activities, systems and processes and (c) conducts an annual enterprise risk assessment involving all departments, functions and regions of the Company and reports the results directly to the Audit Committee;
•regular internal meetings among senior management from multiple departments, including internal audit, risk management, legal and information systems/technology, who are responsible for specified risk management activities with regular reports to the Audit Committee;
•a Disclosure Committee established to assist our CEO and CFO in designing, establishing, maintaining, reviewing and evaluating BXP’s disclosure controls and procedures;
•a Code of Business Conduct and Ethics that governs business decisions and actions taken by our employees and directors and that allows for the confidential and anonymous reporting of questionable business practices by employees and third parties; and
•a comprehensive internal and external audit process.
As set forth in BXP’s Corporate Governance Guidelines, all directors have complete access to officers and employees of the Company, as well as the Company’s outside counsel, auditors and advisors.
Board and Committee Meetings

8 Board meetings in 2024
Number of Meetings and Attendance. Our Board of Directors met eight (8) times during 2024. Each incumbent director attended at least 75% of the sum of (1) the total number of meetings of our Board of Directors in 2024 held during the period for which he or she was a director and (2) the total number of meetings in 2024 of all committees of our Board of Directors on which the director served during the periods that he or she served.

95% In the aggregate, during 2024, our directors attended more than 95% of the total number of meetings of the Board and committees on which they served.
Meetings of Non-Management Directors. Directors who qualify as “non-management” within the meaning of the NYSE rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board and at such other times that the non-management directors deem appropriate, and they are chaired by our independent Chairman of the Board, if one is elected, or our Lead Independent Director. Each director has the right to call an executive session. Currently, all of our non-management directors are independent.

Annual Meeting Attendance. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Nine (9) of the eleven (11) directors then serving attended the 2024 annual meeting of stockholders. One director did not attend the 2024 annual meeting of stockholders because she was not standing for re-election and one (1) director was unable to attend due to an unavoidable personal matter.
36 BXP / 2025 Proxy Statement

Corporate Governance	/
Board Committees
Our Board of Directors has (1) an Audit Committee, (2) a Compensation Committee and (3) an NCG Committee. Each of these committees operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. As required by the NYSE rules, a copy of each of these charters is available in the Investors section of our website at https://investors.bxp.com/corporate-governance. In addition, on March 18, 2021, our Board of Directors established a Sustainability Committee. Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of BXP or to discharge specific duties delegated by the full Board of Directors.
The membership and the function of each of these committees, and the number of meetings each held during 2024, are described below.

	Current Committee Assignments
Name	Audit	Compensation	NCG	Sustainability

Bruce W. Duncan
Carol B. Einiger
Diane H. Hoskins
Mary E. Kipp
Joel I. Klein(1)	ex officio		ex officio	ex officio
Douglas T. Linde
Matthew J. Lustig
Timothy J. Naughton
Owen D. Thomas
William H. Walton, III
Derek Anthony (Tony) West
Number of Meetings in 2024	8	8	2	2

Committee Chair	Committee Member	Audit Committee Financial Expert
1.As Lead Independent Director, Mr. Klein serves ex officio as a member of each of the Audit, NCG and Sustainability Committees.
BXP / 2025 Proxy Statement 37

/	Corporate Governance

Audit Committee Number of Meetings in 2024 8 Members Bruce W. Duncan (Chair) Carol B. Einiger Mary E. Kipp
The Audit Committee’s authority and responsibilities include:
•sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm;
•reviewing with our independent registered public accounting firm the scope and results of the audit engagement;
•approving professional services provided by our independent registered public accounting firm;
•reviewing the independence of our independent registered public accounting firm;
•overseeing management of our cybersecurity risk;
•overseeing the planning and conduct of our annual risk assessment;
•evaluating the Company’s internal audit function and reviewing the internal audit plan; and
•performing such other oversight functions as our Board may request from time to time.

Financial Expertise: Our Board of Directors determined that each of Ms. Kipp and Mr. Duncan qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. Our Board of Directors has also determined that Ms. Richardson, who the Board expects to appoint to the Audit Committee assuming her election to the Board of Directors at the 2025 annual meeting, qualifies as an “audit committee financial expert.”

Each member of the Audit Committee is an “independent” director as that term is defined in the rules of the NYSE.
For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 3 / Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 123.

38 BXP / 2025 Proxy Statement

Corporate Governance	/

Compensation Committee
Number of Meetings in 2024
8
Members
Joel I. Klein (Chair)*
Bruce W. Duncan
Timothy J. Naughton*
William H. Walton, III
Derek Anthony (Tony) West

*Messrs. Klein and Naughton were appointed to the Compensation Committee on May 22, 2024.

The Compensation Committee’s responsibilities include:
•reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and certain designated senior executive officers;
•evaluating the performance of the CEO and designated senior executive officers in light of such goals and objectives and determining and approving compensation of these officers based on such evaluation;
•reviewing and approving the compensation of other executive officers;
•reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans;
•reviewing and making recommendations to the full Board of Directors regarding the compensation of non-employee directors; and
•performing other functions and duties as our Board may request from time to time.

Each member of the Compensation Committee is an independent director as that term is defined in the rules of the NYSE.
The Compensation Committee makes all compensation decisions for all executive officers. The Compensation Committee reviews and approves all equity awards for all employees, and it has delegated limited authority to the CEO to make equity grants to employees who are not executive officers in amounts not to exceed $100,000.
In 2024, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent, third-party advisor with respect to our overall executive compensation program and to advise on the reasonableness of executive compensation levels in comparison with those of other similarly situated companies and consult on the structure of our executive compensation program to optimally support our business objectives. FW Cook also advised on executive compensation trends among REITs and the broader market. Information concerning the nature and scope of FW Cook’s assignments and related disclosures are included under “Compensation Discussion and Analysis—Determining Executive Compensation—Compensation Advisor’s Role & Benchmarking Peer Group” on page 92.
The Compensation Committee Report is included in this proxy statement on page 99.

BXP / 2025 Proxy Statement 39

/	Corporate Governance

Nominating and Corporate Governance Committee Number of Meetings in 2024 2 Members Matthew J. Lustig (Chair) Bruce W. Duncan Carol B. Einiger Diane J. Hoskins
The NGC Committee’s responsibilities include:
•identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;
•recommending to the Board the directors for appointment to its committees;
•establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders;
•establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for our Board of Directors, including nominees recommended by securityholders; and
•performing such other functions as our Board may request from time to time.

The NCG Committee is also responsible for annually reviewing our Corporate Governance Guidelines and recommending any changes to our Board of Directors. These Corporate Governance Guidelines provide that the NCG Committee, together with our CEO, is responsible for coordinating succession planning by our Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at https://investors.bxp.com/governance-guidelines.
Each member of the NCG Committee is an independent director as that term is defined in the rules of the NYSE.

40 BXP / 2025 Proxy Statement

Corporate Governance	/

Sustainability Committee
Number of Meetings in 2024
2
Members
Diane J. Hoskins (Chair)
Mary E. Kipp
Douglas T. Linde
Matthew J. Lustig
Timothy J. Naughton*
Owen D. Thomas

*Mr. Naughton was appointed to the Sustainability Committee on May 22, 2024.

The Sustainability Committee’s responsibilities include:
•reviewing and sharing real estate industry sustainability best practices;
•working with our Board and management to establish environmental performance goals (energy, emissions, water and waste), and initiatives related to climate action and resilience;
•monitoring and evaluating the Company’s progress in achieving its sustainability goals and commitments, as well as relevant independent environmental, sustainability and governance ratings and rankings;
•reporting to and advising our Board as appropriate on the Company’s sustainability objectives and its strategy;
•periodically reviewing legal, regulatory and compliance matters that may have a material impact on the implementation of the Company’s sustainability objectives, and making recommendations to our Board and management, as appropriate, with respect to the Company’s response to such matters;
•assisting our Board in fulfilling its oversight responsibility by identifying, evaluating and monitoring the environmental and climate trends, issues, risks and concerns that affect or could affect the Company’s business activities and performance;
•advising our Board on significant stakeholder concerns related to sustainability; and
•performing such other functions as our Board may request from time to time.

BXP / 2025 Proxy Statement 41

/	Corporate Governance
Other Governance Matters
Proxy Access By-Law Provisions
Our By-laws include a proxy access right for stockholders, pursuant to which a stockholder, or group of no more than five (5) stockholders, meeting specified eligibility requirements, may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must:
•have owned shares of common stock equal to at least three percent (3%) of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three (3) years;
•represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and
•provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).
For purposes of the foregoing requirements, issued and outstanding common units of partnership interest in our Operating Partnership, other than those owned by BXP, our Operating Partnership or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.
Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.
The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.
Code of Business Conduct and Ethics and Other Policies
Our Board of Directors adopted the following policies, copies of which are available on our website:
•Code of Business Conduct and Ethics (the “Code of Ethics”) — available on our website at https://investors.bxp.com/code-conduct-and-ethics
The Code of Ethics governs business decisions made and actions taken by our directors, officers and employees. We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.
•Corporate Governance Guidelines — available on our website at https://investors.bxp.com/governance-guidelines
•Policy on Company Political Spending — available on our website at https://investors.bxp.com/policy-political-spend
Our Board of Directors amended the Policy on Company Political Spending in January 2025 to provide that, beginning in fiscal year 2025, we will disclose all political spending (including amounts less than $25,000) on our website and shall make such disclosures biannually.
42 BXP / 2025 Proxy Statement

Corporate Governance	/
Insider Trading Policy
Our Board of Directors adopted an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all of our directors, officers, employees, other covered persons and BXP itself. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to BXP. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Compensation Committee Interlocks and Insider Participation
Each of Ms. Ayotte and Messrs. Duncan, Klein, Naughton, Walton and West served on the Compensation Committee during 2024. None of these persons has served as an officer or employee of BXP. None of these persons had any relationship with BXP requiring disclosure under Item 404 of Regulation S-K. None of BXP’s executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, an executive officer of which served as a director of BXP or a member of the Compensation Committee during 2024.
Communications with the Board
Stockholders and other interested parties who wish to communicate with our Board as a whole, any director(s), our non-management directors as a group, or our Audit Committee may do so as shown below. We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the compliance officer designated for purposes of administering the Code of Ethics will be forwarded to the addressee(s).

Communicate with any of our directors or the Board of Directors as a group:	Communicate with our non-management directors as a group:

Name(s) of Director(s)/Board of Directors of BXP, Inc. c/o Compliance Officer BXP, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103	Non-Management Directors of BXP, Inc. c/o Compliance Officer BXP, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Communicate with our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters:

Follow any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “—Code of Business Conduct and Ethics and Other Policies” above)
Chair of the Audit Committee of BXP, Inc. c/o Compliance Officer BXP, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
BXP / 2025 Proxy Statement 43

Sustainability and Human Capital Management
Sustainability
Our Strategy
We are committed to maximizing long-term value for our shareholders through, among other strategies, actively working to promote our growth and operations sustainably and responsibly across our six (6) dynamic gateway markets. BXP’s sustainability strategy is to conduct our business, the development, ownership and operation of new and existing buildings, in a manner that contributes to positive outcomes for our clients, shareholders, employees and the communities we serve (collectively, our “stakeholders”). Our investment philosophy is shaped by our core strategy of long-term ownership and our commitment to our communities and the centers of commerce and civic life that make them thrive. We are focused on developing and maintaining healthy, high-performance buildings, while simultaneously mitigating operational costs and the potential external impacts of energy, water, waste, greenhouse gas (“GHG”) emissions and climate change. Through our efforts, we demonstrate that operating and developing commercial real estate can be conducted with a conscious regard for the environment while mutually benefiting our stakeholders.
Industry Leadership
BXP is a widely recognized industry leader in sustainability, and our 2024 highlights include:
•BXP ranked among the top real estate companies in the GRESB assessment, earning a ninth consecutive 5-star rating. 2024 was the thirteenth (13th) consecutive year that BXP earned the GRESB “Green Star” designation
•BXP maintained an MSCI rating of “AA” and a CDP Climate Change score of “B”
•BXP was named a member of the Dow Jones Sustainability Index (DJSI) North America for the fourth (4th) consecutive year. BXP was one (1) of eight (8) real estate companies that qualified and the only office REIT in the index, scoring in the 93rd percentile of the real estate companies assessed for inclusion
•BXP earned Nareit’s Leader in the Light Office award, in addition to Nareit’s Sustainability Impact Award - Sustainable Design for 140 Kendrick Street - Building A
•BXP was named an ENERGY STAR Partner of the Year – Sustained Excellence Award Winner
•BXP continued its tenure as an inaugural Platinum Level Green Lease Leader by the Institute for Market Transformation and the U.S. Department of Energy
Our leadership position is due, in part, to our establishment of environmental goals, the periodic reporting of progress toward our goals and the achievement of these goals, which we report in an annual Sustainability & Impact Report that is made available on our website at https://www.bxp.com/commitment. We have publicly adopted energy, water, building certification, waste and GHG emissions goals, including a commitment to achieving carbon-neutral operations (for direct and indirect Scope 1 and Scope 2 GHG emissions) by 2025 from our occupied and actively managed buildings where we have operational control. We have also provided climate-related disclosures aligned with the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”). Detailed information on these goals and targets and our TCFD disclosures are included in our Sustainability & Impact Reports. We expect to publish our next report in April 2025.
None of the annual Sustainability & Impact Reports are incorporated by reference in this proxy statement or any other document we file with the SEC.
44 BXP / 2025 Proxy Statement

Sustainability and Human Capital Management	/
Human Capital Management
Our Workforce
As of December 31, 2024, we had 710 non-union employees and 106 union employees. Approximately 34% of our employees have worked at BXP for ten (10) or more years. The average tenure of our employees is approximately 9.5 years and that of our officers is 18.4 years. In 2024, our voluntary workforce turnover rate was 10.8%. Because the unions control the primary aspects of the hiring process, the foregoing data refers to BXP’s non-union employee workforce only.
Our operational and financial performance depends on the talents, energy, experience and well-being of our employees. Our ability to attract and retain talented people depends on a number of factors, including work environment, career development and professional training, compensation and benefits, and the health, safety and wellness of our employees.
Our workforce provides a strategic business advantage as it is one of our most valuable assets. We are committed to the quality, growth and development of our people as part of our strategy to drive long-term value for our stockholders. We aim to ensure that all employees have the opportunity to make their maximum contribution to us and to their own career goals. It has been, and will continue to be, our policy to recruit, hire, assign, promote and train in all job titles without regard to race, national origin, religion, age, color, sex, sexual orientation, gender identity, disability, protected veteran status, or any other characteristic protected by local, state, or federal laws, rules, or regulations. Our employment practices do not, and have not, included quotas or numerical targets based on any of these characteristics.
BXP / 2025 Proxy Statement 45

Executive Officers
Biographies of our executive officers, other than Messrs. Thomas and Linde, are presented below, and they are based on information furnished to us by each executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Information for Messrs. Thomas and Linde is included above under “Proposal 1 / Election of Directors—Nominees for Election” beginning on page 12.

Name	Age(1)	Position	Joined BXP

Raymond A. Ritchey	74	Senior Executive Vice President	1980
Michael E. LaBelle	61	Executive Vice President, Chief Financial Officer & Treasurer	2000
Bryan J. Koop	66	Executive Vice President, Boston Region	1999
Hilary J. Spann	49	Executive Vice President, New York Region	2021
Rodney C. Diehl	60	Executive Vice President, West Coast Regions	2005
Peter V. Otteni	51	Executive Vice President, Co-Head of the Washington, DC Region	2000
John J. Stroman	46	Executive Vice President, Co-Head of the Washington, DC Region	2005
Donna D. Garesché	59	Executive Vice President, Chief Human Resources Officer	2010
Eric G. Kevorkian	54	Senior Vice President, Chief Legal Officer & Secretary	2003
Michael R. Walsh	58	Senior Vice President, Chief Accounting Officer	1986
1.Ages are as of May 20, 2025, the date of the 2025 annual meeting of stockholders.
46 BXP / 2025 Proxy Statement

Executive Officers	/

•Senior Executive Vice President of BXP since January 2016, supporting BXP’s Washington, DC, Los Angeles and Seattle regional businesses, as well as coordinating companywide leasing and cross-regional client relationships
•Various positions at BXP since 1980, including Executive Vice President, Head of our Washington, DC Office and National Director of Acquisitions and Development from April 1998 to January 2016 and Senior Vice President and Co-Manager of our Washington, DC office from June 1995 to April 1998
•Joined BXP in 1980, leading our expansion to become one of the premier real estate firms in the Washington, DC metropolitan area
•A leading commercial real estate broker in the Washington, DC area with Coldwell Banker from 1977 to 1980
•Immediate past president of the Board of Spanish Education Development (SED) Center
•Member of the Federal City Council and The Economic Club of Washington, D.C.
•Founding member of the National Association of Industrial and Office Properties (“NAIOP”), Northern Virginia
•Professional honors include: ULI Lifetime Achievement Award; Man of the Year, Commercial Real Estate Women (CREW); Brendan McCarthy Award, Commercial Real Estate Brokerage Association (CREBA);;Good Scout of the Year, Boy Scouts; Trendsetter of the Year, Transwestern; Developer of the Year (numerous organizations); Junior Achievement Man of the Year; and Washington Business Hall of Fame
•Graduate of the U.S. Naval Academy and U.S. Naval Post Graduate School in Monterey, California

Raymond A. Ritchey Senior Executive Vice President

BXP / 2025 Proxy Statement 47

/	Executive Officers

•Executive Vice President, Chief Financial Officer & Treasurer of BXP since January 2016, with responsibility for overseeing the finance, accounting, tax, internal audit and investor relations departments, as well as capital markets, treasury management, credit underwriting and financial strategy and planning
•Various positions at BXP from March 2000 to January 2016, including Senior Vice President, Chief Financial Officer & Treasurer from November 2007 to January 2016; Senior Vice President, Finance from February 2005 to November 2007; and Vice President, Finance from March 2000 to February 2005
•Former Vice President & Relationship Manager with Fleet National Bank from 1991 to 2000, with responsibility for financing large-scale commercial real estate developments
•Former Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States
•Member of the National Advisory Board for the University of Colorado Real Estate Center
•Member of the Board of the Legacy Fund of the Medfield Foundation
•Received a BS in Economics from the University of Colorado

Michael E. LaBelle Executive Vice President, Chief Financial Officer & Treasurer

•Executive Vice President, Boston Region of BXP since January 2016, with responsibility for overseeing the operation of our regional portfolio in the Boston area, which includes the Boston CBD, Cambridge and Waltham/Lexington submarkets, and developing new business opportunities in the area
•Senior Vice President and Regional Manager of our Boston office from 1999 to 2016
•Various positions at Trammell Crow Company from 1982 to 1999, where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers, including Partner, Managing Director - Regional Leader for Trammell Crow Company’s New England region, with responsibility for all commercial office and shopping center operations
•Director of the Massachusetts Chapter of NAIOP, the Kendall Square Association and the Ron Burton Training Village
•Founding member of the Boston Green Ribbon Commission
•Global Governing Trustee of the ULI
•Former Member of the Boston Children’s Hospital Champions for Children’s Board
•Former Chairman of the Back Bay Association
•Received a BBA and an MBA from Texas Christian University

Bryan J. Koop Executive Vice President, Boston Region

48 BXP / 2025 Proxy Statement

Executive Officers	/

•Executive Vice President, New York Region of BXP since September 2021 with responsibility for overseeing all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing, property management and construction activities
•Various positions at CPP Investments from March 2016 to July 2021, including (1) Managing Director, Head of Real Estate Investments Americas from July 2017 to July 2021, with responsibility for leading all aspects of the real estate business, including investment strategy, talent acquisition and management, and portfolio management, and (2) Managing Director, Head of United States Real Estate Investments from March 2016 to July 2017
•Various positions at the Global Alternatives Group at J.P. Morgan Asset Management, including Managing Director, Head of Northeast Acquisitions, from May 2001 to February 2016
•Independent Director and member of the Sustainability Committee of Goodman Group (ASX: GMG) since April 2022
•Trustee of the ULI, the Citizens Budget Commission and the Madison Square Park Conservancy
•Member of the Board of Governors of Real Estate Board of New York, the Real Estate Life Science Advisory Board, New York City, and the Economic Club of New York
•Former director of the ULI Foundation
•Received a BS in Architecture and a Masters of City Planning from the College of Architecture at the Georgia Institute of Technology
•Studied architecture at the Ecole d’Architecture de Paris – La Villette

Hilary J. Spann Executive Vice President, New York Region

BXP / 2025 Proxy Statement 49

/	Executive Officers

•Executive Vice President, West Coast Regions of BXP since February 2024, with responsibility for overseeing existing operations and developing new business opportunities in the San Francisco, Los Angeles and Seattle regions
•Senior Vice President and Co-Head of the West Coast Regions of BXP from September 2023 to February 2024 and Senior Vice President, Leasing of BXP from May 2005 to September 2023, with responsibility for all Bay Area leasing activities
•Former Senior Vice President of Acquisitions from June 2004 to April 2005 and Regional Manager for Northern California from June 1997 to June 2004 of Bedford Property Investors
•Various positions with Koll Management Services and Cushman & Wakefield from 1994 to 1997
•Licensed California officer and real estate broker
•Member of the ULI, NAIOP and the International Council of Shopping Centers
•Member of the Policy Advisory Board, Fisher Center for Real Estate + Urban Economics
•Received a BA in Economics from the University of California at Davis and an MBA from St. Mary’s College

Rodney C. Diehl Executive Vice President, West Coast Regions

•Executive Vice President, Co-Head of the Washington, DC Region of BXP since January 2022, with joint responsibility for business activities and direct responsibility for overseeing all development, construction and marketing activities for our Washington, DC region
•Various positions at BXP since 2000, including Senior Vice President, Co-Head of the Washington, DC Region from April 2021 to December 2021; Senior Vice President and Head of Development from January 2016 to April 2021; and Vice President, Development from January 2006 to January 2016
•Member of the Board of Directors of National Capital Area Region for the March of Dimes
•Received a BS in Commerce from the University of Virginia and an MBA, Real Estate from the University of North Carolina, Kenan-Flagler Business School

Peter V. Otteni Executive Vice President, Co-Head of the Washington, DC Region

50 BXP / 2025 Proxy Statement

Executive Officers	/

•Executive Vice President, Co-Head of the Washington, DC Region of BXP since January 2022, with joint responsibility for business activities and direct responsibility for overseeing all leasing, legal and property management activities for our Washington, DC region
•Various positions at BXP since 2005, including Senior Vice President, Co-Head of the Washington, DC Region of BXP from April 2021 to December 2021; Senior Vice President, Leasing from 2020 to April 2021; Vice President, Leasing from 2019 to 2020; and Vice President, Development from 2011 to 2019
•Received a BS in Civil Engineering from Johns Hopkins University and an MBA, Real Estate, from the University of North Carolina, Kenan-Flagler Business School

John J. Stroman Executive Vice President, Co-Head of the Washington, DC Region

•Executive Vice President, Chief Human Resources Officer of BXP since February 2023, with responsibility for leading and executing BXP’s human capital strategy, providing strategic direction on human resource initiatives related to talent management, leadership development, succession planning, structuring competitive benefit and compensation systems, performance management, training and development, and employee relations
•Various positions at BXP since 2010, including Senior Vice President, Chief Human Resources Officer from 2020 to February 2023; Senior Vice President, Human Resources from 2016 to 2020; and Vice President, Human Resources from 2010 to 2016
•Former Vice President, Human Resources for AEW Capital Management
•Former Director, Human Resources for Beacon Properties
•Received a BA from Saint Anselm College, an MA from Boston College and an Executive & Organizational Coaching Professional certification from Columbia University

Donna D. Garesché Executive Vice President, Chief Human Resources Officer

BXP / 2025 Proxy Statement 51

/	Executive Officers

•Senior Vice President, Chief Legal Officer & Secretary of BXP since June 2022, with responsibility for overseeing the legal and risk management departments
•Senior Vice President, Senior Corporate Counsel of BXP from 2008 to June 2022 and Vice President, Corporate Counsel of BXP from 2003 to 2008. In those roles, Mr. Kevorkian was responsible for advising the Board of Directors and senior management on all securities law, corporate governance, general corporate law, executive compensation, REIT compliance, and tax matters. He also participates in the corporate and tax structuring of BXP’s significant real estate joint venture transactions. Mr. Kevorkian also plays a key role in BXP’s corporate financings, including more than $30 billion of public and private debt and equity offerings
•Former attorney at Goodwin Procter LLP from 1995 to 2003, where he was a member of the firm’s M&A/Corporate Governance and REITs & Real Estate Capital Markets practice groups and was elected Partner in May 2002
•Current Chair and previous Vice Chair of Nareit’s Corporate Governance Council and a frequent speaker at Nareit conferences
•Chairman of the Board of Directors of the Hockomock Area YMCA from June 2021 to June 2023, Vice Chair from June 2018 to June 2021 and a member of the Board since June 2015
•Received a BA in Economics from the University of Pennsylvania, a JD/MPA, magna cum laude, from Syracuse University, and an LLM in Taxation from Boston University

Eric G. Kevorkian Senior Vice President, Chief Legal Officer & Secretary

•Senior Vice President, Chief Accounting Officer of BXP since May 2016, with responsibility for overseeing BXP’s financial reporting, property accounting and tax compliance and providing transactional support on capital markets activity
•Executive Vice President, Chief Financial Officer and Treasurer of Paramount Group, Inc., a REIT focused on Class A office properties in New York City, Washington, DC and San Francisco, from March 2015 to March 2016
•Various positions at BXP from 1986 to 2015, including Senior Vice President, Finance and Capital Markets with responsibility for overseeing its accounting, financial reporting, financial analysis and tax functions and participated extensively in investor relations matters
•Member of Nareit’s Best Financial Practices Council
•Board member of the Boston Athletic Academy, a non-profit inner city youth development organization that combines athletics with education
•Received a BS, magna cum laude, from Eastern Nazarene College

Michael R. Walsh Senior Vice President, Chief Accounting Officer

52 BXP / 2025 Proxy Statement

Principal and Management Stockholders
The table below shows the amount of BXP common stock and units of partnership interest in our Operating Partnership beneficially owned as of February 12, 2025 by:
•each director and nominee for director;
•each of our named executive officers (“NEOs”);
•all directors and executive officers of BXP as a group; and
•each person known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock.
On February 12, 2025, there were:
•158,209,602 shares of our common stock outstanding;
•15,730,882 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by BXP, Inc.), each of which is redeemable for one share of BXP common stock (if BXP elects to issue common stock rather than pay cash upon such redemption);
•2,798,449 long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued as part of our long-term incentive (“LTI”) program, each of which, upon the satisfaction of certain performance and service conditions, is convertible into one common unit; and
•129,963 deferred stock units outstanding.
All references in this proxy statement to LTIP units exclude LTIP units issued pursuant to 2023 Multi-Year Long-Term Incentive Plan (“MYLTIP”) awards, 2024 MYLTIP awards and 2025 MYLTIP awards because the three-year performance periods for these awards had not ended by February 12, 2025. LTIP units issued pursuant to 2023 MYLTIP awards, 2024 MYLTIP awards and 2025 MYLTIP awards are collectively referred to herein as “Unearned Performance Awards.” None of our directors, nominees for director or NEOs beneficially owned any preferred units or shares of our preferred stock.
BXP / 2025 Proxy Statement 53

/	Principal and Management Stockholders

Common Stock			Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1) (#)	Percent of Common Stock(2) (%)	Number of Shares and Units Beneficially Owned(1) (#)	Percent of Common Stock and Units(3) (%)

Directors, Nominees and Named Executive Officers(4)
Bruce W. Duncan(5)	21,000	**	35,973	**
Carol B. Einiger(6)	50,026	**	68,009	**
Diane J. Hoskins	13,163	**	13,163	**
Mary E. Kipp	542	**	8,271	**
Joel I. Klein	19,686	**	36,759	**
Douglas T. Linde(7)	183,563	**	719,208	**
Matthew J. Lustig(8)	27,555	**	47,486	**
Timothy J. Naughton	2,835	**	2,835	**
Julie G. Richardson	—	**	—	**
Owen D. Thomas(9)	12,102	**	712,713	**
William H. Walton, III	7,436	**	19,299	**
Derek Anthony (Tony) West	7,207	**	8,624	**
Michael E. LaBelle	22,645	**	224,801	**
Bryan J. Koop	10,761	**	142,155	**
Hilary J. Spann	7,271	**	52,689	**
All directors and executive officers as a group (22 persons)(4)	414,460	**	2,633,545	1.49%
5% Holders
The Vanguard Group(10)	23,446,379	14.82	23,446,379	13.26%
BlackRock, Inc.(11)	18,575,604	11.74	18,575,604	10.51%
Norges Bank (The Central Bank of Norway)(12)	12,695,570	8.02	12,695,570	7.18%
State Street Corporation(13)	12,135,782	7.67	12,135,782	6.86%
*    Unless otherwise indicated, the address is c/o BXP, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.
**    Less than 1%.
1.The number of shares of BXP common stock “beneficially owned” is determined under rules issued by the SEC. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes the number of shares of BXP common stock issuable to directors upon settlement of deferred stock units on or within 60 days after February 12, 2025. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of BXP common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Under the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units) have the right to redeem the units for cash or, at BXP’s option, shares of BXP common stock, subject to certain conditions. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote these units on any of the matters presented at the 2025 annual meeting.
54 BXP / 2025 Proxy Statement

Principal and Management Stockholders	/
2.The total number of shares outstanding used in calculating this percentage assumes the conversion into shares of BXP common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.
3.The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units (assuming conversion in full into common units) are presented to the Operating Partnership for redemption and are acquired by BXP for shares of BXP common stock, (b) does not separately include outstanding common units held by BXP, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, and (c) the conversion into shares of BXP common stock of all deferred stock units the receipt of which has not been deferred to a date later than 60 days after February 12, 2025.
4.Includes the number of shares of common stock and deferred stock units shown in the table below. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, the number of common units and LTIP units shown in the table below. Excludes Unearned Performance Awards.

Name	Common Stock(a) (#)	Deferred Stock Units(b) (#)	Common Units (#)	LTIP Units(a) (#)

Bruce W. Duncan	21,000	—	—	14,973
Carol B. Einiger	18,000	32,026	—	17,983
Diane J. Hoskins	13,163	—	—	—
Mary E. Kipp	542	—	—	7,729
Joel I. Klein	—	19,686	—	17,073
Douglas T. Linde	183,563	—	—	535,645
Matthew J. Lustig	10,000	17,555	—	19,931
Timothy J. Naughton	2,835	—	—	—
Owen D. Thomas	12,102	—	—	700,611
William H. Walton, III	—	7,436	—	11,863
Derek Anthony (Tony) West	4,808	2,399	—	1,417
Michael E. LaBelle	22,645	—	—	202,156
Bryan J. Koop	10,761	—	—	131,394
Hilary J. Spann	7,271	—	—	45,418
All directors and executive officers as a group (22 persons)	335,359	79,101	157,846	2,061,239
a.Includes the following unvested shares of common stock and unvested LTIP units: Mr. Duncan — 2,835 LTIP units; Ms. Einiger — 2,835 LTIP units; Ms. Hoskins — 2,835 shares of common stock; Ms. Kipp — 2,835 LTIP units; Mr. Klein — 2,835 LTIP units; Mr. Linde — 110,453 LTIP units; Mr. Lustig — 2,835 LTIP units; Mr. Naughton — 2,835 shares of common stock; Mr. Walton — 2,835 LTIP units; Mr. West — 1,418 LTIP units and 1,417 shares of common stock; Mr. LaBelle — 35,653 LTIP units and 9,223 shares of common stock; Mr. Koop — 27,300 LTIP units; and Ms. Spann — 40,684 LTIP units and 7,271 shares of common stock.
b.Excludes deferred stock units, the settlement of which has been deferred to a date later than 60 days after February 12, 2025 and will be paid out in a lump sum on a specified date or in ten annual installments following the date of the director’s cessation of service pursuant to deferral elections as follows: Mr. Duncan — 9,999 and Ms. Kipp — 5,502; and all directors and executive officers as a group — 15,502 (see “Compensation of Directors—Deferred Compensation Program” on page 58).
5.Includes 21,000 shares of common stock held indirectly through a trust of which Mr. Duncan is the beneficiary and trustee.
6.Includes 8,000 shares of common stock held indirectly through a trust of which Ms. Einiger is the beneficiary and trustee.
7.Includes (x) 700 shares of common stock held by Mr. Linde’s spouse for which Mr. Linde has shared voting and dispositive power and (y) 2,100 shares of common stock held by Mr. Linde’s children.
8.Includes 10,000 shares of common stock held indirectly through a trust of which Mr. Lustig is the beneficiary and trustee.
9.Includes 1,152 shares of common stock held in two trusts for the benefit of members of Mr. Thomas’ immediate family of which Mr. Thomas is a co-trustee. Mr. Thomas disclaims beneficial ownership of all shares of common stock held by the trusts except to the extent of his pecuniary interest therein.
BXP / 2025 Proxy Statement 55

/	Principal and Management Stockholders
10.Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard does not have sole voting power with respect to any shares of common stock and has shared voting power with respect to 316,534 shares of common stock, sole dispositive power with respect to 22,684,658 shares of common stock and shared dispositive power with respect to 761,721 shares of common stock.
11.Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 23, 2024. BlackRock’s address is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 16,747,579 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
12.Information regarding Norges Bank (The Central Bank of Norway) (“Norges Bank”) is based solely on a Schedule 13G/A filed by Norges Bank with the SEC on November 12, 2024. Norges Bank’s address is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. The Schedule 13G/A indicates that Norges Bank has sole voting and dispositive power with respect to all of the shares of common stock.
13.Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G/A filed by State Street with the SEC on January 30, 2024. State Street’s address is State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114-2016. The Schedule 13G/A indicates that State Street does not have sole voting or dispositive power with respect to any shares of common stock and has shared voting power with respect to 7,791,872 shares of common stock and shared dispositive power with respect to 12,111,568 shares of common stock.
56 BXP / 2025 Proxy Statement

Compensation of Directors
At our 2022 annual meeting of stockholders, our stockholders approved the Boston Properties, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”), effective January 1, 2022. The Director Compensation Plan sets forth the cash and equity compensation that is paid to our non-employee directors in a specific, formulaic manner.
Directors who are also employees of BXP or any of its subsidiaries (i.e., Messrs. Thomas and Linde) receive no additional compensation for their services as directors.
Components of Director Compensation
Cash Retainers
Non-employee directors do not receive meeting fees for attending any meeting of our Board of Directors or a committee thereof. Instead, during 2024, we paid our non-employee directors the following cash retainers for Board and committee service under the Director Compensation Plan:

Role/Committee	Annual Cash Retainer(1)(2) ($)	Committee Chair Retainer(1)(2) ($)	Committee Member Retainer(1)(2) ($)

All Non-Employee Directors for Board Services	85,000
Chairman of the Board(2)	125,000
Lead Independent Director(2)	50,000
Audit Committee		20,000	15,000
Compensation Committee		15,000	10,000
NCG Committee		15,000	10,000
Sustainability Committee		15,000	10,000
1.The sum of all cash retainers is payable in quarterly installments in arrears, subject to proration for periods of service less than a full quarter in length.
2.A retainer is only payable to the Chairman of the Board if the Board appoints an independent Chairman. Otherwise, a retainer is paid to the Lead Independent Director. The retainer payable to the Chairman or the Lead Independent Director is in addition to all other retainers to which the Chairman or the Lead Independent Director may be entitled, and the retainers payable to each committee chair are in addition to the retainers payable to all members of the committee.
Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.
Equity Compensation
The Director Compensation Plan provided for grants of equity to non-employee directors in 2024 as follows:
•Annual Grant. Each continuing non-employee director received, on the fifth business day after the 2024 annual meeting of stockholders, an annual equity award with an aggregate value of $165,000.
•Initial Grant. Any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, an initial equity award with an aggregate value of $165,000 (prorated based on the number of months from the date of appointment to the first anniversary of the Company’s most recently held annual meeting of stockholders).
BXP / 2025 Proxy Statement 57

/	Compensation of Directors
•Annual and initial equity awards are made in the form of shares of restricted common stock or, if elected by the director, LTIP units (or a combination of both).
•The actual number of shares of restricted common stock and LTIP units that we granted was determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date.
•Annual and initial grants of LTIP units and restricted common stock vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.
Accordingly, on May 30, 2024, the fifth business day after our 2024 annual meeting of stockholders, the last reported sale price of a share of our common stock on the NYSE was $58.19, and we granted each of Mses. Einiger, Hoskins and Kipp and Messrs. Duncan, Klein, Lustig, Naughton, Walton and West 2,835 LTIP units and/or shares of restricted common stock.
Deferred Compensation Program
In accordance with our Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program, non-employee directors may elect to defer all cash retainers otherwise payable to them and to receive the deferred cash compensation in the form of BXP common stock or in cash following cessation of service on our Board of Directors. Each director who elects to defer his or her cash retainers is credited with a number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date.
Directors may elect to receive payment of amounts in their accounts either in (x) a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account or (y) ten (10) annual installments following the director’s cessation of service on our Board of Directors. In addition, non-employee directors who elect a deferred payout following their cessation of service may elect to change their notional investment from BXP common stock to a deemed investment in one or more measurement funds. The director may only make such an election after the director’s service on the Board ends, the effective date must be at least 180 days after the latest issuance date on which deferred stock units are credited to the director’s account, the election is irrevocable and the director may only elect to change the notional investment in 25% increments (i.e., 25%, 50%, 75% or 100%). Payment of a director’s account that has been changed to measurement funds will be made in cash instead of shares of our common stock. The measurement funds available to directors are the same as those available to our executives under our Nonqualified Deferred Compensation Plan. See “Compensation of Executive Officers—Nonqualified Deferred Compensation in 2024” on page 107.
Director Stock Ownership Guidelines
Our Board believes it is important to align the interests of our directors with those of our stockholders and that directors hold equity ownership positions in BXP. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, deferred stock units (and related dividend equivalent rights) in the Company, and LTIP units and common units in the Operating Partnership, whether vested or not, equal to at least five (5) times the value of the then-current annual cash retainer paid to non-employee directors for their service on the Board, without respect to service on committees of the Board or as Lead Independent Director or Chairman, as applicable. Until the director complies with the ownership guidelines set forth above, he or she is expected to retain all equity awards granted by the Company or the Operating Partnership (less amounts sufficient to fund any taxes owed relating to such equity awards). The deferred stock units (and related dividend equivalent rights) in the Company and LTIP units and common units in the Operating Partnership shall be valued by reference to the market price of the number of shares of our common stock issuable upon the settlement or exchange of such units assuming that all conditions necessary for settlement or exchange have been met. For purposes of valuing shares of our common stock and other equity securities valued by reference to our common stock under these ownership guidelines, the market price of our common stock used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date on which compliance with these ownership guidelines is measured.
58 BXP / 2025 Proxy Statement

Compensation of Directors	/
Director Compensation Table
The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Kelly A. Ayotte(3)	37,321	—	37,321
Bruce W. Duncan	138,091	148,500	286,591
Carol B. Einiger	110,000	148,500	258,500
Diane J. Hoskins	120,000	165,000	285,000
Mary E. Kipp	117,857	148,500	266,357
Joel I. Klein	150,247	148,500	298,747
Matthew J. Lustig	120,000	148,500	268,500
Timothy J. Naughton(3)	64,038	165,000	229,038
William H. Walton, III	95,000	148,500	243,500
Derek Anthony (Tony) West	95,000	156,750	251,750
1.Mses. Ayotte, Einiger and Kipp and Messrs. Duncan, Klein, Lustig, Walton and West deferred the cash fees they earned during 2024 and received deferred stock units in lieu thereof. The following table summarizes the deferred stock units credited to the directors’ accounts during 2024.

Name	Deferred Stock Units Earned During 2024 (#)

Kelly A. Ayotte	583.50
Bruce W. Duncan	1,968.78
Carol B. Einiger	1,567.88
Mary E. Kipp	1,690.85
Joel I. Klein	2,133.19
Matthew J. Lustig	1,711.47
William H. Walton, III	1,352.51
Derek Anthony (Tony) West	1,358.04
BXP / 2025 Proxy Statement 59

/	Compensation of Directors
2.Represents the total fair value of restricted common stock and LTIP unit awards granted to non-employee directors in 2024, as determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC Topic 718”), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 15 to our 2024 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2024 included in the annual report that accompanied this proxy statement. Our non-employee directors had the following unvested equity awards outstanding as of December 31, 2024:

Name	LTIP Units (#)	Common Stock (#)

Bruce W. Duncan	2,835	—
Carol B. Einiger	2,835	—
Diane J. Hoskins	—	2,835
Mary E. Kipp	2,835	—
Joel I. Klein	2,835	—
Matthew J. Lustig	2,835	—
Timothy J. Naughton	—	2,835
William H. Walton, III	2,835	—
Derek Anthony (Tony) West	1,417	1,418
3.On May 22, 2024, Ms. Ayotte’s service on our Board of Directors ended and Mr. Naughton was elected to our Board of Directors.
60 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or “CD&A,” sets forth our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. When we use the term “Committee” in this CD&A, we mean the Compensation Committee of BXP’s Board of Directors.

2024 Named Executive Officers (“NEOs”)

Owen D. Thomas Chief Executive Officer	Douglas T. Linde President	Michael E. LaBelle EVP, Chief Financial Officer & Treasurer	Bryan J. Koop EVP, Boston Region	Hilary J. Spann EVP, New York Region

CD&A Roadmap

›	Changes for 2025 Executive Compensation Program	89

›	Determining Executive Compensation	92
	Process for Determining Executive Compensation	92
	Compensation Advisor’s Role & Benchmarking Peer Group	92
	Role of Management in Compensation Decisions	93

›	Other Compensation Policies	94

›	Compensation Committee Report	99

BXP / 2025 Proxy Statement 61

/	Compensation Discussion and Analysis
Executive Summary
2024 BXP Performance Highlights

Diluted FFO Per Share(1) ($)		Short-Term Leasing(1) (in million SF)		Total Leasing(1) (in million SF)

Actual	7.12	Actual	3.1	Actual		5.5
Target	7.10	Target	3.1	Target	3.8

Financial Performance & Capital Management		Strong Leasing Execution(2)		Advanced Key Growth & Business Strategies

•Achieved full year 2024 diluted FFO per share of $7.12(3) under the earnings category of the 2024 Annual Incentive Plan (“AIP”)
•Increased revenue 4.1% to $3.4 billion for full year 2024
•Strengthened balance sheet and sourced additional liquidity; completed debt market activities totaling ~$3.5 billion (~$3.2 billion our share)

•Signed leases for ~5.6M SF of leasing, with a weighted-average lease term (“WALT”) of 9.8 years
•Executed BXP’s strongest leasing quarter in Q4 2024 since Q2 2019 with ~ 2.3M SF signed with a WALT of 10.3 years
•Meaningfully reduced expirations in 2026 and 2027 as a result of 2024 leasing achievements

•Acquired 725 12th Street in Washington, DC and secured anchor client for ~152,000 SF of the “to-be-constructed” premier workplace
•Executed large early renewals, including a ~378,000 SF renewal and expansion with Bain Capital and a ~413,000 SF long-term renewal with Ropes & Gray LLP
•Delivered ahead of schedule 300 Binney Street, a ~240,000 SF lab/life sciences project in Cambridge, Massachusetts that is 100% leased to the Broad Institute

Other Key 2024 Achievements

•Completed and fully placed in-service four (4) other development/redevelopment projects in 2024: 760 Boylston Street in Boston, Massachusetts, Skymark Residential in Reston, Virginia, and 103 CityPoint and 180 CityPoint both in Waltham, Massachusetts

•Raised capital in sale of a 45% interest in 290 Binney Street, a 100% pre-leased, life sciences development project located in Kendall Square in Cambridge, Massachusetts

•Maintained BXP’s industry leadership position in sustainability; awarded Nareit’s 2024 Leader in the Light Award in the office property sector, and named by TIME Magazine and Statista to the inaugural list of the World’s Most Sustainable Companies

1.The bar graph shows 2024 actual results compared to target for each of diluted funds from operations (“FFO”) per share, short-term leasing and total leasing under the 2024 AIP.
2.Includes 100% of leases signed at consolidated and unconsolidated properties (but excludes residential and hotel properties). In addition, WALT is based on lease term and square footage.
3.Represents diluted FFO per share after adjusting for the $0.02 net impact of the issuance by BPLP in August 2024 of $850 million in aggregate principal amount of senior unsecured notes. Prior to the adjustment, and as disclosed in public filings, BXP's diluted FFO per share for 2024 was $7.10. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.
62 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/
2024 Compensation Decisions & Highlights

2024 Executive Compensation Framework
In 2024, the Committee maintained the following framework:
•the percentage of target total direct compensation (“TDC”) that is variable: more than 93% of our CEO’s target TDC is “at risk,” and ~91% of our NEOs’ aggregate target TDC is “at risk”
› ~76% of our CEO’s target TDC is paid in equity
› ~68% of our NEOs’ target TDC is paid in equity
•the 2024 AIP tied cash incentives to performance versus goals in three (3) categories: (1) Earnings (diluted FFO per share), (2) Leasing, and (3) Business & Individual (“B&I”) goals. Each NEO’s cash incentive is determined formulaically, ranging from zero to a maximum opportunity of 150% of target
•Long-term incentive (“LTI”) equity compensation is allocated 55% to performance-based equity awards and 45% to time-based equity awards for our CEO; 50% to performance-based equity awards and 50% to time-based equity awards for all other NEOs
As disclosed in last year’s proxy statement, the Committee added a new, third component to the 2024 multi-year, long term incentive program (“MYLTIP”) design that measures performance against long-term leverage ratio goals (the “Leverage Component”). The 2024 MYLTIP therefore consists of three (3) components, with the Leverage Component representing 20% of the target grant date fair value, and each of the relative total stockholder return (“TSR”) component and absolute TSR component representing 40% of the target grant date fair value. The Committee believes the addition of the Leverage Component to the design of the MYLTIP supports BXP’s strategic objective of managing leverage.

2024 AIP Payouts
In January 2025, the Committee determined and approved cash incentive payments for the NEOs as provided under the 2024 AIP as follows:
•BXP’s diluted FFO per share for 2024 resulted in a payout of 103% of each NEO’s target for the earnings category
•NEOs earned short-term leasing payouts ranging from 83% to 150% of target and earned total leasing payouts ranging from 114% to 150% of target
•NEOs earned payouts for the B&I goals category ranging from 90% to 110% of target

2024 Long-Term Incentive Equity Decisions
For 2024, in recognition of the NEOs’ overall contributions and advancement of BXP’s strategies, the Committee awarded the NEOs 100% of their target LTI equity amounts (granted on January 31, 2025 and February 4, 2025). The ultimate value of these awards will depend on BXP’s performance over the multi-year performance and vesting periods. See “—2024 Executive Compensation—LTI Equity Compensation” for more information regarding these awards.

BXP / 2025 Proxy Statement 63

/	Compensation Discussion and Analysis
2024 Say-on-Pay Voting Results & Investor Outreach
For the 2024 compensation year, the Committee largely maintained the same structure, design and components for BXP’s executive compensation program, other than the addition of the new, third Leverage Component to our MYLTIP (see “—2024 Executive Compensation—LTI Equity Compensation—2024 MYLTIP Structure & Design—Leverage Component”). Prior to the 2024 annual meeting of stockholders held in May 2024, we received strong stockholder support for our executive compensation program in each of the four preceding years as evidenced by the percentage of shares cast FOR our Say-on-Pay proposal:

2023	2022	2021	2020
89.5%	90.1%	89.6%	88.6%

However, at our 2024 annual meeting, only 67.5% of our stockholders voted FOR our Say-on-Pay proposal. Although the outcome of this vote was sufficient to approve the proposal, the level of support was less than we expected and less than we desire.
In light of these results, in addition to and separately from our customary annual stockholder engagement activities, we completed a broad investor outreach effort in October 2024. Mr. Klein, our Lead Independent Director and Chair of our Compensation Committee, and Mr. Duncan, a member of the Compensation Committee and the Committee’s previous Chair, led these efforts. Together, Messrs. Klein and Duncan requested meetings with the 20 largest beneficial owners of our common stock who were entitled to vote at the 2024 annual meeting (owning in the aggregate approximately 70% of the outstanding shares of BXP common stock as of the record date) and the two (2) leading U.S. proxy advisory firms to solicit feedback on our overall executive compensation program and to better understand any specific concerns, particularly those that may have led to the lower level of support. Eight (8) of the 20 stockholders (representing approximately 35% of the outstanding shares of BXP common stock as of the record date) and one proxy advisory firm agreed to meet with Messrs. Klein and Duncan, who were joined in the meetings by our Chief Legal Officer and our Vice President, Investor Relations. The other twelve (12) stockholders declined our requests for meetings, indicating that they did not have concerns regarding our executive compensation program.
Messrs. Klein and Duncan met with and listened to feedback from the stockholders, reported the feedback to the rest of the Committee and the full Board, and the Committee responded to the feedback by making the specific changes to BXP’s executive compensation program described below.
64 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/
What We Heard & How We Responded
We value the views and feedback of our stockholders. This input and feedback is essential to how we set our strategy and refine our policies and practices, including our executive compensation program. Overall, our stockholders expressed their understanding and support for our compensation program, its structure and its alignment with our philosophy to pay-for-performance. However, through our outreach efforts, our stockholders offered some specific suggestions to improve our program. Below is a summary of the material feedback received, particularly the feedback we heard from multiple stockholders, and the actions our Committee has taken in response for the 2025 compensation year. The summary does not purport to be an exhaustive list of all the feedback received, and it does not include feedback on matters other than executive compensation.

What We Heard		How We Responded

The 40% weighting ascribed to the B&I goals category of the AIP should be reduced.
Stockholders acknowledged that B&I goals are valuable for ensuring that certain matters not specifically captured in financial or operating metrics receive the proper focus and attention of management and for holding management accountable for performance against goals in those areas. However, due to the qualitative nature of the goals, the stockholders expressed a clear preference for BXP to reduce the weighting placed on the B&I goals.
	à	Reduced the weighting of the B&I goals category from 40% to 30% (with a corresponding increase to the weighting on the earnings metric). See “—Changes for 2025 Executive Compensation Program”

Stockholders want to better understand the goal-setting process.
Stockholders wanted assurance that target goals are rigorous, particularly if a target is less than the actual results for the previous year.
à
Expanded disclosures on the Committee’s annual goal-setting process for earnings and leasing metrics, including detail of how goals are set and consideration of any external factors outside of BXP’s control that may impact the target goals.
See “—2024 Executive Compensation—Cash Compensation—2024 Annual Incentive Plan ("AIP")—2024 AIP Weightings & Categories.”

Use of TSR (whether relative or absolute) as the performance metric(s) does not fully capture BXP’s operating performance.
Stockholders suggested the inclusion of one or more operating metrics, such as EBITDAre or leverage, instead of or in addition to TSR.
à
Introduced an earnings-based component to the 2025 MYLTIP – growth in diluted FFO per share over a three-year period relative to a custom peer group of office REITs. Last year, the Committee added a new leverage-based component to the 2024 MYLTIP.
See “—Changes for 2025 Executive Compensation Program—2025 MYLTIP Structure & Design.”

Stockholders expressed a clear preference for the inclusion of a relative TSR component rather than an absolute TSR component, and multiple stockholders suggested integrating the two (2) components into one (1) component.
Stockholders indicated they would like to see a governor that avoids excessive payouts if absolute TSR is negative.
à
Eliminated the standalone absolute TSR component and added an absolute TSR modifier to the relative TSR component, which would reduce the payouts when absolute TSR is negative, regardless of relative TSR performance, but also increase the payout when absolute TSR exceeds certain hurdle percentages.
See “—Changes for 2025 Executive Compensation Program—2025 MYLTIP Structure & Design.”

BXP / 2025 Proxy Statement 65

/	Compensation Discussion and Analysis
Our Executive Compensation Program
Executive Compensation Philosophy
The objectives of our executive compensation program are to:
•attract and retain talented and experienced executives in the commercial real estate markets in which we operate,
•provide target total compensation opportunities to be competitive with companies in our benchmarking peer group, considering the skill sets required to implement our strategy and the market for such talent (see “—Determining Executive Compensation—Compensation Advisor’s Role & Benchmarking Peer Group—Benchmarking Peer Group”),
•align our NEOs’ compensation with the Company’s strategy and business objectives for creating long-term value for our stockholders without encouraging unnecessary or excessive risk-taking,
•provide NEOs incentives to achieve key corporate and regional goals by linking formulaically annual cash incentive awards to the achievement of those goals, as well as goals tailored for each individual, and
•provide a majority of target TDC opportunity for the NEOs in the form of LTI equity awards, a majority of which are performance-based (55% for our CEO) and the value of which is dependent on achievement of pre-established performance objectives as well as BXP’s TSR.
Components of Executive Compensation

Component	Why We Pay It

Base Salary	Provide a fixed, competitive level of cash compensation that reflects the NEO’s leadership role, job function, and the market rate for the executive’s experience and responsibilities

Annual Cash Incentive
Reward NEOs for the achievement of annual financial, operational and strategic goals that drive stockholder value, thereby aligning our NEOs’ interests with those of our stockholders
•Annual cash incentives for each NEO are linked to performance against goals in three (3) weighted categories, and each NEO has target and maximum incentive opportunities that allow for payouts ranging from 0 to 150% of target

Performance-Based Equity (MYLTIP)
Align the interests of our NEOs with those of our stockholders
Motivate, retain and reward NEOs to achieve multi-year, strategic business objectives that are intended to drive company and executive outperformance
•For 2024, MYLTIP was designed to create a direct link between executive pay and TSR performance and the achievement of a target financial operating measure that supports the Company’s strategic objective of managing leverage
•Enhance executive officer retention with 100% vesting after completion of a three-year performance period (i.e., “cliff vesting”), with one additional year of post-vesting transfer restrictions

Time-Based Equity
Align the interests of our NEOs with those of our stockholders
Motivate, retain and reward NEOs to achieve multi-year, strategic business objectives that drive absolute TSR outperformance
•Create a direct link between executive pay and absolute TSR performance
•Enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards

66 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/
Compensation Governance Practices
The following table highlights key features of our executive compensation program.

What We Do	What We Don’t Do

93% of our CEO’s target TDC is at risk. As a group, more than 90% of our NEOs’ target TDC is at risk. The vast majority of target TDC is variable (i.e., not guaranteed); salaries comprise a small portion of each NEO’s total compensation opportunity.
No tax gross-ups. We do not provide any new executive with tax gross-ups for payments made in connection with a change of control.

No hedging, pledging or short sales. We do not allow hedging, pledging or short sales of Company securities.

Incentive pay linked to pre-established goals. Annual cash incentives for our NEOs are linked to performance against goals in three (3) categories, and each NEO has target and maximum incentive opportunities.

Risk mitigation factors in compensation policies and procedures. Our compensation policies do not encourage unnecessary or excessive risk taking by our NEOs because, among other reasons, incentive compensation is not based on a single performance metric, it covers both short-term and long-term business objectives, and we do not guarantee minimum payouts.

76% of our CEO’s target TDC is granted in equity. We align the interests of our CEO with those of our long-term investors by awarding 76% of his target TDC in the form of equity, 55% of which consists of performance-based equity awards. For our NEOs as a group, 68% of their target TDC is in the form of equity, 50% of which consists of performance-based equity awards.

No stock option repricing. We do not allow for the repricing of stock options.

Capped incentive and LTI awards. We have caps on annual cash and long-term equity incentives.
We do not pay full dividends on unearned performance-based LTI awards. Recipients of performance-based LTI equity awards receive only 10% of the dividends paid on a share of BXP common stock (to support the units’ characterization as profits interests for federal tax purposes) unless and until they are earned.

Clawback policy. We have a clawback policy that requires the recovery of any erroneously awarded incentive-based compensation in the event of a financial restatement.

Stock ownership guidelines for all executives. We have robust stock ownership guidelines for our executives (for our CEO, 6.0x base salary).

Independent compensation consultant. We engage an independent compensation consultant to advise the Committee.

BXP / 2025 Proxy Statement 67

/	Compensation Discussion and Analysis
2024 Executive Compensation
2024 Annual Target Compensation
In January of each year, the Committee establishes a target TDC for each NEO by considering competitive benchmarking data, position, level of responsibility and experience, and, for our EVPs, our CEO’s and President’s recommendations, and for our President, our CEO’s recommendations. Targets are reviewed annually and adjusted if the Committee determines that it is appropriate to do so. The Committee may also adjust target compensation to reflect changes in or new responsibilities for a particular executive. In considering the appropriate annual target amounts for each component for 2024, the Committee considered the headwinds impacting the commercial real estate industry (e.g., continued inflation, elevated interest rates, etc.), the uncertain economic conditions globally and nationally, as well as any specific challenges our NEOs were expected to face in 2024 in light of market conditions or otherwise.
For 2024, the Committee (1) maintained the same base salaries for Messrs. Thomas, Linde and LaBelle and approved a modest increase in Mr. Koop’s base salary of $10,000, or approximately 2.3%, (2) maintained identical target cash incentive amounts for each NEO for 2024 (representing no change in target cash incentive amounts for the third consecutive year), and (3) approved increases in target LTI equity awards for all NEOs except Mr. Koop (5.0% for our CEO and 7.3% in the aggregate for Messrs. Thomas, Linde, LaBelle and Koop). The Committee’s decisions to increase or maintain 2024 target pay levels for each component was intended to maintain competitiveness with market pay opportunities, as well as the factors described in “—Determining Executive Compensation—Process for Determining Executive Compensation.” The foregoing excludes year-over-year changes in Ms. Spann’s compensation because she did not become an NEO until 2024.
The target TDC for 2024 for each NEO was as follows:

Name	Salary ($)	Target Incentive ($)	Target LTI Equity ($)	Total Target Compensation ($)

Owen D. Thomas	950,000	2,350,000	10,500,000	13,800,000
Douglas T. Linde	800,000	1,900,000	6,800,000	9,500,000
Michael E. LaBelle	550,000	1,250,000	3,000,000	4,800,000
Bryan J. Koop	450,000	1,250,000	1,600,000	3,300,000
Hilary J. Spann	450,000	1,000,000	1,550,000	3,000,000
Variable or “at-risk” pay, consisting of annual cash incentives and LTI equity awards, constitutes the vast majority of our executive compensation. Having a significant portion of our executives’ compensation at risk more closely aligns their interests with our long-term interests and those of our stockholders. For our CEO and NEOs as a group, variable pay for 2024 was more than 93% and approximately 91%, respectively, of target TDC. This emphasis on variable pay allows the Committee to reward good performance and penalize poor performance. The following graphics illustrate the mix between fixed pay (base salary) and variable pay incentives (short-term incentives in the form of cash incentives and long-term incentives in the form of both time-based and performance-based LTI equity awards) for our CEO and the NEOs as a group, in each case, based on 2024 target compensation levels.
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Target TDC Mix

Compensation Component	CEO	NEOs (as a group)
Salary	6.9%	9.3%

Cash Incentive	17.0%	22.5%

LTI Equity Compensation	76.1%	68.2%

–– At Risk
Cash Compensation
Base Salary
The base salary for each NEO is intended to provide a fixed level of compensation that reflects the NEO’s leadership role and the relative market rate for similarly situated executives in the NEO’s position. The Committee determines whether to adjust base salaries based on various factors, including benchmarking versus peers and changes in individual duties and responsibilities. Any increases to base salaries are generally determined in January of the compensation year and become effective in February.
In January 2024, the Committee maintained the same base salaries for Messrs. Thomas, Linde and LaBelle and increased Mr. Koop’s base salary by approximately 2.3% (or $10,000). In January 2025, the Committee determined to maintain the same base salaries for all NEOs for 2025. Base salaries for 2023, 2024 and 2025, and the year-over-year change, as applicable, are set forth below.

Name	2023 Base Salary ($)	2024 Base Salary ($)	Year-over-Year (% Change)	2025 Base Salary ($)	Year-over-Year (% Change)

Owen D. Thomas	950,000	950,000	0	950,000	0
Douglas T. Linde	800,000	800,000	0	800,000	0
Michael E. LaBelle	550,000	550,000	0	550,000	0
Bryan J. Koop	440,000	450,000	2.3	450,000	0
Hilary J. Spann	N/A*	450,000	N/A*	450,000	0
*    Ms. Spann became an NEO in 2024.

BXP / 2025 Proxy Statement 69

/	Compensation Discussion and Analysis
2024 Annual Incentive Plan (AIP)
Incentive Opportunity
Under the 2024 AIP, each NEO had a target incentive opportunity expressed in a fixed dollar amount. Actual earned amounts under the plan may range from zero to 150% of target, depending on performance versus the annual goals in each category, with payout interpolated for performance between Threshold and Maximum.

Performance Level for Each Category	Payout (% of Target)

>= Maximum	150
Target	100
Threshold	50
<Threshold	Zero
2024 AIP Weightings & Categories
As part of the Committee’s annual executive compensation process, in January 2024, the Committee reviewed and reassessed the AIP, including its categories and weightings. Based on its review of the AIP, the Committee concluded that the categories and weightings for 2023 remained appropriate for 2024. The performance measurement categories and weighting of each category for the 2024 AIP are below. For 2025, the Committee has modified the categories and weightings to use EBITDAre for the Earnings category with a weighting of 40% and reduced the weighting of the B&I goals to 30%. See “—Changes for 2025 Executive Compensation Program—2025 Annual Incentive Plan” for more information.

	Weightings (%)
Annual Cash Incentive Performance Measures	Thomas	Linde	LaBelle	Koop	Spann

Earnings (FFO per Share)	30	30	30	20	20
Leasing (Short-Term and Total)
Overall BXP	30	30	30
Regional				40	40
Business & Individual Goals
Overall BXP	40	40
Finance			40
Regional				40	40
Total	100	100	100	100	100
Each year, with input from the CEO and President, the Committee establishes the goals under the AIP with the objective of directly linking each executive’s performance against the goals to the amount of the annual cash incentives paid to such executive. Since the adoption of the AIP framework in 2020, the Committee has generally used the same process to ensure that the goals are sufficiently rigorous and motivate our executives to meaningfully advance BXP’s business strategies.

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AIP Category	Why We Use It

Earnings (FFO per share)
Diluted FFO per share is the earnings metric most commonly used by investors and analysts to evaluate the performance of REITs, both on an absolute and relative basis, and it drives BXP’s stock performance. As such, the Committee considers this to be an important, company-wide performance metric that is objective, guides business strategies and ensures alignment of the interests of our executives with those of our stockholders. Under the AIP, actual diluted FFO per share is subject to adjustment (in the discretion of the Committee) for acquisitions, dispositions, early debt redemption charges and similar events that can not be predicted at the time the Company provides diluted FFO per share guidance to investors and thus are not included therein.

How We Set Target

The 2024 AIP target for diluted FFO per share was $7.10, the midpoint of BXP’s 2024 diluted FFO per share guidance that was publicly announced to investors in late January 2024.
Each year, the primary drivers of BXP’s diluted FFO per share guidance are expected revenue from contractual leases, speculative leasing projections that would lead to additional GAAP revenue during the year, the expected delivery of development/redevelopment projects, projected interest expense, property operating expenses and general and administrative (“G&A”) expense. The process for determining earnings and diluted FFO per share guidance is meticulous and includes a property-by-property analysis across all of BXP’s regions (consistent with the leasing goal setting process described below).
The target diluted FFO per share of $7.10 represented a projected 2.5% (or $0.18) decrease compared to actual 2023 diluted FFO per share. BXP was transparent in its January 2024 public announcement that the primary driver of the decline was the projected increase in total interest expense for 2024 of approximately $0.31 per share, a macroeconomic factor outside of BXP's control.
Due to the anticipated persistence of high interest rates through 2024, notwithstanding that the targets reflected a reduction from the Company’s actual 2023 diluted FFO per share, the Committee believed the 2024 target diluted FFO per share of $7.10 was rigorous and appropriate in recognition of the significant external forces expected to impact BXP’s performance in 2024.

BXP / 2025 Proxy Statement 71

/	Compensation Discussion and Analysis

AIP Category	Why We Use It

Leasing	The square footage of leases executed in a given year is an objective measure fundamental to the Company’s short-term and long-term success. It links corporate and regional leasing performance by formula to the amounts paid. The leasing goals are categorized as short-term and total to encourage the executives to focus on current addressable vacancies and near-term roll-over and avoid scenarios in which leasing goals are met solely due to unexpected early renewals. The leasing goals are tailored to individual responsibilities, with regional-level leasing goals for Ms. Spann, Mr. Koop and the other regional EVPs, and corporate-level goals for our CEO, President and CFO.

How We Set Targets

The Committee establishes specific leasing goals at the property level, then aggregates the goals by region, which then feed into corporate, company-wide leasing goals. The process of setting the leasing goals each year begins by analyzing the amount of currently vacant space in the Company’s portfolio, the amount of space covered by leases with near-term maturities and the amount of space covered by leases with terms that expire more than twelve (12) months later (i.e., 2025 and beyond for purposes of the 2024 AIP). The Committee also considers the potential difficulty in successfully leasing the space. This process includes factoring potential leases that are already subject to a letter of intent or the terms of which are under negotiation at the time the goals are established, and it also considers the probability of signing early lease renewals more than one year prior to lease maturity. For example, in some years, there may be less square footage covered by expiring leases that could be included in the leasing goals compared to other years. During more robust economic conditions, BXP may also have a leasing target for new development starts that could have a material impact on the overall leasing volumes. Therefore, the quantitative leasing goals under the AIP differ from year to year – sometimes materially – based on leasing activity the Committee determines is reasonably possible.

In addition, the Committee factors the overall health of the economies in the regions in which the Company operates and the expected impact those conditions will have on leasing demand. The Committee considers the totality of these factors when setting the threshold and maximum payout opportunities. The Committee believes the consistent process by which it sets the leasing goals each year helps ensure that they are rigorous.
For 2024, the Committee established the following targets for short-term and total leasing: 3.1 million square feet and 3.8 million square feet, respectively, which represent an increase of approximately 8% for the short-term goal and an increase of 2% for the total leasing goal, in each case, as compared to actual 2023 leasing totals. The Committee determined these leasing targets were appropriately rigorous in light of the leasing opportunities available in 2024 in our operating asset portfolio and our development pipeline, the anticipated impacts of the slowing economy on our clients’ operations and long-term decision-making, and the weakened supply and demand fundamentals in certain of our markets.

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AIP Category	Why We Use It

Business & Individual Goals
One of the Committee’s primary objectives when establishing B&I goals each year, including in 2024, is to set annual goals that meaningfully advance the Company’s strategy for sustainable, long-term growth and value creation despite the short-term window for assessing performance against these goals. In some cases, it is not possible to assess an executive’s performance against certain Business & Individual goals based on quantitative outcomes; therefore, in assessing performance, the Committee also considers the importance of each goal with the overall business strategy to ensure continued success, growth and resilience. In addition, the relative importance of some goals may be greater in one year than in another, depending on the circumstances when the Committee establishes the goals.
For the CEO and President, B&I goals relate to overall corporate strategy and executive management, as well as a subset of regional priorities. The CFO’s B&I goals relate to balance sheet management, capital raising, and other Finance Department priorities. For each of Ms. Spann, Mr. Koop and the other regional EVPs, B&I goals are based on regional priorities.

How We Set & Assess Performance Against B&I Goals

All B&I goals are similarly established at the beginning of each year.
Business goals include milestone-oriented objectives related to acquisitions, dispositions, delivering development and construction projects on time and budget, achieving the desired returns on investments, securing entitlements for future development projects, launching new developments, the opportunistic use of joint ventures, and the management of capital expenditures and general and administrative expense.
Individual goals include personal leadership and professional development goals, improving operational efficiency, employee development and succession planning, and sustainability priorities for each executive.
In assessing performance, the Committee considers absolute and/or relative performance outcomes against B&I goals, both individually and overall, as well as the context in which they were achieved (e.g., degree of difficulty, importance to BXP, headwinds and tailwinds during the year and other similar factors), but no specific weightings are ascribed to each of the B&I goals.

2024 NEO Scorecards
We use a “scorecard” approach for our incentive determinations. This approach is intended to reflect a comprehensive analysis by the Committee of corporate, regional and individual performance based on performance in three (3) categories: (i) Earnings (FFO per share), (ii) Leasing and (iii) Business & Individual goals.
Set forth in the following tables is a summary of each NEO’s 2024 performance measures and weightings, with specific threshold, target and maximum payout opportunities for each of the diluted FFO per share and leasing performance categories, and the principal B&I goals, along with each NEO’s performance results. The following scorecards include only the most material Business & Individual goals for each NEO that the Committee considered in assessing 2024 performance.

BXP / 2025 Proxy Statement 73

/	Compensation Discussion and Analysis

Owen D. Thomas
Performance Category	Weighting		Threshold	Target	Maximum	2024 Results	Category Payout %

Earnings (FFO per Share)			$6.75	$7.10	$7.45	$7.12	103.0
Leasing (in square feet)		Short-term	1.9M	3.1M	4.3M	3.1M	100.0
		Total	2.3M	3.8M	5.3M	5.5M	150.0
Business & Individual Goals							100.0
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 108.4%

Principal Accomplishments under 2024 B&I Goals
☑	Provide leadership and support to management team to complete 2024 operational and capital goals
☑	Grow private equity relationships and raise private equity capital for residential development pipeline and NYC developments, as market conditions permit
☑	Maintain personal engagement with key clients, counterparties and private equity investors to generate for BXP commercial opportunities, such as leasing, new investments and joint venture capital
☑	Assist investor relations team in developing enhanced investor-targeting strategy and remain active in investor relations activities by maintaining accessibility and visibility to BXP shareholders
☑
Lead the completion of a comprehensive review of the BXP portfolio, including both buildings and land, to categorize assets and define specific criteria for strategic planning purposes (i.e., long-term hold, refreshment, disposition, entitlement or development)

☑	Oversee leadership transition in West Coast regions following reorganization
☑	Collaborate with BXP’s President to complete an organizational review to assess delegated authorities and update, as necessary
☑	Collaborate with the Human Resources Department to oversee and moderate, as appropriate, staffing levels to ensure alignment between workload and resources
☑	Continue to mentor BXP executives to advance succession planning strategy
☑
Leverage role and industry stature to promote BXP’s premier workplace differentiator, REITs generally and certain other sector-specific initiatives for the benefit of BXP (e.g., importance of in-person work)

☑	Assist BXP’s Board of Directors and the Nominating & Corporate Governance Committee to recruit one or more director candidates and refresh BXP’s new director pipeline
☑	Oversee BXP’s progress toward 2025 net-zero operations goal and assist in the development of BXP’s strategy for achieving the goal, including assessing offset procurement options
74 BXP / 2025 Proxy Statement

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2024 Business & Individual Goals Assessment
In assessing Mr. Thomas’ performance against his B&I goals, the Committee also considered the relative importance of the goals and the context in which they were achieved in determining that, overall, Mr. Thomas earned 100% funding for this category (out of a maximum possible funding level of 150%). Most notably, Mr. Thomas:
•provided steady leadership to BXP’s employees, stockholders and Board of Directors during a year that was challenged by critical economic and industry-specific factors, including persistent elevated interest rates, uncertain corporate earnings growth for S&P 500 companies and our clients generally, and continued negative office sentiment.
•supported management’s successful achievement of its critical business, operational and financial goals in furtherance of BXP’s commitment to maximize shareholder value.
•successfully achieved all of his individual and organizational goals that were primarily aimed at strengthening BXP’s internal structure, culture, and long-term sustainability in furtherance of BXP’s strategy for long-term value creation. In particular, Mr. Thomas continued to provide direct mentorship to key executives as part of BXP’s executive leadership succession planning, including with Mr. Rod Diehl as part of the West Coast leadership transition and reorganization.
◦The Committee acknowledged that these organizational and individual goals are not always immediately measurable by financial outcomes, but they believe Mr. Thomas’ achievement of all of these goals strengthened BXP’s foundation for long-term success.
•remained active in investor outreach efforts, through, among other things, participation in numerous U.S. and international investor conferences, meeting more than 300 firms in 2024, some of which multiple times throughout the year. Mr. Thomas also assisted the Investor Relations Department with its strategy and report to the Board.
•oversaw BXP’s sustainability activities. BXP maintained its industry leadership in sustainability and continued to be recognized as such. BXP was awarded, among other awards and recognition, Nareit’s 2024 Leader in the Light Award for the office property sector. This award is the highest achievement for Office REITs and acknowledges BXP’s leadership in demonstrating outstanding sustainability practices throughout the year.
BXP / 2025 Proxy Statement 75

/	Compensation Discussion and Analysis

Douglas T. Linde
Performance Category	Weighting		Threshold	Target	Maximum	2024 Results	Category Payout %

Earnings (FFO per Share)			$6.75	$7.10	$7.45	$7.12	103.0
Leasing (in square feet)		Short-term	1.9M	3.1M	4.3M	3.1M	100.0
		Total	2.3M	3.8M	5.3M	5.5M	150.0
Business & Individual Goals							100.0
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 108.4%

Principal Accomplishments under 2024 B&I Goals
☑	Provide leadership and support to the management team to complete 2024 operational and capital goals, including direct oversight of progress towards company-wide leasing, development and capital spending goals
☑	Directly oversee regional leasing teams to ensure regional leasing goals are met
☑	Directly manage and mentor leaders of numerous key corporate functions, including the Sustainability, Information Systems and Legal Departments, and oversee and support specified initiatives within those departments
☑	Maintain strong engagement with broader group of investors and support to BXP’s Investor Relations Department in its outreach efforts and development and execution of strategies to attract new investors and extend investor reach
☑
Contribute to BXP’s CEO’s efforts to complete a comprehensive review of the BXP portfolio, including both buildings and land, to categorize assets and define specific criteria for strategic planning purposes (i.e., long-term hold, refreshment, disposition, entitlement or development)

☑	Drive initiatives to increase process automation in accounting and operations, as appropriate
☑	In collaboration with multiple departments, enhance operational efficiency
☑	Oversee transition of new senior property management leader and provide direct mentorship
☑	Counsel executive leader in expanded responsibilities of the management of a specified function to optimize performance
☑	Oversee consolidation of building engineering principles, technology and energy management to drive consistency in practices, efficiencies and effectiveness
☑	Oversee relocation of specified regional offices with particular focus on capital optimization
☑	Actively monitor development and execution of strategies to achieve 2025 net-zero operations goal
76 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/

2024 Business & Individual Goals Assessment
In assessing Mr. Linde’s performance against his B&I goals, the Committee also considered the relative importance of the goals and the context in which they were achieved in determining that, overall, Mr. Linde earned 100% funding for this category (out of a maximum possible funding level of 150%). Most notably, he:
•provided direct oversight over progress toward achieving company-wide leasing, development and capital spending goals. In particular, Mr. Linde’s direct involvement in many of the leasing transactions was instrumental to BXP’s leasing success in 2024. He provided structuring, pricing and negotiating advice to the regional leasing teams that resulted in approximately 5.6 million square feet of leasing with a WALT of 9.8 years, which represented BXP’s strongest leasing year since 2019. In addition, the Q4 2024 leasing total of more than 2.3 million square feet represented BXP’s strongest leasing quarter since Q2 2019 and approximately 130% of BXP’s historical 10-year leasing average for Q4.
•directly supervised BXP’s Sustainability, Information Systems, and Legal Departments and oversaw the advancement and/or achievement of key functional initiatives, including the multi-year leadership transition plans for two (2) of the departments to ensure effective integration.
•continued strong engagement with stockholders and supported BXP’s 2024 investor outreach efforts, including with prospective and existing investors at numerous REIT and financial conferences.
•successfully achieved all of his individual and organizational goals that were primarily aimed at strengthening BXP’s internal structure, culture, and long-term sustainability in furtherance of BXP’s strategy for long-term value creation. In particular, the Committee acknowledged that Mr. Linde possesses in-depth knowledge of the business, which has earned the respect of both investors in the industry and BXP’s workforce, which he leverages to drive value for the Company.
BXP / 2025 Proxy Statement 77

/	Compensation Discussion and Analysis

Michael E. LaBelle
Performance Category	Weighting		Threshold	Target	Maximum	2024 Results	Category Payout %

Earnings (FFO per Share)			$6.75	$7.10	$7.45	$7.12	103.0
Leasing (in square feet)		Short-term	1.9M	3.1M	4.3M	3.1M	100.0
		Total	2.3M	3.8M	5.3M	5.5M	150.0
Business & Individual Goals							90.0
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 104.4%

Principal Accomplishments under 2024 B&I Goals
☑	Extend or refinance specified maturing debt
☑	Evaluate and make recommendation(s), as applicable, on BXP’s dividend policy and strategy
☑	Minimize operational deficiencies year-over-year
☑	Evaluate feasibility and attractiveness of a commercial paper program as a funding source
☑	Implement a newly installed financial modeling application and outsourcing system for specified accounting processes
☑	Implement specified automation processes in accounting to enhance departmental efficiencies
☑	Complete migration to new travel expense management platform
☑	Source private equity capital for residential development projects
☑
Enhance investor outreach efforts by completing (1) a specified number of non-deal roadshows and conferences with targeted investor types (e.g., generalists and REIT-dedicated investors) and (2) new targeted analysis and strategy to complete specified number of new touchpoints

☑	Update strategy for frequency and content of investor conferences and materials
☑	Collaborate with Information Systems Department to document cybersecurity program governance and control activities
☑	Actively manage specified organizational priorities in the Finance Department

78 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/

2024 Business & Individual Goals Assessment
In assessing Mr. LaBelle’s performance against his B&I goals, the Committee also considered the relative importance of the goals and the context in which they were achieved in determining that, overall, Mr. LaBelle earned 90% funding for this category (out of a maximum possible funding level of 150%). Most notably, Mr. LaBelle:
•Accomplished capital raising goals by raising an aggregate of approximately $3.5 billion (our share totaled approximately $3.2 billion) in the debt and capital markets. Mr. LaBelle oversaw the completion of:
◦$2.3 billion of unsecured financings consisting of a new $500 million commercial paper program, a new $100 million unsecured term loan, a $850 million senior unsecured notes offering, an increase in total commitment under the revolving credit facility by $185 million to $2.0 billion and a one-year extension of a $700 million unsecured term loan; and
◦$851 million (our share) of secured financing transactions collateralized by five (5) assets.
•Meaningfully expanded BXP’s investor outreach program with targeted outreach efforts that generated new investor touchpoints and strengthen existing investor relationships through participation in REIT-dedicated and non-REIT-dedicated conferences and events.
•Organizationally, enhanced internal structure, culture, and long-term sustainability of the Finance Department through the implementation of new software and automation systems to improve efficiencies, and diligently evaluated other systems and software for possible future implementation, and leveraged the skills of senior leaders in the Department to address issues, enhance overall performance and productivity of the departments.
Despite Mr. LaBelle’s achievement of the majority of his B&I goals, the Committee’s determination to award Mr. LaBelle less-than-target payout (90%) for this category was primarily due to a change in BXP’s 2024 business plan projection for an asset that was acquired. Although the change resulted in an immaterial, non-cash fair value interest charge that was proactively disclosed in the first quarter of 2024, the Committee noted that Mr. LaBelle’s 2024 B&I goals included objectives related to his oversight and management of those responsible for the projections, resulting in the less-than-target payout.
BXP / 2025 Proxy Statement 79

/	Compensation Discussion and Analysis

Bryan J. Koop
Performance Category	Weighting		Threshold	Target	Maximum	2024 Results	Category Payout %

Earnings (FFO per Share)			$6.75	$7.10	$7.45	$7.12	103.0
Leasing (in square feet)		Short-term	320.9K	534.8K	748.8K	907.3K	150.0
		Total	179.0K	798.3K	1.1M	1.8M	150.0
Business & Individual Goals							110.0
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 124.6%

Principal Accomplishments under 2024 B&I Goals
☑	Commence construction and meet milestones for specified project in the Boston region
☑	Deliver specified projects on time and within budget, including 180 CityPoint, 103 CityPoint and 760 Boylston Street with refinement of economics for each project to enhance returns, as appropriate
☑	Generate new investment opportunities for BXP consideration
☑	Strategically execute initiatives related to 290 Binney Street development project and maintain schedule and budget
☑	Obtain certificate of occupancy and achieve rent commencement for 300 Binney Street development project
☑	Advance milestones for specified future residential development project, including securing special permits, completing due diligence process and sourcing capital for the project
☑	Complete plans, entitlement and/or other strategic initiatives for specified projects in anticipation of future development or redevelopment activity
☑	Complete construction of or maintain schedule for amenities projects at 890 Winter Street, 200 West Street, 200 Clarendon Street and Atlantic Wharf
☑	Accomplish specified regional organizational priorities, including reorganization of specified department and completion of new regional office
☑	Demonstrate tangible commercial outcomes from client interactions and research and widely share research and learnings across BXP
80 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/

2024 Business & Individual Goals Assessment
In assessing Mr. Koop’s performance against his B&I goals, the Committee also considered the relative importance of the goals and the context in which they were achieved in determining that, overall, he earned 110% funding for this category (out of a maximum possible funding level of 150%). Most notably, Mr. Koop:
•successfully led BXP’s largest and most complex region to exceed its leasing goals in 2024 and to generate approximately 37% of BXP’s net operating income in 2024.
•successfully maintained development schedules for two (2) Cambridge, Massachusetts projects: 290 Binney Street and 300 Binney Street, and in the case of 300 Binney Street, obtained the necessary certificate of occupancy and delivered the project one (1) month early allowing for rent commencement sooner than budgeted.
•provided strong leadership to his regional team and meaningful progress towards organizational enhancements and efficiencies for the overall benefit of BXP, including the successful design and completion of the new regional office.
BXP / 2025 Proxy Statement 81

/	Compensation Discussion and Analysis

Hilary J. Spann
Performance Category	Weighting		Threshold	Target	Maximum	2024 Results	Category Payout %

Earnings (FFO per Share)			$6.75	$7.10	$7.45	$7.12	103.0
Leasing (in square feet)		Short-term	674.3K	1.1M	1.6M	969.5K	83.0
		Total	748.9K	1.2M	1.7M	1.4M	114.0
Business & Individual Goals							100.0
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 100.0%

Principal Accomplishments under 2024 B&I Goals
☑	Generate new investment opportunities for BXP consideration
☑	Actively pursue specified new investment opportunity
☑	Complete demolition for East Side Access development at 343 Madison Avenue and commence excavation
☑	For seven (7) specified assets/campuses across regional portfolio, complete designs, drawings, plans, entitlement and/or other strategic initiatives, and complete construction of projects planned for 2024, as applicable
☑	Pursue feasibility of specified transactions, including land dispositions and purchases of fee positions, to the extent accretive to BXP
☑	Finalize plan and commence roll-out of new strategic property management initiative
☑	Continue to hone and leverage corporate finance knowledge and skills to expand shareholder relationships and support other regions in transaction structuring
☑	Provide input to senior management on ideas for increased corporate-level efficiencies
☑	Accomplish specified regional organizational and operational priorities, including staffing review of specified department to optimize productivity, oversee leadership transitions of specified departments and integrate teams for increased efficiencies
82 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/

2024 Business & Individual Goals Assessment
In assessing Ms. Spann’s performance against her B&I goals, the Committee also considered the relative importance of the goals and the context in which they were achieved in determining that, overall, she earned 100% funding for this category (out of a maximum possible funding level of 150%). Most notably, Ms. Spann:
•generated new investments for BXP with long-term value creation potential. The region (1) entered into agreements in 2024 to form a new joint venture to develop a residential tower in Jersey City, New Jersey, the region’s first residential development opportunity, and (2) secured for BXP an opportunity to be a co-developer of a site commonly known as Site K that is owned by the State of New York and located adjacent to BXP’s 3 Hudson Boulevard development site.
•engaged with New York, industry and capital markets networks on behalf of BXP at conferences and events, and leveraged those relationships to gain knowledge beneficial to BXP.
•organizationally, strengthened the regional leadership team with new members in key departments that have already made meaningful contributions to the region’s and BXP’s performance.
Based on the foregoing, the Committee awarded annual cash incentives to the NEOs for 2024 as follows:

Name	2024 Target Annual Cash Incentive ($)	2024 Actual Annual Cash Incentives ($)	2024 Actual as (% of Target)

Owen D. Thomas	2,350,000	2,547,400	108.4
Douglas T. Linde	1,900,000	2,059,600	108.4
Michael E. LaBelle	1,250,000	1,305,000	104.4
Bryan J. Koop	1,250,000	1,557,500	124.6
Hilary J. Spann	1,000,000	1,000,000	100.0
LTI Equity Compensation
The LTI component of our NEOs’ compensation is granted in the form of equity awards consisting of a mix of time-based and performance-based awards. The ultimate value, if any, of these awards is driven significantly by our TSR.
Time-Based Equity Awards
The time-based LTI equity awards granted to the NEOs for 2024 performance consisted of LTIP units or restricted shares of our common stock that generally vest in equal, annual installments over four years (25% per year), subject to acceleration in certain circumstances (e.g., qualified retirement, death or disability, and certain qualifying terminations following a change in control). See “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards.”
Performance-Based Equity Awards – Multi-Year Long-Term Incentive Program (MYLTIP)
The performance-based portion of LTI equity awards is granted under our MYLTIP. We grant MYLTIP awards to provide incentives for the achievement of financial and operating goals that support BXP’s strategic objectives and long-term TSR performance, over a multi-year period. The 2024 MYLTIP awards link the ultimate payouts directly by formula to our TSR performance and leverage over a three-year measurement period. For a discussion of changes made to the 2025 MYLTIP, see “—Changes for 2025 Executive Compensation Program—2025 MYLTIP Structure & Design.”
BXP / 2025 Proxy Statement 83

/	Compensation Discussion and Analysis
Allocation of LTI Equity Awards
Equity Compensation Mix

Compensation Component	CEO	Other NEOs
Time-Based LTI	45%	50%

Performance-Based LTI	55%	50%

2024 LTI Equity Awards for 2023 Performance
Our executives receive their LTI equity awards in January or February of the year following the applicable performance year. In February 2024, our executives were granted LTI equity awards for 2023 performance. Based on the performance of the executives who were NEOs in 2023, the Committee awarded the dollar values set forth below for performance-based and time-based equity awards to the NEOs on February 6, 2024, and February 2, 2024, respectively, which reflect 100% of each NEO’s target LTI equity award value for 2023. In February 2024, Ms. Spann received 100% of her LTI equity awards, or $1,400,000, in the form of time-based awards for 2023 performance. Ms. Spann was not an NEO in the years prior to 2024.

Executive	Total LTI Equity Awards ($)	Performance- Based LTI Equity Awards ($)	% of Total Equity (%)	Time-Based LTI Equity Awards ($)	% of Total Equity Awards (%)

Owen D. Thomas	10,000,000	5,500,000	55	4,500,000	45
Douglas T. Linde	6,300,000	3,150,000	50	3,150,000	50
Michael E. LaBelle	2,500,000	1,250,000	50	1,250,000	50
Bryan J. Koop	1,600,000	800,000	50	800,000	50
The 2024 MYLTIP awards were denominated in a fixed number of LTIP units. The number of LTIP units initially issued to each award recipient on the grant date is the maximum number of units that the award recipient may earn under the 2024 MYLTIP (it is not a projection of the number of units the executive will actually earn). The 2024 MYLTIP awards have a three-year performance period (February 6, 2024 to February 5, 2027) and an additional one-year, post-vesting holding period (see “—2024 MYLTIP Structure & Design—Other Features of 2024 MYLTIP”). Following the completion of the three-year performance period, the Committee will determine the final payout based on computations from our independent valuation consultant for this plan. If the number of units initially awarded exceeds the number of units ultimately earned, then the award recipient must forfeit the excess. Therefore, while the award of 2024 MYLTIP units was partially in recognition of performance in 2023, award recipients must continue to perform over the three-year term of the 2024 MYLTIP to earn any of the MYLTIP units and hold the units for an additional year. As a result, recipients can not monetize the awards until at least four years after the grant date.
2024 MYLTIP Structure & Design
In late 2023, the Committee, with the assistance of FW Cook, undertook a comprehensive review of the MYLTIP design to assess, among other things, the effectiveness of the plan’s primary objectives of aligning the interests of our NEOs with those of our stockholders and motivating, retaining and rewarding our NEOs by directly linking executive pay with long-term performance. In its review, the Committee considered the appropriate metrics on which it should assess long-term performance, as well as the metrics utilized by BXP’s benchmarking peer group against which the Company’s pay and compensation practices are assessed. After consideration, the Committee modified the design of the 2024 MYLTIP to add the Leverage Component, a new, third component that measures performance against a target non-GAAP leverage ratio – BXP’s Share of Net Debt to BXP’s Share of
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Compensation Discussion and Analysis	/
EBITDAre – cash (Annualized) (the average of such ratio, the “Average Leverage Ratio”). The Committee believes the addition of the Leverage Component to the design of the MYLTIP provides a balance between using only market-based TSR measures in prior MYLTIP designs and a financial operating measure that supports BXP’s strategic objective of managing leverage. As a result, the 2024 MYLTIP consists of the following three (3) components with the corresponding weighting for each component:

2024 MYLTIP Component	Weighting

Relative TSR	40%
Absolute TSR	40%
Average Leverage Ratio	20%
Each component provides a payout opportunity ranging from zero to 200% of a target number of LTIP units based on BXP’s relative and absolute TSR performance and the achievement of the target Average Leverage Ratio over a three-year performance period.
Relative TSR Component
Forty percent (40%) of the 2024 MYLTIP grant value was awarded in the form of LTIP units that can be earned based on BXP’s three-year, annualized TSR (“rTSR”) relative to a customized peer index (the “Custom Index”) as follows (the “Relative TSR Component”):

BXP Annualized TSR Relative to Custom Index	Percentage of Target MYLTIP Units that are Earned

>= +1,000 basis points	200%
0 basis points	100%
<= -1,000 basis points	Zero
The payout for performance between levels outlined in the table above will be interpolated on a straight-line basis.
For purposes of measuring relative performance, the 2024 MYLTIP awards provide that BXP’s TSR shall be compared to the TSR of the Custom Index consisting of the following seven (7) office REITs:

Custom Index

Douglas Emmett, Inc.	Kilroy Realty Corporation	Vornado Realty Trust
Empire State Realty Trust	Paramount Group, Inc.
Hudson Pacific Properties, Inc.	SL Green Realty Corp.
The purpose of using a peer group is to provide a mechanism for comparing our relative performance against competitors; however, the Company does not have a directly comparable peer in the public market and often competes with larger, privately-capitalized companies for which performance data is not readily available, if at all. The Custom Index includes only office REITs that are most similar to the Company in terms of asset type, asset quality, and having full-scale operations in one or more of the U.S. gateway markets in which the Company operates.
For determining the TSR of the Custom Index, the weighting ascribed to each company in the Custom Index was fixed as of the grant date based on its relative market capitalization as determined by our valuation expert.
BXP / 2025 Proxy Statement 85

/	Compensation Discussion and Analysis
Absolute TSR Component
Another forty percent (40%) of the 2024 MYLTIP grant value was awarded in the form of LTIP units that can be earned based on BXP’s non-annualized, cumulative absolute TSR (“aTSR”) during the three-year performance period as follows (the “Absolute TSR Component”):

BXP Cumulative aTSR	Percentage of Target MYLTIP Units that are Earned

>= +60%	200%
+10%	100%
<= -40%	Zero
The payout for performance between levels outlined in the table above will be interpolated on a straight-line basis.
The Committee added the Absolute TSR Component during its re-design of the MYLTIP in 2020, in part, as an “offsetting” feature to limit the scenarios in which our investors may suffer losses due to a decline in aTSR while our NEOs realize above-target payouts for rTSR outperformance, helping to align our NEOs’ interests with our stockholders while providing incentive to outperform our peers. Beginning with the 2025 MYLTIP, the Absolute TSR Component will no longer be a standalone component of the MYLTIP design, but will instead modify the payout, if any, under the Relative TSR Component. See “2025 MYLTIP Structure & Design” below for more details.
Leverage Component
The remaining twenty percent (20%) of the 2024 MYLTIP grant value was awarded in the form of LTIP units that can be earned based on BXP’s Average Leverage Ratio during the three-year performance period. The Average Leverage Ratio is calculated as of the end of the three-year performance period for the 2024 MYLTIP and will equal the average of (A) and (B) below:

(A)	BXP’s Share of Net Debt as of September 30, 2026

BXP’s Share of EBITDAre – cash for the quarter ended September 30, 2026 x 4

(B)	BXP’s Share of Net Debt as of December 31, 2026

BXP’s Share of EBITDAre – cash for the quarter ended December 31, 2026 x 4

To calculate the Leverage Component at the end of the performance period, we will use the same calculations of BXP’s Share, EBITDAre, EBITDAre – cash, BXP’s Share of EBITDAre – cash (Annualized) and Net Debt as set forth in our Supplemental Operating and Financial Data reports furnished to the SEC on Form 8-K in connection with the quarterly reporting of our results of operations and financial condition.
The Leverage Component provides a payout opportunity ranging from zero to 200% of a target number of LTIP units based on BXP’s performance relative to the target Average Leverage Ratio. In establishing the threshold, target and maximum performance hurdles under this component, the Committee set the hurdles at average ratios that it believes are sufficiently rigorous yet achievable and consistent with the Company’s strategic plan. Similar to the methodology discussed above for operational targets under the 2024 AIP, such as diluted FFO per share, the Committee considered internal goals and projections, market conditions, and other factors when setting the performance hurdles for the Leverage Component.
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Compensation Discussion and Analysis	/
Other Features of 2024 MYLTIP
Distributions. During the three-year performance period, holders of 2024 MYLTIP Units are not entitled to receive full distributions on the 2024 MYLTIP Units. Instead, to support the units’ characterization as profits interests for tax purposes, the holders of the units are entitled to receive only a partial distribution on each unit equal to ten percent (10%) of the dividend payable on a share of BXP common stock. In addition, BXP will make a “catch-up” cash payment on the 2024 MYLTIP Units that are ultimately earned (if any) in an amount equal to the regular and special dividends, if any, declared during the performance period on BXP common stock, less the distributions paid to holders of 2024 MYLTIP Units during the performance period on all of the awarded 2024 MYLTIP Units.
Post-vesting Transfer Restrictions. Subject to the provisions on “Qualified Retirement” and the other terms of the award agreement, after the three-year performance period, all earned 2024 MYLTIP Units shall be deemed “vested.” Still, earned 2024 MYLTIP Units under the Relative TSR Component and Absolute TSR Component (“Earned TSR-Based MYLTIP Units”) may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, Earned TSR-Based MYLTIP Units, if any, shall vest as of February 5, 2027, but may not be monetized until February 5, 2028.
2025 LTI Awards for 2024 Performance
On January 22, 2025, the Committee approved LTI equity awards to NEOs for 2024 performance using the same mix of time-based, full-value equity awards and performance-based MYLTIP awards for NEOs as in prior years. The 2025 MYLTIP awards were denominated in a fixed number of LTIP units.
In recognition of the NEOs’ performance, and overall contributions to and advancement of BXP’s strategies, in 2024, the Committee awarded the dollar values set forth below for performance-based and time-based equity awards granted to the NEOs on February 4, 2025 and January 31, 2025, respectively. These total LTI equity award amounts reflect 100% of each NEO’s target LTI award value for 2024.

Executive*	Total LTI Equity Awards ($)	Total LTI Equity Awards as % of Target (%)	Performance-Based LTI Equity Awards ($)	% of Total Equity Awards (%)	Time-Based LTI Equity Awards ($)	% of Total Equity Awards (%)

Owen D. Thomas	10,500,000	100	5,775,000	55	4,725,000	45
Douglas T. Linde	6,800,000	100	3,400,000	50	3,400,000	50
Michael E. LaBelle	3,000,000	100	1,500,000	50	1,500,000	50
Bryan J. Koop	1,600,000	100	800,000	50	800,000	50
Hilary J. Spann	1,550,000	100	775,000	50	775,000	50
Total	23,450,000		12,250,000	52	11,200,000	48
The aggregate target number of 2025 MYLTIP units for all NEOs is approximately 171,519 LTIP units, and an aggregate payout opportunity ranging from zero (0) to a maximum of 343,039 LTIP units. The share price used for determining the number of 2025 MYLTIP units granted to executives was $71.666 (the average closing price per share of our common stock on the NYSE for the five (5) trading days prior to and including February 4, 2025). The fair value of the 2025 MYLTIP awards is generally amortized into earnings over the three-year plan period under the graded vesting method (unless accelerated in certain circumstances such as a “Qualified Retirement” as defined under “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards”). The awards are divided into three (3) components with differing weightings: rTSR Component (40%), FFO per Share Growth Component (40%) (see “—Changes for 2025 Executive Compensation Program—2025 MYLTIP Structure &”) and Leverage Component (20%). In general, the Company will not make any expense adjustments over the three-year plan period for the rTSR component. However, with respect to the FFO per Share Growth and Leverage Components, each quarter the Company will assess the number of LTIP units that it estimates will be earned and will account for any increase or decrease in the number of LTIP units as a cumulative adjustment to expense in that period. Under ASC Topic 718, the aggregate grant-date fair value of 2025 MYLTIP awards to NEOs was approximately $12.25 million.
BXP / 2025 Proxy Statement 87

/	Compensation Discussion and Analysis
Realized Pay vs. Reported Pay for MYLTIP Awards
The total compensation of our NEOs, as reported in the 2024 Summary Compensation Table, is calculated under SEC rules, which require us to show the grant date fair value of equity and equity-based awards. The Committee believes realized pay better measures compensation for an annual period than reported pay because a significant portion of our NEOs’ compensation consists of long-term, performance-based equity MYLTIPs, and the ability of our executive officers to realize value from MYLTIP awards is contingent on the Company’s performance over a multi-year performance period. In contrast to realized pay, reported pay is the accounting value of MYLTIP awards granted in the given period, which may or may not be realized in the future.
As illustrated in the following chart and table, our CEO realized ~55% of the reported pay for the MYLTIP awards for which the measurement periods have ended in the last five (5) years. These outcomes underscore the difference in reported pay versus realized pay and substantiate the alignment of our executives’ compensation with our investors’ experiences.

■ - Interim Valuations for MYLTIPs for which the performance periods have not ended
1.The performance period for the 2022 MYLTIP ended on January 31, 2025. The 2022 MYLTIP awards were divided into two (2), equally weighted components: a Relative TSR Component (50%) and an Absolute TSR Component (50%). The schedule of payouts (as a percentage of target) corresponding to different performance levels under each of the Relative TSR and Absolute TSR Components was the same as those used in the 2023 and 2024 MYLTIP awards. Based on BXP’s rTSR for the three-year performance period, which was 1.71% below the custom index, and aTSR for the three-year performance period, which was -24.6%, the 2022 MYLTIPs paid out at 57% of the target number of MYLTIP units.
2.Realized Pay as % of Reported Pay percentages shown for the 2023 and 2024 MYLTIP are estimates as of December 31, 2024, based on interim valuations, including interim valuations performed by our independent valuation consultant. Actual results could differ materially from the interim valuations.

	2018 MYLTIP	2019 MYLTIP	2020 MYLTIP	2021 MYLTIP	2022 MYLTIP	Total (2018-2022 MYLTIP)

Reported Pay	$4,339,000	$4,375,000	$4,977,500	$4,977,500	$5,197,500	$23,866,500
Realized Pay	$1,736,268	$2,844,397	$1,453,216	$4,854,381	$2,245,095	$13,133,357
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Compensation Discussion and Analysis	/
Changes for 2025 Executive Compensation Program
Based on the feedback we received from our investor outreach efforts following the 2024 Say-on-Pay results, the Committee modified the design and structure of our AIP and MYLTIP for the 2025 compensation year.
2025 Annual Incentive Plan
The Committee made two (2) key modifications to the AIP design for 2025:
1.reduced the weighting of the B&I Goals category from 40% to 30%, and increased the weighting on the earnings category by 10% (from 30% to 40% for Messrs. Thomas, Linde and LaBelle, and from 20% to 30% for Regional EVPs, including Ms. Spann and Mr. Koop); and
2.replaced FFO per share with BXP’s Share of EBITDAre as the metric in the earnings category.
EBITDAre, as defined and used under the 2025 AIP, is the same as the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”). BXP reports EBITDAre, including BXP’s Share of EBITDAre, in certain of its public materials, including the quarterly supplemental operating and financial data reports that accompany BXP’s earnings releases. The new EBITDAre metric under the 2025 AIP will be measured as BXP’s Share of EBITDAre (1) on a regional basis for Ms. Spann and Mr. Koop and (2) on a company-wide basis for Messrs. Thomas, Linde and LaBelle, in each case, against the respective regional or company-wide target.
Target regional and company-wide EBITDAre align with our annual internal operating plans, which also correspond to the earnings and FFO guidance that is publicly announced to investors in late January. Under the terms of the 2025 AIP, EBITDAre is subject to adjustment (in the discretion of the Committee) for acquisitions, dispositions, and similar transactions and circumstances that can not be predicted at the time the Company determines the EBITDAre targets and thus are not included therein. In addition, in determining actual earned amounts under the EBITDAre category, actual results within a +/- 0.5% range of the target will be calculated as earning a payout of 100% of target.
The Committee believes the use of EBITDAre provides each regional executive with more direct responsibility and opportunity for the outcomes in the region in which he or she manages while continuing to hold the corporate executives responsible for company results, in each case, supporting BXP’s strategic objective of managing expenses and directly linking each executive’s pay with performance. The weighting for the EBITDAre in the earnings category is 40% for Messrs. Thomas, Linde and LaBelle, and 30% for the Regional EVPs, including Ms. Spann and Mr. Koop, an increase of 10% as compared to the weighting of the FFO per share metric it replaced.
BXP / 2025 Proxy Statement 89

/	Compensation Discussion and Analysis
The following table summarizes the performance measurement categories and weightings under the modified 2025 AIP.

	Weightings (%)
Annual Cash Incentive Performance Measures	Thomas	Linde	LaBelle	Koop	Spann

Earnings (BXP’s Share of EBITDAre)
Overall BXP	40	40	40
Regional				30	30
Leasing (Short-Term and Total)
Overall BXP	30	30	30
Regional				40	40
Business & Individual Goals
Overall BXP	30	30
Finance			30
Regional				30	30
Total	100	100	100	100	100
2025 MYLTIP Structure & Design
Based on the feedback received from BXP’s investors during the targeted investor outreach meetings, the Committee considered, among other things, the appropriate metrics on which it should assess long-term performance. The specific feedback received from investors included (i) preference for metrics directly representing company performance over measures that are more representative of market trends such as TSR, (ii) concerns over executives having the opportunity to earn above-target payouts on the rTSR component even if aTSR is negative, and (iii) suggestions to integrate aTSR and rTSR into one award. Based on this feedback and the Committee’s assessment of the effectiveness of the MYLTIP, the Committee modified the 2025 MYLTIP as follows:

2025 MYLTIP Component	Weighting	Change from 2024 MYLTIP

Relative TSR with aTSR Modifier	40%	Eliminated standalone aTSR component; added aTSR as modifier
Relative FFO per Share Growth	40%	New financial metric added to replace standalone aTSR component
Average Leverage Ratio	20%	No change
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Compensation Discussion and Analysis	/
aTSR Modifier to Relative TSR Component
Under the 2025 MYLTIP, the Relative TSR Component will continue to be earned based on BXP’s three-year, annualized TSR compared to the Custom Index as calculated based on the same terms and conditions as under the 2024 MYLTIP. Once the number of LTIP units earned based on rTSR performance is determined (such units, the “Earned rTSR Units”), the Earned rTSR Units, if any, will then be multiplied by the corresponding percentage set forth in the table below based on aTSR performance (the “aTSR Modifier”), provided that: (x) the aTSR Modifier is capped in that it may not increase the number of Earned rTSR Units above the number of Earned rTSR Units that are eligible to be earned at “maximum” or 200% of the target MYLTIP units for the Relative TSR Component; and (y) in the event that rTSR performance is greater than target and aTSR performance is negative, the aTSR Modifier will reduce the number of Earned rTSR Units by multiplying the payout by 75%; provided that, the application of the aTSR Modifier may not reduce the Earned rTSR Units below the number of Earned rTSR Units earned at “target.” There shall be no aTSR Modifier if aTSR performance is between 0% and 15%.

aTSR Performance	aTSR Modifier

>=25%	125%
0-15%	100%
<=0%	75%
The aTSR Modifier for aTSR performance between 15% and 25% will be calculated using linear interpolation.
New Relative FFO per Share Growth Component
Under the 2025 MYLTIP, the new relative FFO per share growth component is measured based on BXP’s relative, three-year, diluted FFO per share growth (“FFO per Share Growth”) compared to the weighted-average FFO per Share Growth of the same Custom Index used under the Relative TSR Component for the same period, with “growth” calculated as a three-year, cumulative compound annual growth rate, as follows:

BXP FFO per Share Growth Relative to Custom Index	Percentage of Target MYLTIP Units that are Earned

>= +1,000 basis points	200%
0 basis points	100%
<= -1,000 basis points	Zero
The payout for performance between levels outlined in the table above will be interpolated on a straight-line basis.
BXP / 2025 Proxy Statement 91

/	Compensation Discussion and Analysis
Determining Executive Compensation
Process for Determining Executive Compensation
Consistent with the prior year’s process, in January 2024, our Committee established target TDC opportunities for each of our NEOs consisting of base salary, target annual cash incentive and target long-term incentive grant value. When establishing target TDC levels, the Committee considered a variety of factors, including:
•industry and market conditions;
•the Company’s financial and strategic performance, on both an absolute basis and versus competitors;
•market compensation data among comparable companies;
•individual executive past performance, future potential, roles and responsibilities, experience, retention risk and succession planning;
•total NEO compensation over time, both on an awarded basis and on a realized basis after forfeitures; and
•current and evolving practices and trends among our peers, the market generally, and other input from FW Cook.
The Committee evaluated the pre-established performance goals under the 2024 AIP to determine earned annual incentives for 2024 (refer to page 83). The Committee determined 2025 LTI equity grant values (earned for 2024) by reference to the targets established at the beginning of the year (refer to page 87). The ultimate earned value of these LTI equity awards will depend on our relative FFO per share growth, our stock’s performance on both a relative and an absolute basis, and our executives’ leverage management over the three-year performance period.
Compensation Advisor’s Role & Benchmarking Peer Group
Compensation Advisor’s Role
In 2024, the Committee again retained FW Cook as its independent, third-party compensation consultant. FW Cook advises the Committee on the reasonableness of executive compensation levels compared to those of other similarly situated companies, consults on the structure of our executive compensation program to optimally support our business objectives and advises the Committee on executive compensation trends among REITs and the broader market. FW Cook reports directly to the Committee and only provides services to management under the Committee’s purview. A representative of FW Cook attends meetings of the Committee, as requested, and communicates with the Committee Chair and management between meetings. Consistent with its charter and as required by SEC rules and NYSE listing standards, the Committee considered all factors relevant to FW Cook’s independence from management before retaining FW Cook as its consultant.
Benchmarking Peer Group
The Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, compensation must be competitive with other large public real estate companies with which we compete for executive talent. The Committee uses industry peer group data to assess and determine pay for our executive officers. However, other REITs in the office sector and other sectors are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Committee with insight across the peer group into market pay levels for each element of compensation and target TDC of executive officers having similar titles and responsibilities to our NEOs, market trends, “best” governance practices and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Committee uses it as the starting point when setting our executive compensation. However, market data is one of many factors the Committee considers when setting target pay opportunities.
FW Cook advised the Committee that size, as measured by total capitalization, best depicts the scale, complexity and breadth of the Company’s operations and the amount of capital and assets managed, and therefore is the most appropriate scope measure for peer company selection. Following a review of the peer group for 2023, FW Cook recommended, and the Committee agreed, to maintain the same peer group for 2024. Notably, fourteen (14) out of the sixteen (16) members of this benchmarking peer group also listed BXP as a peer company in their 2024 proxy statements.
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Compensation Discussion and Analysis	/
The following table provides the names and key information for each peer company:

Company	Sector	Location	Total Capitalization (in millions)(1) ($)

Alexandria Real Estate Equities, Inc.	Office	Pasadena, CA	34,059
American Tower Corporation	Specialty	Boston, MA	135,943
AvalonBay Communities, Inc.	Multifamily	Arlington, VA	39,369
Digital Realty Trust, Inc.	Specialty	Austin, TX	79,553
Douglas Emmett, Inc.	Office	Santa Monica, CA	10,875
Essex Property Trust, Inc.	Multifamily	San Mateo, CA	25,804
Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	18,059
Kilroy Realty Corporation	Office	Los Angeles, CA	9,722
Prologis, Inc.	Industrial	San Francisco, CA	135,289
Regency Centers Corporation	Shopping Center	Jacksonville, FL	18,503
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	89,960
SL Green Realty Corp.	Office	New York, NY	10,795
UDR, Inc.	Multifamily	Highlands Ranch, CO	21,479
Ventas, Inc.	Health Care	Chicago, IL	39,849
Vornado Realty Trust	Office	New York, NY	19,176
Welltower Inc.	Health Care	Toledo, OH	97,468
Median			29,932
BXP, Inc.	Office	Boston, MA	32,032
Relative Percentile Rank			52%-ile
Source: S&P Capital IQ. Data as of December 31, 2024.
1.Total capitalization includes debt and the book value of any preferred stock.
The benchmarking review was based, in part, on information disclosed in the peer companies’ proxy statements filed in 2024 (the latest year for which comprehensive data were publicly available).
Role of Management in Compensation Decisions
Our CEO and President make recommendations to the Committee on the compensation of the other executive officers, and our CEO makes recommendations to the Committee on the compensation of our President, in each case, based on their assessment of performance versus corporate and individual goals and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). The Committee makes all executive compensation decisions.
BXP / 2025 Proxy Statement 93

/	Compensation Discussion and Analysis
Other Compensation Policies
Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control
All time-based equity awards made after 2014 include “double-trigger” vesting, meaning that if there is a “change of control” and the awards are not otherwise canceled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” This policy regarding acceleration of vesting upon a change of control aligns with current best practices while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders. Although certain senior officers, including our CEO, were entitled to single-trigger vesting under their employment agreements, the Committee requested, and those executives voluntarily agreed to, the change. The Committee believes that this demonstrates its and management’s responsiveness to stockholders and that the policy addresses two (2) key objectives:
•Aligning executives’ interests with stockholders’ interests: When a change of control may be imminent, it is important to ensure that executives’ interests are aligned with stockholders to maximize stockholder value.
•Minimizing conflicts of interest: Double-trigger vesting in the context of a potential change of control (1) reduces distraction and the risk that executives leave the Company before a transaction is completed and (2) prevents executives from receiving a windfall because executives’ time-based equity vests only if their employment is terminated.
Clawback Policy
In October 2023, our Board adopted a new Compensation Recovery Policy, or “clawback” policy, to comply with the requirements of Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and NYSE (“New Clawback Policy”). The New Clawback Policy requires us to recover from covered executive officers any erroneously awarded incentive-based compensation that is earned, granted or vested based on the achievement of a financial reporting measure during the three (3) fiscal years preceding the date on which the Company determines it is required to prepare a material financial restatement. The New Clawback Policy applies to all incentive-based compensation received by covered executive officers on or after October 2, 2023, that is in excess of the amount that would have been received had it been calculated based on the restated financial statements. However, compensation received prior to October 2, 2023 remains subject to the terms of our prior clawback policy (“Prior Clawback Policy”). Our Prior Clawback Policy allows us to recoup “excess compensation” from certain executive officers in the event of an accounting restatement due to material non-compliance with any financial reporting requirement. “Excess compensation” includes annual cash incentive and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three (3) years preceding the publication of the restated financial statements, that the Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements. The New Clawback Policy has been filed as an exhibit to our Annual Report on Form 10-K.
Gross-Up for Excess Parachute Payments
In January 2014, we adopted a formal “no tax gross-up” policy with respect to our senior executives. Under this policy, we will not make or promise to make any tax gross-up payment to any senior executive in the future other than payments in accordance with obligations existing at the time of the policy’s adoption or under arrangements applicable to our management employees generally, such as a relocation policy. The employment agreements we have entered into with senior executives since 2013, including our current and past employment agreements with our CEO, Mr. Thomas, do not provide for tax gross-up payments. Accordingly, this policy formalized the Committee’s then-existing practice with respect to tax gross-ups. In addition, our Senior Executive Severance Plan and Executive Severance Plan provide that executives who become eligible to participate in these plans after 2013 will not be entitled to any tax gross-up payments under the plans.
94 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/
Policy Concerning Hedging and Pledging Transactions
Transactions such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an employee or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, we prohibit all employees, including our executive officers, and directors from engaging in short sales and derivative transactions, purchasing our securities on margin and pledging our securities as collateral for a loan.
Mandatory Minimum Equity Ownership Policy for Senior Executives
To align the interests of senior management with those of our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, we have a policy that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary

Chief Executive Officer	6.0x
President	5.0x
Senior Executive Vice President	5.0x
Executive Vice President, Chief Financial Officer	3.0x
Executive Vice President, Regional Manager	2.0x
Senior Vice President	1.5x

à
CEO Mandatory Minimum			CEO Actual Stock Ownership

6x	base salary		53x	base salary

Based on the last reported sale price of a share of BXP common stock on the NYSE on February 12, 2025, Mr. Thomas’ actual stock ownership represents approximately 53 times his base salary, substantially greater than the mandatory minimum equity requirement. In fact, Mr. Thomas acquired approximately $1.0 million in BXP’s common stock prior to joining BXP in 2013. Including those shares, since 2013, Mr. Thomas has never sold any shares of BXP common stock or redeemed any units in BPLP.
If an executive’s ownership falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until the executive again attains the target multiple.
Employees hired or promoted to senior management positions will have five (5) years beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that are counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options are not counted.
BXP / 2025 Proxy Statement 95

/	Compensation Discussion and Analysis
LTIP Units
Since 2003, we have used a class of partnership interests in our Operating Partnership, called long-term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially, they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units offer executives a long-term incentive comparable to restricted stock while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.
Under the MYLTIP awards, during the performance period, holders of LTIP units will receive distributions equal to one-tenth (1/10th) of the amount of regular quarterly distributions paid on a common unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). For the 2021 MYLTIP – 2025 MYLTIP awards, following the completion of their respective three-year performance periods, BXP will also make a “catch-up” cash payment on the LTIP units that are ultimately earned in an amount equal to the regular and special dividends, if any, declared during the performance period on BXP common stock, less the aggregate distributions paid to holders of the applicable MYLTIP awards during the applicable performance period on all of the corresponding LTIP units. LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions per LTIP unit equal to the regular and special distributions payable on a common unit.
Employment Agreements
During 2024, we had employment agreements with each of our NEOs, other than Ms. Spann. (See “Compensation of Executive Officers—Employment Agreements” beginning on page 109.) For NEOs other than Mr. Thomas, these agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash incentive, twelve (12) additional months of vesting in equity-based awards and participation in our health plan for up to twelve (12) months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which the other NEOs are eligible. In return, each NEO agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our clients or employees or interfere with our relationship with our clients, suppliers, contractors, lenders, employees or with any governmental agency. We believe these agreements are fair to the NEOs and our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.
Change in Control Arrangements
We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. Although Mr. Thomas was entitled to “single-trigger” vesting upon a change in control under his original employment agreement, he has agreed to be subject to the “double-trigger” vesting policy adopted for all time-based LTI equity awards made after 2014. We also have two (2) change in control severance plans, one (1) for our President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. The two (2) change in control severance plans are “double-trigger” arrangements, providing severance benefits only upon an involuntary or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control” beginning on page 111.) Officers who became eligible under the two (2) severance plans described above prior to their amendment in January 2014 upon adoption by the Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was the market practice when these plans were adopted in 1998. Mr. Thomas is not entitled to a tax gross-up payment under his employment agreement.
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Compensation Discussion and Analysis	/
In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because senior manager positions are often eliminated following a change in control. The Committee believes that agreeing in advance to provide severance benefits in the event of an involuntary termination or constructive termination of employment following a change in control helps reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and helps ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “—Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control” above.
Perquisites
Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas has declined this benefit since 2013. We provide Messrs. Linde and Koop a monthly car allowance of $750 and all of our executive officers a designated parking space. Apart from these arrangements, we do not provide any other perquisites to our executive officers.
Deferred Compensation Plan
We offer a deferred compensation plan that permits our executives to defer up to 20% of their base salaries and incentives. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds, which serve as measurement funds. The deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to compensate for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives to ensure our benefits are competitive. See “Compensation of Executive Officers—Nonqualified Deferred Compensation in 2024” beginning on page 107.
Retirement and Health and Welfare Benefits
We have never had a traditional or defined benefit pension plan. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan. We maintain a Section 401(k) retirement plan in which all salaried employees can participate, which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($345,000 in 2024)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also generally available to our salaried employees.
Deductibility of Executive Compensation
The Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly held corporation may not deduct compensation of more than $1 million paid to any “covered employee.” To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, the possible loss of a federal tax deduction would not have a material impact on us.
Accounting for Stock-Based Compensation
We account for stock-based awards under the requirements of ASC Topic 718.
BXP / 2025 Proxy Statement 97

/	Compensation Discussion and Analysis
Assessment of Compensation-Related Risks
The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes that, because of the following factors, there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

Risk Mitigation Factors
•our policies and programs are generally intended to encourage executives to focus on long-term objectives;
•overall compensation is maintained at levels that are competitive with the market;
•the mix of compensation balances cash and equity compensation, incentives for short-term and long-term performance, and financial, operational and market-based measures;
•annual cash incentives for executives are linked to performance against goals in three (3) categories with specific weightings and each executive has target and maximum incentive opportunities with maximum payouts capped at 150% of the target amount;
•long-term equity incentives align management’s interests with those of stockholders with the performance-based components rewarding company and executive outperformance and being capped at 200% of target shares;
•except for those employees who satisfy the conditions for Qualified Retirement, all equity awards are subject to multi-year vesting (see “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards” on page 114);
•executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and
•a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.
Equity Award Grant Policy
We have a policy that annual grants to employees are approved by the Committee in late January or early February of each year, with an effective grant date immediately following the closing of the NYSE on the second trading day after we publicly release financial results for the prior year. This policy provides the necessary certainty and transparency for employees and stockholders while allowing the Committee desired flexibility. The timing of any non-routine equity grants to executive officers, including new hires and entry into new employment agreements, may be tied to the event giving rise to the award. As a result, we do not time the disclosure of material non-public information for the purpose of affecting the value or exercise price of our equity awards, including stock options. We have not granted stock options since 2013 and currently have no plans to grant stock options, stock appreciation rights or similar option-like instruments.
Our Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the grant date fair value of the option, as calculated by an independent valuation expert in accordance with ASC Topic 718. The Equity Award Grant Policy does not apply to performance-based equity awards such as the MYLTIP because of the different considerations that apply to granting such awards. For example, for performance-based equity awards, the Committee determined that the baseline share price from which TSR performance is measured for the Relative TSR Component and aTSR Modifier of the 2025 MYLTIP should be based on the average closing stock price for the five (5) consecutive trading days beginning on and including the effective date of grant.
98 BXP / 2025 Proxy Statement

Compensation Discussion and Analysis	/
Compensation Committee Report
The Compensation Committee of BXP has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee:
Joel I. Klein, Chair
Bruce W. Duncan
Timothy J. Naughton
William H. Walton, III
Derek Anthony (Tony) West
BXP / 2025 Proxy Statement 99

Compensation of Executive Officers
Summary Compensation Table
The following table shows the compensation for each of our NEOs in accordance with the requirements of Item 402(c) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Owen D. Thomas Chief Executive Officer	2024	950,000	9,324,550	(2)	2,547,400	22,128	12,844,078
	2023	950,000	9,261,028	(3)	2,721,300	31,636	12,963,964
	2022	925,000	9,157,428	(4)	2,949,250	19,110	13,050,788
Douglas T. Linde President	2024	800,000	6,160,140	(2)	2,059,600	35,942	9,055,682
	2023	800,000	5,929,505	(3)	2,200,200	38,712	8,968,417
	2022	775,000	5,837,052	(4)	2,384,500	37,110	9,033,662
Michael E. LaBelle Executive Vice President, Chief Financial Officer & Treasurer	2024	550,000	2,472,250	(2)	1,305,000	29,965	4,357,215
	2023	550,000	2,202,834	(3)	1,597,500	29,385	4,379,719
	2022	525,000	1,921,544	(4)	1,718,750	28,110	4,193,404
Bryan J. Koop Executive Vice President, Boston Region	2024	450,000	1,564,480	(2)	1,557,500	38,715	3,610,695
	2023	440,000	1,555,280	(3)	1,300,000	37,993	3,333,273
	2022	425,000	1,438,744	(4)	1,753,750	37,110	3,654,604
Hilary J. Spann Executive Vice President, New York Region	2024	450,000	1,349,880	(2)	1,000,000	19,779	2,819,659

1.A discussion of the assumptions used in calculating these values can be found in Note 15 to our 2024 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2024 included in the annual report that accompanied this proxy statement.
2.Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2024 MYLTIP awards, all of which were granted in 2024 for 2023 performance, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The following table sets forth (a) the grant date fair values for the time-based restricted common stock and LTIP unit awards, (b) the grant date fair values for the 2024 MYLTIP awards based upon the probable outcome of the performance conditions as of the grant date for the awards and (c) the maximum values of the 2024 MYLTIP awards as of the date of grant, assuming that the highest levels of performance conditions are achieved. To have value, the 2024 MYLTIP awards require BXP to achieve relative and absolute total stockholder return thresholds and achieve an average leverage ratio threshold. See “Compensation Discussion and Analysis—2024 Executive Compensation—LTI Equity Compensation” beginning on page 83.
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Compensation of Executive Officers	/

NEO	Time-Based Awards Grant Date Value ($)	2024 MYLTIP Awards Grant Date Value ($)	2024 MYLTIP Awards Maximum Value ($)

Mr. Thomas	3,824,550	5,500,000	10,413,989
Mr. Linde	3,010,140	3,150,000	5,964,372
Mr. LaBelle	1,222,250	1,250,000	2,366,781
Mr. Koop	764,480	800,000	1,514,755
Ms. Spann	1,349,880	—	—
3.Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2023 MYLTIP awards, all of which were granted in 2023 for 2022 performance, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
4.Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2022 MYLTIP awards granted, all of which were granted in 2022 for 2021 performance, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
5.Amounts shown for 2024 represent amounts paid in cash in 2025 for performance in 2024 under the 2024 AIP. See “Compensation Discussion and Analysis—2024 Executive Compensation—Cash Compensation—2024 Annual Incentive Plan (AIP)” beginning on page 69. Amounts shown for 2023 represent amounts paid in cash in 2024 for performance in 2023 under the 2023 AIP. Amounts shown for 2022 represent amounts paid in cash in 2023 for performance in 2022 under the 2022 AIP.
6.The table below shows the components of “All Other Compensation” for 2024, which include the life insurance premiums paid by the Company for group term life insurance, our matching contribution for each individual who made 401(k) contributions, the car allowances and the costs to the Company of the parking spaces provided to Messrs. Linde, LaBelle and Koop. The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2022 and 2023 for each of Messrs. Thomas, Linde, LaBelle and Koop were reported in our 2023 and 2024 proxy statements, respectively.

NEO	Life Insurance ($)	401(k) Company Match ($)	Car Allowance ($)	Parking ($)	Total ($)

Mr. Thomas	810	21,318	—	—	22,128
Mr. Linde	810	16,892	9,000	9,240	35,942
Mr. LaBelle	810	19,915	—	9,240	29,965
Mr. Koop	810	19,665	9,000	9,240	38,715
Ms. Spann	810	18,969	—	—	19,779
BXP / 2025 Proxy Statement 101

/	Compensation of Executive Officers
Grants of Plan-Based Awards in 2024
The following table provides information about the awards granted to our NEOs during the year ended December 31, 2024.

Name	Grant Date	Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)

Owen D. Thomas	—	2/12/2024	1,175,000	2,350,000	3,525,000	—	—	—	—	—
	2/2/2024	1/25/2024	—	—	—	—	—	—	70,654	3,824,550
	2/6/2024	1/25/2024	—	—	—	—	82,246	164,492	—	5,500,000
Douglas T. Linde	—	2/12/2024	950,000	1,900,000	2,850,000	—	—	—	—	—
	2/2/2024	1/25/2024	—	—	—	—	—	—	49,458	3,010,140
	2/6/2024	1/25/2024	—	—	—	—	47,104	94,209	—	3,150,000
Michael E. LaBelle	—	2/12/2024	625,000	1,250,000	1,875,000	—	—	—	—	—
	2/2/2024	1/25/2024	—	—	—	—	—	—	19,626	1,222,250
	2/6/2024	1/25/2024	—	—	—	—	18,692	37,384	—	1,250,000
Bryan J. Koop	—	2/12/2024	625,000	1,250,000	1,875,000	—	—	—	—	—
	2/2/2024	1/25/2024	—	—	—	—	—	—	12,560	764,480
	2/6/2024	1/25/2024	—	—	—	—	11,963	23,926	—	800,000
Hilary J. Spann	—	2/12/2024	500,000	1,000,000	1,500,000	—	—	—	—	—
	2/2/2024	1/25/2024	—	—	—	—	—	—	10,990	668,920
	2/6/2024	1/25/2024	—	—	—	—	—	—	11,056	680,960
1.For a discussion of the Company’s policy with respect to the effective grant dates for equity-based awards, see “Compensation Discussion and Analysis—Other Compensation Policies—Equity Award Grant Policy” on page 98.
2.Represents the potential payouts at the threshold, target and maximum performance levels under the 2024 AIP, as described under “Compensation Discussion and Analysis—2024 Executive Compensation—Cash Compensation—2024 Annual Incentive Plan (AIP)” beginning on page 69. The actual bonuses paid to our NEOs under the 2024 AIP are reported in the Summary Compensation Table on page 100 in the column “Non-Equity Incentive Plan Compensation” for 2024.
3.Represents 2024 MYLTIP awards for 2023 performance for each NEO other than Ms. Spann, who became an NEO in 2024. Performance-based vesting of 2024 MYLTIP awards will be measured on the basis of BXP’s performance over a three-year performance period ending February 7, 2027 under three (3) separate components — relative TSR (40%), absolute TSR (40%) and Average Leverage Ratio (20%). The number of LTIP units that can be earned under the first component ranges from zero to 200% of the target number of LTIP units based on BXP’s annualized TSR performance relative to the Custom Index. The number of LTIP units that can be earned under the second component ranges from zero to 200% of the target number of LTIP units based on BXP’s cumulative absolute TSR during the performance period. The number of LTIP units that can be earned under the third component ranges from zero to 200% of the target number of LTIP units based on BXP’s performance against a target Average Leverage Ratio. See “Compensation Discussion and Analysis—2024 Executive Compensation—LTI Equity Compensation—Allocation of LTI Equity Awards—2024 MYLTIP Structure & Design” beginning on page 84. During the three-year performance period, holders of 2024 MYLTIP awards are entitled to receive only a partial distribution on each unit equal to 10% of the regular dividend payable on a share of BXP common stock. Following the completion of the three-year performance period, BXP will make a “catch-up” cash payment on the 2024 MYLTIP awards that are ultimately earned, if any, in an amount equal to the regular and special distributions, if any, declared during the performance period on an equal number of shares of BXP common stock, less the distributions actually paid to holders of 2024 MYLTIP awards during the performance period on all of the awarded 2024 MYLTIP awards.
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Compensation of Executive Officers	/
4.Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO other than Mr. LaBelle elected to receive all LTIP units. Mr. LaBelle elected to receive 50% of his award in LTIP units and 50% of his award in shares of restricted common stock. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on BXP common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards granted on February 2, 2024 are scheduled to vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2025 and the awards granted on February 6, 2024 are scheduled to vest in full on January 15, 2028, based on continued employment through such dates, subject to acceleration under certain circumstances. Employees will become fully vested when the employee retires after the date on which the sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”) and satisfies the other conditions of a “Qualified Retirement” as described under “—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards” beginning on page 114. Each of Messrs. Linde, LaBelle and Koop satisfied the Rule of 70 and is eligible for a Qualified Retirement with respect to his time-based LTI equity award granted on February 2, 2024. Mr. Thomas was fully vested pursuant to his employment agreement.
5.The amounts included in this column represent the grant date fair values of the restricted common stock awards, LTIP unit awards and 2024 MYLTIP awards determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 15 to our 2024 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2024 included in the annual report that accompanied this proxy statement.
BXP / 2025 Proxy Statement 103

/	Compensation of Executive Officers
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2024 pursuant to Item 402(f) of Regulation S-K.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Owen D. Thomas	—	—	216,918	16,130,022
Douglas T. Linde	100,847	7,498,983	125,665	9,344,449
Michael E. LaBelle	38,194	2,840,106	46,562	3,462,350
Bryan J. Koop	26,246	1,951,653	32,175	2,392,533
Hilary J. Spann	43,296	3,219,491	—	—
1.This table does not include LTIP unit and restricted common stock awards granted in January 2025 and 2025 MYLTIP awards granted in February 2025. Those grants are described above under “Compensation Discussion and Analysis” beginning on page 61. The Company has not granted stock options since 2013.
2.The following table sets forth the number of unvested time-based LTIP units and/or shares of restricted common stock held by each NEO as of December 31, 2024.

Award/Grant Date(a)	Mr. Thomas(d)	Mr. Linde	Mr. LaBelle	Mr. Koop	Ms. Spann

1/29/2021(b)	—	7,745	2,998	2,449	—
1/28/2022(b)	—	13,338	4,391	3,288	2,405
2/1/2022(c)	—	—	—	—	4,719
2/3/2023(b)	—	30,306	11,179	7,949	5,963
2/7/2023(c)	—	—	—	—	8,163
2/2/2024(b)	—	49,458	19,626	12,560	10,990
2/6/2024(c)	—	—	—	—	11,056
a.The vesting of time-based LTI equity awards and performance-based LTI equity awards is subject to acceleration under certain circumstances and other exceptions discussed below under “—Potential Payments Upon Termination or Change in Control” beginning on page 111.
b.These time-based LTI equity awards are scheduled to vest ratably over four (4) years, with 25% of the total award vesting on January 15 of each year beginning January 15 in the year following the grant, based on continued employment through such date, subject to acceleration under certain circumstances.
c.These time-based LTI equity awards are scheduled to cliff vest in full on January 15 in the fourth (4th) year following the grant, based on continued employment, subject to acceleration under certain circumstances.
d.As of December 31, 2024, all of Mr. Thomas’ time-based equity awards and earned performance-based equity awards were vested because he satisfied the conditions for retirement eligibility for these awards. These policies are described below under “—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards” beginning on page 114.
3.The market value of these holdings is based on the closing price of BXP common stock as reported on the NYSE on December 31, 2024 of $74.36 per share.
104 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/
4.The following table sets forth the number of unearned, performance-based LTI equity awards held by each NEO as of December 31, 2024.

Award(a)	Mr. Thomas	Mr. Linde	Mr. LaBelle	Mr. Koop	Ms. Spann(b)

2022 MYLTIP Award(c)	45,103	26,229	8,635	6,464	—
2023 MYLTIP Award(d)	93,856	54,787	20,209	14,371	—
2024 MYLTIP Award(e)	77,959	44,649	17,718	11,340	—
a.The vesting of performance-based LTI equity awards is subject to acceleration under certain circumstances discussed below under “—Potential Payments Upon Termination or Change in Control.”
b.Ms. Spann was not an NEO prior to 2024 and she received time-based equity awards. These awards are shown in the table in footnote 2 above.
c.On February 1, 2022, Messrs. Thomas, Linde, LaBelle and Koop received 2022 MYLTIP awards for 2021 performance. In accordance with SEC rules, the number of 2022 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) “target” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR and (ii) “target” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR. If our absolute and relative TSR performance during the entire performance period are the same as our performance from the beginning of the performance period through December 31, 2024, our NEOs would earn (i) a number of LTIP units that is between threshold and target based on absolute TSR and (ii) a number of LTIP units that is between threshold and target based on TSR relative to a custom peer group index. The performance period for assessing performance ended on January 31, 2025. For the performance period, (i) BXP’s absolute TSR was -24.60% and (ii) the annualized TSR for a custom peer group index was -7.26% and for BXP was -8.97%, resulting in BXP performance of -171 basis points. As a result, the final valuation for the awards was determined to be 31% of target for the absolute TSR component and 83% of target for the relative TSR component, or an aggregate of approximately $3.71 million for the NEOs as a group. Subject to the provisions of a “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned awards shall be deemed “vested,” but may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of January 31, 2025, based on continued employment through such date, but may not be monetized until January 31, 2026.
d.On February 7, 2023 Messrs. Thomas, Linde, LaBelle and Koop received 2023 MYLTIP awards for 2022 performance. The measurement period for assessing performance ends on February 6, 2026. In accordance with SEC rules, the number of 2023 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) “maximum” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR and (ii) “target” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR. If our absolute and relative TSR performance during the entire performance period are the same as our performance from the beginning of the performance period through December 31, 2024, our NEOs would earn (i) a number of LTIP units that is between target and maximum based on absolute TSR and (ii) a number of LTIP units that is between threshold and target based on TSR relative to the Custom Index. Subject to the provisions of a “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned awards shall be deemed “vested,” but may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of February 6, 2026, based on continued employment through such date, but may not be monetized until February 6, 2027.
e.On February 6, 2024 Messrs. Thomas, Linde, LaBelle and Koop received 2024 MYLTIP awards for 2023 performance. The measurement period for assessing performance ends on February 5, 2027. In accordance with SEC rules, the number of 2024 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) “maximum” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR, (ii) “threshold” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR and (iii) “target” performance with respect to the portion of the LTIP units eligible to be earned based on our Average Leverage Ratio. If our absolute and relative TSR performance and our Average Leverage Ratio during the entire performance period are the same as our performance and Average Leverage Ratio from the beginning of the performance period through December 31, 2024, our NEOs would earn (i) a number of LTIP units that is between target and maximum based on absolute TSR, (ii) a number of LTIP units that is at threshold based on TSR relative to the Custom Index, (iii) a number of LTIP units that is between threshold and target based on our Average Leverage Ratio. See “Compensation Discussion and Analysis—2024 Executive Compensation—LTI Equity Compensation—Allocation of LTI Equity Awards—2024 MYLTIP Structure & Design” beginning on page 84. Subject to the provisions of a “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned awards shall be deemed “vested,” but the units earned under the aTSR component and rTSR component may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of such earned awards, if any, shall vest as of February 5, 2027, based on continued employment through such date, but may not be monetized until February 5, 2028.
BXP / 2025 Proxy Statement 105

/	Compensation of Executive Officers
2024 Option Exercises and Stock Vested
The following table sets forth the aggregate number of shares of common stock and LTIP units that vested in 2024. None of our NEOs exercised options to purchase shares of our common stock in 2024, and there are no options to purchase BXP common stock outstanding.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Owen D. Thomas	133,657	8,613,419
Douglas T. Linde	70,464	4,729,747
Michael E. LaBelle	26,265	1,761,532
Bryan J. Koop	20,666	1,384,322
Hilary J. Spann	5,832	420,165
1.The Value Realized on Vesting is the product of (a) the last reported sale price of a share of BXP common stock on the NYSE on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (b) the number of shares and LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

106 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/
Nonqualified Deferred Compensation in 2024
We have a non-qualified deferred compensation plan that provides our executives with the opportunity to defer up to 20% of their base salaries and cash bonuses. Deferrals are deemed invested in one or more of 33 measurement funds selected by the executives, all of which are publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.
The table below presents the annual rates of return for the year ended December 31, 2024 for the 33 measurement funds:

Name of Fund	2024 Rate of Return (%)	Name of Fund	2024 Rate of Return (%)

American Beacon Small Cap Value Fund Class R5	7.41	T. Rowe Price Retirement 2030 Fund	10.71
American Beacon Small Cap Value Fund R6 Class	7.50	T. Rowe Price Retirement 2035 Fund	11.97
Artisan Mid Cap Fund Institutional Class	12.19	T. Rowe Price Retirement 2040 Fund	13.13
Dodge & Cox Income Fund Class I	2.26	T. Rowe Price Retirement 2045 Fund	13.93
Dodge & Cox International Stock Fund Class I	3.80	T. Rowe Price Retirement 2050 Fund	14.17
Dodge & Cox International Stock Fund Class X	3.90	T. Rowe Price Retirement 2055 Fund	14.22
Dodge & Cox Income Fund Class X	2.34	T. Rowe Price Retirement 2060 Fund	14.20
Oakmark Equity and Income Fund Investor Class	8.72	T. Rowe Price Retirement 2065 Fund	14.22
PIMCO Low Duration Fund Institutional Class	4.82	T. Rowe Price Retirement Balanced Fund	7.93
T. Rowe Price Dividend Growth Fund	13.50	Vanguard FTSE Social Index Fund Admiral	25.97
T. Rowe Price Growth Stock Fund	29.59	Vanguard Small-Cap Index Fund Admiral Shares	14.23
T. Rowe Price Mid-Cap Value Fund	16.30	Vanguard Total Bond Market Index Fund Admiral Shares	1.24
T. Rowe Price Retirement 2005 Fund	8.02	Vanguard Total International Stock Index Fund Admiral Shares	5.14
T. Rowe Price Retirement 2010 Fund	8.46	Vanguard Total Stock Market Index Fund Institutional Shares	23.75
T. Rowe Price Retirement 2015 Fund	8.83	Virtus Duff & Phelps Real Estate Securities Fund Class I	10.85
T. Rowe Price Retirement 2020 Fund	9.14	Virtus Duff & Phelps Real Estate Securities Fund Class R6	11.28
T. Rowe Price Retirement 2025 Fund	9.69
Under the deferred compensation plan, account balances are generally paid (1) in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (as defined in the plan to be age 55 with five (5) years of service) or the executive’s death, or (2) in a lump sum upon the executive’s actual retirement or annual installments for a period of up to 15 years following such retirement (as previously selected by the executive at the time of deferral). Payments will generally start or be made by the later of (x) January 15 following the year of termination or retirement, or (y) six (6) months after the executive’s termination or retirement. At the time of deferral, executives may also elect a fixed distribution date, which must be at least five (5) years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.
BXP / 2025 Proxy Statement 107

/	Compensation of Executive Officers
The following table shows deferrals made by our NEOs under the deferred compensation plan during the year ended December 31, 2024, the earnings during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2024.

Name	Executive Contributions in 2024(1)(2) ($)	Registrant Contributions in 2024 ($)	Aggregate Earnings in 2024 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2024(3) ($)

Owen D. Thomas	734,260	—	349,340	—	3,611,065
Douglas T. Linde	—	—	—	—	—
Michael E. LaBelle	—	—	230,536	—	1,617,590
Bryan J. Koop	195,000	—	334,085	—	3,465,711
Hilary J. Spann	—	—	—	—	—
1.These amounts do not include any contributions from bonus payments that were made in February 2025 in recognition of performance in 2024.
2.All of the amounts reported in the “Executive Contributions in 2024” column are also included in the Summary Compensation Table as salary for 2024.
3.The following table details the amounts in the “Aggregate Balance” column that are also reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. All amounts disclosed in this table are the amounts originally contributed and do not reflect subsequent gains/losses after the date of contribution.

Name	Salary for 2024 ($)	Salary for 2023 ($)	Salary for 2022 ($)	Non-Equity Incentive Plan Compensation for 2023 (paid in 2024) ($)	Non-Equity Incentive Plan Compensation for 2022 (paid in 2023) ($)

Mr. Thomas	734,260	189,614	184,808	—	—
Mr. Koop	195,000	65,827	—	—	—
108 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/
Employment Agreements
We have employment agreements with each of our NEOs, other than Ms. Spann. The material terms of these agreements are summarized below.
Summary of Owen D. Thomas’ Employment Agreement
We originally hired Mr. Thomas to be our CEO effective April 2, 2013. The initial term of Mr. Thomas’ employment agreement was three (3) years, with automatic one-year renewals commencing on the third (3rd) and fourth (4th) anniversaries of the effective date unless prior written notice of termination was given. The term of Mr. Thomas’ original employment agreement expired on April 2, 2018 on which date we entered into a new employment agreement with him (the “Thomas 2018 Agreement”). The Thomas 2018 Agreement expired on June 30, 2023 and we entered into a new employment agreement with him effective July 1, 2023. The following is a summary of Mr. Thomas’ current employment agreement:
Term and Duties
•July 1, 2023 through December 31, 2026. There is no automatic renewal provision.
•As CEO, Mr. Thomas reports directly to the Board of Directors, and he must devote substantially all of his working time and efforts to the performance of his duties.
•Our Board agreed to nominate Mr. Thomas for re-election to the Board of Directors for so long as he remains CEO, and Mr. Thomas has agreed to resign from the Board upon termination of employment at the request of the Board.
•Mr. Thomas may not serve on other boards of directors of for-profit companies without the consent of the Company’s Board. Mr. Thomas may continue serving on the Board of Lehman Brothers Holdings Inc. and may engage in religious, charitable or other community activities, provided that they do not materially interfere with the performance of his duties to us as CEO. In addition, he may engage in “Minority Interest Passive Investments,” which are defined as acquiring, holding and exercising the voting rights associated with an investment made through (1) a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which the investment directly or indirectly relates and without any business or strategic consultation by Mr. Thomas with such entity.
Compensation and Benefits
•Annual base salary of $950,000, subject to annual review and may be increased but not decreased in the discretion of the Compensation Committee. Mr. Thomas’ base salary for 2025 remains unchanged at $950,000 (see “Compensation Discussion and Analysis—2024 Executive Compensation—Cash Compensation—Base Salary” beginning on page 69).
•For each calendar year during the term, Mr. Thomas shall have the opportunity to earn a bonus based on the achievement of Company and individual performance goals and other criteria, as determined by the Compensation Committee. Mr. Thomas’ target annual bonus shall be $2,350,000, and this target may be increased but not decreased. The actual earned bonus may range from 0 to 150% of the target based on the Compensation Committee’s evaluation of the achievement of Company and individual performance goals and other criteria. The earned bonus for any calendar year shall be paid in cash no later than March 15 of the following calendar year. For the avoidance of doubt, although the term of the agreement ends on December 31, 2026, Mr. Thomas shall be entitled to receive his bonus for 2026, without any pro ration, notwithstanding that Mr. Thomas may no longer be employed by the Company on the date on which such bonuses for 2026 are paid in 2027.
•Mr. Thomas is eligible to receive LTI equity awards in amounts determined at the discretion of the Compensation Committee based on Company and individual performance and competitive peer group information. LTI equity awards may be provided in the form of stock options, restricted stock, restricted stock units and/or LTIP units and may be subject to time-based or performance-based vesting, or both, as determined in the discretion of the Compensation Committee.
•Eligible to participate in all of our employee benefit plans and programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans.
BXP / 2025 Proxy Statement 109

/	Compensation of Executive Officers
•Mr. Thomas is entitled to the use of a Company-owned or leased automobile, a benefit he has declined every year since becoming our CEO twelve (12) years ago.
•The Company paid the reasonable advisor fees (legal and tax) that Mr. Thomas incurred in connection with his current employment agreement in the aggregate amount of $11,926, which amount was subject to a maximum of $25,000.
Severance Benefits and Retirement Eligibility
•Mr. Thomas’ employment with us is at-will, but his employment agreement provides for certain payments and benefits to him upon his separation from the Company in certain circumstances (see “—Potential Payments upon Termination or Change in Control” beginning on page 111).
•Because Mr. Thomas is at least 62 years of age and has completed at least ten (10) years of employment with the Company, Mr. Thomas is deemed to have satisfied the requirements for retirement eligibility and, as a result, the Agreement provides that (1) his time-based equity awards, whether currently outstanding or granted in the future, shall be deemed to be fully vested and (2) performance-based equity awards that are earned will vest in full (without any proration of the award based on service time). In addition, upon a Qualified Retirement, Mr. Thomas shall be entitled to a prorated portion of his annual bonus for the year in which he retires (see “—Potential Payments upon Termination or Change in Control” beginning on page 111).
•Mr. Thomas is not entitled to participate in any of the Company’s change in control severance plans or programs and he is not entitled to receive any tax gross-up payments. In the event that any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Thomas.
•The expiration of Mr. Thomas’ agreement on December 31, 2026 (1) will not constitute or result in a termination of employment by the Company without Cause or termination of employment by Mr. Thomas for good reason, and the severance provisions (other than retirement eligibility and related benefits) shall not apply, and (2) will constitute a Qualified Retirement. In addition, notwithstanding the expiration of the term on December 31, 2026 and consistent with the Company’s historical practice in respect of retiring executives, in 2027 Mr. Thomas shall receive an annual equity incentive award(s) in respect of services provided during calendar year 2026, and the terms and conditions of such awards, including the grant date target value and, generally, the type(s) of awards, shall be determined in the discretion of the Compensation Committee.
Restrictive Covenants
•While he is an officer and until the later of (1) one year after the termination of his employment for any reason or (2) the latest date of full vesting of any performance-based LTI equity award, Mr. Thomas is prohibited from:
› participating as a significant owner or performing services in a senior leadership position of any business that owns, develops and manages primarily commercial office space real estate property at the time of termination of his employment; and
› intentionally interfering with the Company’s relationships with certain of its tenants or employees, either for himself or any other business, person or entity.
•The non-competition covenant shall not apply if Mr. Thomas’ employment is terminated following a change in control (as defined in the Boston Properties, Inc. 2021 Stock Incentive Plan, as amended from time to time (the “2021 Plan”)).
•Mr. Thomas is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.
110 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/
Summary of Employment Agreements with Messrs. Linde, LaBelle and Koop
We also have employment agreements with Messrs. Linde, LaBelle and Koop – under which each has agreed to devote substantially all of his business time to our business and affairs. The initial term of each of these employment agreements was two (2) years beginning November 29, 2002 (January 24, 2008 in the case of Mr. LaBelle), with automatic one-year renewals commencing on the second anniversary of the start of the initial term and each anniversary date thereafter unless written notice of termination is given at least 90 days prior to such date by either party. The base salary for each of these NEOs is reviewed annually by the Compensation Committee and may be increased but not decreased in its discretion. Each NEO is also eligible to receive a cash bonus and equity-based compensation to be determined at the discretion of the Compensation Committee.
The employment agreements for each of Messrs. Linde, LaBelle and Koop contain non-competition, non-interference and non-solicitation restrictions (which shall not apply if his employment is terminated following a change in control (as defined in the Company’s Senior Executive Severance Plan discussed below)) and permit them to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only. The geographic scope of the non-competition provision in each employment agreement is limited to our markets at the time of termination of his employment. In consideration for the benefits and protections afforded by the employment agreements, Messrs. Linde, LaBelle and Koop agreed to confidentiality, non-competition, non-interference and non-solicitation covenants and to provide post-termination litigation and regulatory cooperation. These NEOs’ employment with us is at-will, but their employment agreements also provide for certain payments and benefits to them upon separation from the Company in certain circumstances as described below under “—Potential Payments upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
Each NEO has the right to receive severance and other benefits in the event of a termination of his or her employment under circumstances specified in their employment agreements (discussed under “—Employment Agreements” beginning on page 109) and/or the Company’s Senior Executive Severance Plan. In addition, our LTI equity award agreements (including performance-based MYLTIP award agreements) provide for the vesting and forfeiture of LTI equity awards under different termination scenarios. The availability, nature and amount of severance and other benefits differ depending on the type of triggering event, which include:
•a termination by the Company without “cause” (as defined in the applicable agreement or plan) or by the NEO for “good reason” (as defined in the applicable agreement or plan) prior to a change in control,
•a termination by the Company without “cause” or by the NEO for “good reason” within 24 months following a change in control,
•a change in control without termination,
•termination due to death or disability, or
•a qualified retirement.
Upon a voluntary termination by the NEO other than for “good reason” or a qualified retirement, or a termination by the Company with “cause,” the NEO is not entitled to any additional or special payments under any plan, agreement or arrangement, and any unvested LTI equity awards will be immediately forfeited.
Summary of Potential Payments and Benefits
The following chart summarizes payments and benefits that (1) Mr. Thomas is eligible to receive under his employment agreement, (2) Messrs. Linde, LaBelle and Koop are eligible to receive under their respective employment agreements and our Senior Executive Severance Plan, (3) Ms. Spann is eligible to receive under our Senior Executive Severance Plan and (4) each NEO is entitled to receive under his or her time-based and/or performance-based LTI equity award agreements. Mr. Thomas has never been a covered employee under the Senior Executive Severance Plan and the severance and benefits to which he is entitled following a termination within twenty-four (24) months after a change in control are provided in his employment agreement.
BXP / 2025 Proxy Statement 111

/	Compensation of Executive Officers

Component	Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control(1)	Termination by the Company without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control	Change in Control Without Termination	Termination due to Death or Disability

Bonus	•Ms. Spann: Not applicable •Other NEOs: Target bonus prorated for the number of days employed in the year of termination	•Mr. Thomas: Target bonus prorated for the number of days employed in the year of termination •Other NEOs: Not applicable	•No additional benefits	•Ms. Spann: Not applicable •Other NEOs: Lump-sum payment equal to the NEO’s target bonus prorated for number of days employed in the year of termination

Cash Severance
•Mr. Thomas: 2x the sum of his base salary plus the amount of cash bonus, if any, received or payable with respect to the preceding year (but not less than his target bonus)
•Ms. Spann: Not applicable
•Other NEOs: 1x the sum of base salary plus the amount of cash bonus, if any, received or payable with respect to the preceding year

•Lump-sum payment equal to 3x the sum of (a) NEO’s base salary plus (b) the amount of NEO’s average annual cash bonus with respect to the three calendar years preceding the change in control (or, in the case of Mr. Thomas, his target bonus, if greater)
			•No additional benefits	•No additional benefits

Time-Based LTI Equity Awards	•Mr. Thomas and Ms. Spann: Not applicable •Other NEOs: Additional 12 months of vesting	•Full vesting for all NEOs	•No additional benefits	•Full vesting for all NEOs

Performance-Based LTI Equity Awards(2)
•The number of LTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance and will then be prorated based on the portion of the three-year performance period during which the NEO was employed.
•Any earned LTIP units will not be subject to forfeiture, but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.
•No additional benefits
•The number of LTIP units the NEO will earn, if any, will be determined as of the date of the change in control based on our performance through such date.
•Any earned LTIP units will not be prorated based on service time and will be fully vested.

•The number of LTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance.
•Any earned LTIP units will not be prorated based on service time and will be fully vested.

Health Benefits	•Participation by the NEO, his or her spouse and dependents, subject to payment of premiums •Mr. Thomas: Up to 24 months •Ms. Spann: Not applicable •Other NEOs: Up to 12 months	•Participation by the NEO, his or her spouse and dependents, subject to payment of premiums for up to 36 months	•No additional benefits	•Participation by the NEO, his or her spouse and dependents, subject to payment of premiums: •Ms. Spann: Not applicable •Other NEOs: Up to 18 months

112 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/

Component	Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control(1)	Termination by the Company without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control	Change in Control Without Termination	Termination due to Death or Disability

Tax Gross-Up Payment	•Not applicable
•Messrs. Thomas and Ms. Spann are not entitled to receive any tax gross-up payments. If any payment or benefit would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payment and benefit will be reduced to the extent necessary to avoid the imposition of such excise tax if the reduction would result in a greater after-tax benefit.
•Other NEOs are entitled to receive a tax gross-up payment in the event they become subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis—Other Compensation Policies—Gross-Up for Excess Parachute Payments” on page 94).
			•Not applicable	•Not applicable

Other Benefits	•No additional benefits	•Financial counseling, tax preparation assistance and outplacement counseling for up to 36 months	•No additional benefits	•No additional benefits

1.Receipt of these payments and benefits (other than the prorated target bonus) is subject to the NEO’s execution of a general release of claims against us.
2.The above chart summarizes the treatment of performance-based LTI equity awards (e.g., MYLTIP awards) assuming each of the scenarios occurs prior to the end of the applicable three-year performance period. In the case of each scenario following the end of the applicable three-year performance period, any LTIP units that had been earned prior to the date of such termination or change in control will become fully vested, but, in the case of a termination by the Company without “cause” or by the NEO for “good reason” without a change in control, the NEO will not be permitted to transfer the LTIP units until they otherwise would have the right to transfer the LTIP units under the terms of the awards.
Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control
Time-based LTI equity award agreements include “double-trigger” vesting provisions, meaning that, if there is a “change in control” (as defined in the 2021 Plan) and the awards are not otherwise cancelled in connection with the change in control transaction, then they only become fully vested if, within 24 months after the change in control, the NEO’s employment is terminated by the Company or its successor without “cause” or the NEO resigns for “good reason.” See “Compensation Discussion and Analysis—Other Compensation Policies—Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control” on page 94).
BXP / 2025 Proxy Statement 113

/	Compensation of Executive Officers
Retirement Eligibility Provisions for LTI Equity Awards
Retirement Provisions
Mr. Thomas. Pursuant to Mr. Thomas’ employment agreement, all LTI equity award agreements dated after July 1, 2023 shall provide that because Mr. Thomas has attained age 62 and has completed at least ten (10) years of employment with us, then his time-based LTI equity awards will be fully vested upon grant and performance-based LTI equity awards that are earned will vest in full (without any proration of the award based on service time).
The full number of LTIP units Mr. Thomas earns (if any) under any performance-based LTI equity awards for which the performance period has not ended will be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the full performance period for the applicable award, including, without limitation, with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time, and with all service-based vesting requirements deemed satisfied, so long as he agrees to be bound by the post-employment non-competition, non-interference and non-solicitation covenants (which are otherwise applicable until the later of (1) one (1) year following termination and (2) the latest date of full vesting of any performance-based LTI equity award).
NEOs other than Mr. Thomas. The agreements governing time-based LTI equity awards and performance-based LTI equity awards granted to NEOs other than Mr. Thomas provide that the time-based LTI equity awards and performance-based LTI equity awards that are earned will fully vest when the employee retires after the date on which the sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”) (“Qualified Retirement”); provided that the NEO satisfies the other conditions of a “Qualified Retirement,” which require the employee to:
•give prior written notice to the Company of his retirement (for NEOs, six (6) months’ notice is required);
•enter into a separation agreement with the Company; and
•remain employed by the Company until the retirement date specified in such notice, unless employment is terminated by the Company without “cause” or by the employee for “good reason.”
If an NEO retires after satisfying the conditions for a Qualified Retirement, the number of LTIP units the NEO earns (if any) under performance-based LTI equity awards will be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the entire performance period for the applicable award, including with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time. Any earned, unvested LTIP units will no longer be subject to forfeiture, but the NEO will not be permitted to transfer the LTIP units until they otherwise would have the right to transfer the LTIP units under the terms of the awards.
NEOs Eligible for Qualified Retirement as of December 31, 2024
Based on their respective ages and tenure as of December 31, 2024, each of Messrs. Linde, LaBelle and Koop is eligible for a Qualified Retirement (i.e., he satisfied the Rule of 70) with respect to all time-based and performance-based LTI equity awards.

114 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/
Estimated Payments Upon Termination or Change in Control
The following tables show the potential payments and benefits to which our NEOs would have been entitled assuming each scenario occurred on December 31, 2024.

Scenario	Payments and Benefits Upon Termination	Owen D. Thomas ($)	Douglas T. Linde ($)	Michael E. LaBelle ($)	Bryan J. Koop ($)	Hilary J. Spann ($)

Involuntary Not for Cause or Good Reason Termination	Bonus	2,350,000	1,900,000	1,250,000	1,250,000	—
	Severance	7,342,600	3,000,200	2,147,500	1,750,000	—
	Unvested Equity Awards(1)(2)	—	2,742,397	1,028,101	734,900	—
	2022 MYLTIP Awards(1)(3)	2,231,681	1,297,819	427,214	319,876	—
	2023 MYLTIP Awards(1)(3)	1,819,453	1,062,109	391,738	278,581	—
	2024 MYLTIP Awards(1)(3)	1,274,692	730,051	289,707	185,411	—
	Benefits Continuation	51,110	23,810	21,033	23,232	—
	Total	15,069,536	10,756,386	5,555,293	4,542,000	—
Involuntary Not for Cause or Good Reason Termination Following Change in Control(4)	Bonus	2,350,000	—	—	—	—
	Severance	11,751,800	9,597,200	6,585,000	6,115,000	4,587,300
	Unvested Equity Awards(1)(2)	—	7,498,983	2,840,106	1,951,653	3,219,491
	2022 MYLTIP Awards(1)(3)	2,299,535	1,337,279	440,203	329,601	—
	2023 MYLTIP Awards(1)(3)	2,925,990	1,708,051	629,982	448,005	—
	2024 MYLTIP Awards(1)(3)	4,355,111	2,494,292	989,812	633,474	—
	Benefits Continuation	76,666	73,859	65,529	72,126	79,096
	Other Benefits(5)	150,000	150,000	150,000	150,000	150,000
	Excise Tax Gross-Up(6)	—	8,413,821	4,508,405	4,051,277	—
	Total	23,909,102	31,273,485	16,209,037	13,751,136	8,035,887
Change in Control Without Termination	2022 MYLTIP Awards(1)(3)	2,299,535	1,337,279	440,203	329,601	—
	2023 MYLTIP Awards(1)(3)	2,925,990	1,708,051	629,982	448,005	—
	2024 MYLTIP Awards(1)(3)	4,355,111	2,494,292	989,812	633,474	—
	Total	9,580,636	5,539,622	2,059,997	1,411,080	—
Death or Disability	Bonus	2,350,000	1,900,000	1,250,000	1,250,000	—
	Unvested Equity Awards(1)(2)	—	7,498,983	2,840,106	1,951,653	3,219,491
	2022 MYLTIP Awards(1)(3)	2,299,535	1,337,279	440,203	329,601	—
	2023 MYLTIP Awards(1)(3)	2,925,990	1,708,051	629,982	448,005	—
	2024 MYLTIP Awards(1)(3)	4,355,111	2,494,292	989,812	633,474	—
	Benefits Continuation	38,333	35,715	31,549	34,848	—
	Total	11,968,969	14,974,320	6,181,652	4,647,581	3,219,491
Qualified Retirement	Bonus	2,547,400	—	—	—	—
	Unvested Equity Awards(1)(2)	—	7,498,983	2,840,106	1,951,653	—
	2022 MYLTIP Awards(1)(3)	2,299,535	1,337,279	440,203	329,601	—
	2023 MYLTIP Awards(1)(3)	2,925,990	1,708,051	629,982	448,005	—
	2024 MYLTIP Awards(1)(3)	4,355,111	2,494,292	989,812	633,474	—
	Total	12,128,036	13,038,605	4,900,103	3,362,733	—
1.Restricted common stock, LTIP units and LTIP units that would have been earned pursuant to 2022 MYLTIP awards, 2023 MYLTIP awards and 2024 MYLTIP awards are valued based on the closing price of BXP common stock on the NYSE on December 31, 2024, which was $74.36 per share.
BXP / 2025 Proxy Statement 115

/	Compensation of Executive Officers
2.Includes the following unvested shares of restricted common stock and LTIP units (including outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., 2021 MYLTIP awards)) that would have vested upon the occurrence of each triggering event:
•Involuntary not for cause termination or a good reason termination prior to a change in control: Mr. Linde — 36,880 LTIP units; Mr. LaBelle — an aggregate of 13,826 LTIP units and shares of restricted common stock; and Mr. Koop — 9,883 LTIP units.
•Involuntary not for cause termination or a good reason termination within 24 months following a change in control, death or disability and qualified retirement: Mr. Linde — 100,847 LTIP units; Mr. LaBelle — an aggregate of 38,194 LTIP units and shares of restricted common stock; Mr. Koop — 26,246 LTIP units; and Ms. Spann — an aggregate of 43,296 LTIP units and shares of restricted common stock.
3.As of December 31, 2024, the three-year performance periods for the 2022 MYLTIP awards, 2023 MYLTIP awards and 2024 MYLTIP awards had not ended. The values set forth above relating to the LTIP units that would have been earned in the event of an involuntary not for cause termination/good reason termination, death or disability and a Qualified Retirement assume our performance for the three-year performance period under the 2022 MYLTIP awards, 2023 MYLTIP awards and 2024 MYLTIP awards, respectively, was the same as our performance from the first day of the respective performance period through December 31, 2024 with proration, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions in the case of an involuntary termination prior to a change in control and a Qualified Retirement. The value for each of the 2022 MYLTIP awards, 2023 MYLTIP awards and 2024 MYLTIP awards also includes a “catch-up” cash payment on the number of LTIP units that are ultimately earned in an amount equal to the regular and special distributions declared from the first day of the applicable performance period through December 31, 2024 on an equal number of shares BXP common stock, less the distributions actually paid to holders of 2022 MYLTIP awards, 2023 MYLTIP awards and 2024 MYLTIP awards on all of the awarded 2022 MYLTIP awards, 2023 MYLTIP awards and 2024 MYLTIP awards.
4.Assumes termination occurs simultaneously with a change in control.
5.Includes outplacement services valued at 15% of the sum of current base salary plus bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.
6.Neither Mr. Thomas nor Ms. Spann is entitled to receive tax gross-up payments in the event he or she becomes subject to the golden parachute excise tax. Instead, if any payment or benefit to be paid or provided to Mr. Thomas or Ms. Spann would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such tax if doing so would result in a greater after-tax benefit to him or her. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might apply.
The above discussion and the amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:
•accrued salary and vacation pay;
•distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “—Nonqualified Deferred Compensation in 2024” on page 107 for the plan balances of each NEO under the non-qualified deferred compensation plan); and
•life insurance proceeds in the event of death.
116 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/
Pay Ratio Disclosure
As required by SEC regulations, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Thomas, our CEO:
For 2024, our last completed fiscal year:
•the median of the annual total compensation paid to all employees of the Company (other than our CEO) was $138,633; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 100, was $12,844,078.
Based on this information, for 2024, the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all other employees was 92.6 to 1.
We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected on our payroll records for 2024 and (2) the value of LTI equity awards that were granted in 2024 and subject to time-based vesting, for all individuals, excluding our CEO, who we employed on December 31, 2024 (whether on a full-time, part-time, temporary or seasonal basis). In addition, we annualized the wages of full-time employees who were hired during 2024 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or LTI compensation.
We calculated annual total compensation for 2024 for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.
As of December 31, 2024, we employed 808 full-time and eight part-time employees, all of whom are located in the United States. The average tenure of our employee population (excluding union employees and intern employees) was 9.5 years. The average tenure of our officers and non-officers was 18.4 years and 7.9 years, respectively. Our employees are organized into the following functions:

Function	Number of Employees	Function	Number of Employees

Accounting	90	Information Systems	40
Accounting Operations	18	Internal Audit	4
Administrative	19	Leasing	32
Construction	43	Legal & Risk Management	41
Development	26	Marketing	27
Executive Management	7	Property Management	421
Finance & Capital Markets	29	Sustainability	3
Human Resources	16
SEC regulations permit registrants to use reasonable estimates and prescribed alternative methodologies. As a result, our calculation of the CEO pay ratio may differ from the calculations used by other companies and may not be comparable.
BXP / 2025 Proxy Statement 117

/	Compensation of Executive Officers
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, the information below reflects the relationship between the executive compensation actually paid by us to our CEO, as principal executive officer, and the other named executive officers (“Non-CEO NEOs”) and our financial performance for the years ended December 31, 2024, 2023, 2022, 2021 and 2020.
The disclosures included in this section are required by technical SEC rules and do not necessarily align with how the Company or the Compensation Committee views the link between our performance and the compensation of our NEOs. The Compensation Committee did not consider the required pay versus performance disclosures when making its compensation decisions for any of the years presented.
For information regarding the decisions made by our Compensation Committee with respect to the compensation of our NEOs for each fiscal year, including alignment with Company performance, please see the “Compensation Discussion and Analysis” section beginning on page 61 of this proxy statement for the fiscal years covered.
Pay Versus Performance Table
The following table sets forth information about the compensation of our CEO and Non-CEO NEOs and the financial performance of BXP.

Year	Summary Compensation Table Total for CEO(1)(2) ($)	Compensation Actually Paid to CEO(1) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(1)(2) ($)	Average Compensation Actually Paid to Non-CEO NEOs (1)(3) ($)	Value of Initial Fixed $100 Investment Based On:(4)		Net Income (in millions)(6) ($)	FFO Per Share(7) ($)
					BXP Total Stockholder Return ($)	Peer Group Total Stockholder Return(5) ($)

2024	12,844,078	11,630,221	4,960,813	5,109,817	69.01	76.95	14.3	7.12
2023	12,963,964	9,975,923	5,881,985	6,592,675	61.55	63.34	190.2	7.30
2022	13,050,788	2,646,769	5,794,249	2,530,706	55.54	62.07	848.9	7.53
2021	12,894,537	19,747,684	6,017,281	8,297,877	90.43	99.51	496.2	6.56
2020	10,737,289	(220,724)	4,677,157	1,126,865	71.65	81.56	862.2	6.29
1.For all periods presented, our CEO is Owen D. Thomas. Our Non-CEO NEOs for:
•2020-2023 are Douglas T. Linde, Raymond A. Ritchey, Michael E. LaBelle and Bryan J. Koop; and
•2024 are Douglas T. Linde, Michael E. LaBelle, Bryan J. Koop and Hilary J. Spann.
2.The amount in this column for 2024 reflects the “Total” compensation set forth in the Summary Compensation Table (“SCT”) on page 100 for our CEO and Non-CEO NEOs. See the footnotes to the SCT for further detail regarding this amount. The amounts for 2020, 2021, 2022 and 2023 are set forth in the SCTs contained in our 2023 and 2024 proxy statements.
3.In accordance with SEC rules, Compensation Actually Paid (“CAP”) is computed by replacing the amounts in the “Stock Awards” column of the SCT from the “Summary Compensation Table Total” column in this table with the following amounts: (i) the fair value of as of the last day of the applicable year of unvested LTI equity awards that were granted during such year, (ii) as of the applicable vesting date, the fair value of LTI equity awards granted in the applicable year that vested during such year, (iii) as of the last day of the applicable year, the change in fair value of unvested LTI equity awards granted in prior years that remain unvested as of the last day of the applicable year compared to the last day of the previous year, (iv) as of the applicable vesting date, the change in fair value of LTI equity awards that vested during the applicable year compared to the last day of the previous year and (v) the value of dividends paid in cash on unvested LTI equity awards during the applicable year. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our CEO or Non-CEO NEOs during the applicable year. In accordance with Item 402(v) of Regulation S-K, CAP for our CEO and Average Cap for our Non-CEO NEOs was computed as follows:
118 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/

CEO	2024	2023	2022	2021	2020

SCT Total for CEO	$12,844,078	$12,963,964	$13,050,788	$12,894,537	$10,737,289
Minus Grant Date Value of Equity Awards Reported in the SCT	$(9,324,550)	$(9,261,028)	$(9,157,428)	$(8,745,377)	$(8,644,379)
Plus Fair Value of Equity Awards Granted in the Applicable Year(a)(b)	$9,529,814	$7,506,247	$5,183,625	$13,972,914	$4,950,613
Plus/Minus Change in Value of Prior Years’ Awards Unvested at Applicable Year End	$(793,289)	$(878,774)	$(7,437,052)	$1,493,773	$(7,796,208)
Plus/Minus Change in Value of Prior Years’ Awards that Vested in the Applicable Year	$(625,832)	$(652,734)	$642,971	$(206,106)	$251,319
Plus Dividends Paid on Unvested Equity Awards During the Applicable Year	$0	$298,248	$363,865	$337,943	$280,642
Total Adjustments	$(1,213,857)	$(2,988,041)	$(10,404,019)	$6,853,147	$(10,958,013)
Compensation Actually Paid	$11,630,221	$9,975,923	$2,646,769	$19,747,684	$(220,724)

Average for Non-CEO NEOs	2024	2023	2022	2021	2020

Average SCT Total for Non-CEO NEOs	$4,960,813	$5,881,985	$5,794,249	$6,017,281	$4,677,157
Minus Grant Date Value of Equity Awards Reported in the SCT	$(2,886,688)	$(3,441,717)	$(3,319,148)	$(3,329,155)	$(3,137,755)
Plus Fair Value of Equity Awards Granted in the Applicable Year(a)(b)	$3,116,473	$4,144,496	$2,148,528	$5,185,663	$2,020,765
Plus/Minus Change in Value of Prior Years’ Awards Unvested at Applicable Year End	$(74,319)	$(246,050)	$(2,412,962)	$427,396	$(2,568,567)
Plus/Minus Change in Value of Prior Years’ Awards that Vested in the Applicable Year	$(162,232)	$88,654	$203,632	$(95,399)	$58,798
Plus Dividends Paid on Unvested Equity Awards During the Applicable Year	$155,770	$165,307	$116,407	$92,091	$76,467
Total Adjustments	$149,004	$710,690	$(3,263,543)	$2,280,596	$(3,550,292)
Average Compensation Actually Paid	$5,109,817	$6,592,675	$2,530,706	$8,297,877	$1,126,865
a.The fair values of time-based LTI equity awards are based on the closing price of BXP common stock as reported on the NYSE on the relevant valuation date. Performance-based LTI equity awards were valued on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718.
b.Includes the fair value of (x) LTI equity awards granted during the applicable year that remain unvested as of the end of the applicable year and (y) LTI equity awards granted during the applicable year that vested during the applicable year.
4.The calculations of TSR assume an investment of $100 in each of BXP and the FTSE Nareit Office REITs Index (the “Office REITs Index”) on December 31, 2019, and the reinvestment of dividends. The historical TSR information is not necessarily indicative of future performance. The data shown is based on the stock prices or index values, as applicable, at the end of each year shown.
5.The Office REITs Index includes all office REITs included in the FTSE Nareit All Equity REITs Index (the “Equity REITs Index”). The Equity REITs Index is a free-float adjusted, market cap weighted index designed to track all U.S. Equity REITs listed on the NYSE, NYSE American, or Nasdaq that also meet minimum size and liquidity criteria.
6.Represents net income attributable to BXP, Inc. common stockholders. The decrease for the year ended December 31, 2024 compared to 2023 was due primarily to a non-cash impairment charge related to our investments in unconsolidated joint ventures during 2024.
7.Represents diluted FFO per share. For 2021, 2023 and 2024, FFO was adjusted for certain transactions in accordance with the terms of the applicable AIP. Prior to adjustments, diluted FFO per share for 2024 was $7.10. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

BXP / 2025 Proxy Statement 119

/	Compensation of Executive Officers
Relationship Between Compensation Actually Paid and Financial Performance
The following charts depict the relationships between the “Compensation Actually Paid” to our CEO and the “Average Compensation Actually Paid” to our Non-CEO NEOs disclosed in the Pay Versus Performance table above to:
•our TSR (including a depiction of the relationship between our TSR and the TSR of the Office REITs Index);
•net income attributable to BXP common stockholders; and
•our diluted FFO per share.
120 BXP / 2025 Proxy Statement

Compensation of Executive Officers	/
1.For 2021, 2023 and 2024, FFO was adjusted solely for purposes of the applicable AIP. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.
Performance Measures
Below is a list of the performance measures, not ranked in order of importance, which in our Compensation Committee’s assessment, represent the most important performance measures used to link compensation actually paid to our NEOs for 2024 to BXP’s performance.

Performance Measures

Diluted FFO Per Share
Leasing
TSR
Relative TSR
Same Property NOI
Development Activities
BXP / 2025 Proxy Statement 121

Proposal 2 / Advisory Vote on Named Executive Officer Compensation
Proposal
Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three (3) years. This is commonly known as a “Say-on-Pay” proposal or resolution.
At our 2023 annual meeting of stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our NEOs. More than 97% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s NEOs every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal in 2023, the voting results on the frequency proposal submitted to stockholders in 2011 and 2017, the frequency with which our peer REITs hold their “Say-on-Pay” proposals and other factors and caused the Company to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year since 2011. The next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our NEOs will occur at the 2029 annual meeting of stockholders.
Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2025 annual meeting of stockholders:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The vote is advisory and therefore not binding on BXP, our Board of Directors or the Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the results of the vote when considering future compensation decisions for our NEOs.
Vote Required
The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation paid to the Company’s NEOs as disclosed in this proxy statement. Properly authorized proxies solicited by the Board of Directors will be voted “FOR” this proposal unless instructions to the contrary are given.

122 BXP / 2025 Proxy Statement

Proposal 3 / Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of BXP and its stockholders.
Although ratification by stockholders is not required by law or our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that doing so would be in the best interests of BXP and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider that fact, together with such other factors it deems relevant, in determining its next selection of independent auditors.
We expect that a representative of PricewaterhouseCoopers LLP will attend the 2025 annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025. Properly authorized proxies solicited by the Board of Directors will be voted “FOR” this proposal unless instructions to the contrary are given.

BXP / 2025 Proxy Statement 123

/	Proposal 3
Fees to Independent Registered Public Accounting Firm
The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP (“PwC”). Aggregate fees for professional services rendered by PwC for the years ended December 31, 2023 and 2024 were as follows:

	2024 ($)	2023 ($)

Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	3,042,229	3,102,247
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	239,000	210,000
Subtotal	3,281,229	3,312,247
Audit-Related Fees
Audits required by lenders, joint ventures, tenants and other attestation reports	661,404	564,687
Tax Fees
Recurring tax compliance and REIT and other compliance matters	263,435	279,692
Tax planning and research	67,403	105,379
State and local tax examinations	5,638	0
Subtotal	336,476	385,071
All Other Fees
Software licensing fee	2,125	4,206
Total	4,281,234	4,266,211
Audit and Non-Audit Services Pre-Approval Policy
SEC rules require the Audit Committee to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. In this regard, our Audit Committee adopted a policy concerning the pre-approval of these services to be provided by PwC, our independent registered public accounting firm. The policy requires that all services provided by PwC to us, including audit, audit-related, tax and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, relates to a particular category or group of services and is subject to a particular budgeted maximum. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.
The Audit Committee approved all audit and non-audit services provided to us by PwC during the 2023 and 2024 fiscal years, and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.
Vote Required
The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PwC. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.
124 BXP / 2025 Proxy Statement

Proposal 3	/
Audit Committee Report
The members of the Audit Committee of the Board of Directors of BXP, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2024 as follows:
1.The Audit Committee has reviewed and discussed with management the audited financial statements for BXP, Inc. for the fiscal year ended December 31, 2024.
2.The Audit Committee has discussed with representatives of PwC the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
3.The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available in the Investors section of our website at https://investors.bxp.com/corporate-governance.
Submitted by the Audit Committee:
Bruce W. Duncan, Chair
Carol B. Einiger
Mary E. Kipp
BXP / 2025 Proxy Statement 125

Other Matters
Certain Relationships and Related Person Transactions
The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review and approval of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the independent directors of our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enters into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is promptly reviewed, approved and ratified by a majority of the independent directors of our Board of Directors. If any related person transaction is not approved or ratified by a majority of the independent directors of our Board, then to the extent permitted under applicable law, management shall use all reasonable efforts to amend, cancel or rescind the transaction. In addition, any related person transaction previously approved by a majority of the independent directors of our Board or otherwise already existing that is ongoing in nature shall be reviewed by a majority of the independent directors of our Board annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by such independent directors, if any, and remains appropriate.
The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction. For purposes of determining whether disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be immaterial (or would be deemed immaterial if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Proposal 1 / Election of Directors—Director Independence” beginning on page 23.
We are partners with an affiliate of Norges Bank Investment Management in joint ventures that own Times Square Tower, 601 Lexington Avenue, 100 Federal Street, Atlantic Wharf Office, 290 Binney Street, 300 Binney Street and 343 Madison Avenue. Based on a Schedule 13G/A filed with the SEC on November 12, 2024, Norges Bank (The Central Bank of Norway), an affiliate of Norges Bank Investment Management, is the beneficial owner of more than 5% of our common stock.
We lease office space at our Santa Monica Business Park property to an entity that was acquired by an affiliate of BlackRock, Inc. in August 2018. Based on a Schedule 13G/A filed with the SEC on January 23, 2024, BlackRock, Inc. is the beneficial owner of more than 5% of our common stock. Since January 1, 2024, the BlackRock, Inc. affiliate paid the Company approximately $654,000 in lease payments.
126 BXP / 2025 Proxy Statement

Other Matters	/
Stockholder Nominations for Director and Proposals for the 2026 Annual Meeting
Stockholder Proposals Submitted for Inclusion in our Proxy Statement
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in BXP’s proxy statement and form of proxy for its 2026 annual meeting of stockholders must be received by BXP on or before December 10, 2025 in order to be considered for inclusion. The proposals must also comply with the requirements as to form and substantive requirements established by the SEC if they are to be included in the proxy statement and form of proxy. Additionally, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Any such proposals should be mailed to: BXP, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.
Proxy Access Director Nominations for Inclusion in our Proxy Statement
In order for an eligible stockholder or group of stockholders to nominate a director candidate for election at BXP’s 2026 annual meeting of stockholders pursuant to the proxy access provision of our By-laws, notice of the nomination and other required information must be received by BXP on or before December 10, 2025, unless our 2026 annual meeting of stockholders is scheduled to take place before April 20, 2026 or after July 19, 2026. Our By-laws state that such notice and other required information must be received by BXP not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (1) the 180th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made.
In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently BXP, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.
Other Proposals or Nominations
Stockholder proposals and nominations of directors to be presented at BXP’s 2026 annual meeting, other than stockholder nominations submitted pursuant to Exchange Act Rule 14a-19, stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in BXP’s proxy statement and form of proxy for our 2026 annual meeting and stockholder proposals submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 20, 2026, nor later than March 6, 2026, unless our 2026 annual meeting of stockholders is scheduled to take place before April 20, 2026 or after July 19, 2026. Our By-laws state that the stockholder must provide (1) timely written notice of such proposal or nomination and supporting documentation and (2) be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by BXP at its principal executive office not less than 75 days nor more than 120 days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the annual meeting anniversary date or more than 60 days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by BXP at its principal executive office not later than the close of business on the later of (1) the 75th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made by BXP. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be received by our Secretary at our principal executive office, which is currently BXP, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.
BXP / 2025 Proxy Statement 127

Information About the Annual Meeting
Notice of Internet Availability of Proxy Materials
As permitted by SEC rules, to save money and help conserve natural resources, we are making this proxy statement and our 2024 Annual Report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2024, available to our stockholders electronically via the Internet instead of mailing them. On or about April 9, 2025, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 9, 2025, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the Notice. Our 2024 annual report is not part of the proxy solicitation material.
Presentation of Other Matters at the Annual Meeting
We are not currently aware of any other matters to be presented at the 2025 annual meeting other than those described in this proxy statement. If any other matters are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.
Stockholders Entitled to Vote
If you were a stockholder of record as of the close of business on March 26, 2025, you are entitled to receive notice of the 2025 annual meeting and to vote the shares of BXP common stock held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held as of the close of business on the record date. Holders of common units, LTIP units and deferred stock units are not entitled to vote those securities on any of the matters presented at the 2025 annual meeting.
Attending the Annual Meeting
All holders of record of BXP common stock at the close of business on the record date, or their designated proxies, are authorized to attend the 2025 annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a broker, bank or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the 2025 annual meeting on our website at https://investors.bxp.com/proxy.
Quorum for the Annual Meeting
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the 2025 annual meeting. As of the record date, there were 158,323,327 shares of common stock outstanding and entitled to vote at the 2025 annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, banks or other nominees, as to which the proxy has been properly executed
128 BXP / 2025 Proxy Statement

Information About the Annual Meeting	/
but instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.
How to Vote
Voting in Person at Annual Meeting
If you are a stockholder of record and attend the annual meeting you may vote your shares of BXP common stock in person at the meeting. If you hold your shares of BXP common stock in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares to attend, participate in and vote at the annual meeting.
Voting Shares Registered Directly in the Name of the Stockholder
If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

Vote by Internet
You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 19, 2025. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.
If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone
If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 19, 2025. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.
If you vote by telephone, you do not need to return your proxy card.

Vote by Mail
If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

BXP / 2025 Proxy Statement 129

/	Information About the Annual Meeting
Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted. Pursuant to the NYSE rules, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (proposal 3) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (proposal 1) and the non-binding, advisory vote on NEO compensation (proposal 2) are considered non-discretionary items. If you do not instruct your broker, bank or other nominee how to vote your shares with respect to these non-discretionary items, it may not vote with respect to these proposals and those votes will be counted as broker non-votes. We strongly encourage you to submit your proxy with instructions and exercise your right to vote as a stockholder.
Revoking Proxy Instructions
You may revoke your proxy at any time before it has been exercised by:
•filing a written revocation with the Secretary of BXP, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;
•submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or
•attending the annual meeting and voting by ballot at the annual meeting.
If you are a stockholder of record as of the record date and you attend the 2025 annual meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.
Accessing BXP’s Proxy Materials Electronically
This proxy statement and our 2024 annual report are available at https://investors.bxp.com/proxy. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting https://investors.bxp.com/proxy.
Householding
If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.
If you wish to request extra copies free of charge of our 2024 annual report or this proxy statement, please send your request to Investor Relations, BXP, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3822; or visit our website at https://www.bxp.com.
130 BXP / 2025 Proxy Statement

Information About the Annual Meeting	/
Expenses of Solicitation
We will bear the cost of solicitation of proxies. In an effort to have as many votes cast at the 2025 annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of shares of our common stock. In addition, we retained MacKenzie Partners, Inc., a proxy solicitation firm, to act as proxy solicitor on our behalf. We agreed to pay Mackenzie Partners a fee of $7,500 plus reimbursement of its reasonable out-of-pocket expenses.
BXP / 2025 Proxy Statement 131

Appendix A
Disclosures Relating to Non-GAAP Financial Measures
Reconciliation of Net Income Attributable to BXP, Inc. to Funds From Operations (FFO) attributable to BXP, Inc.

For the year ended December 31, 2024
(unaudited and in thousands, except per share amounts)

Net income attributable to BXP, Inc.	$14,272
Add:
Noncontrolling interest—common units of the Operating Partnership	2,400
Noncontrolling interests in property partnerships	67,516
Net income	84,188
Add:
Depreciation and amortization	887,191
Noncontrolling interests in property partnerships’ share of depreciation and amortization	(76,660)
BXP’s share of depreciation and amortization from unconsolidated joint ventures	81,904
Corporate-related depreciation and amortization	(1,710)
Non-real estate depreciation and amortization	8,520
Impairment loss	13,615
Impairment loss on investment in unconsolidated joint venture(1)	341,338
Less:
Gain (loss) on sale / consolidation included within loss from unconsolidated joint ventures(2)	21,696
Gains on sales of real estate	602
Unrealized gain (loss) on non-real estate investment	546
Noncontrolling interests in property partnerships	67,516
Funds from Operations (FFO) attributable to the Operating Partnership common unitholders (including BXP, Inc.)	1,248,026
Less:
Noncontrolling interest—common units of the Operating Partnership’s share of funds from operations	127,548
Funds from Operations attributable to BXP, Inc.	$1,120,478
BXP, Inc.’s percentage share of Funds from Operations—basic	89.78%
Weighted average shares outstanding—basic	157,468
FFO per share basic	$7.12

BXP / 2025 Proxy Statement A-1

/	Appendix A

For the year ended December 31, 2024
(unaudited and in thousands, except per share amounts)

Weighted average shares outstanding - diluted	157,793
FFO per share diluted	$7.10
1.The impairment loss on investment in unconsolidated joint venture consists of an other-than-temporary impairment loss on our investments in Colorado Center, Gateway Commons and Safeco Plaza aggregating approximately $341.3 million for the year ended December 31, 2024.
2.On January 8, 2024, we acquired our joint venture partner’s 50% economic ownership interest in 901 New York Avenue located in Washington, DC for a gross purchase price of $10.0 million. We recognized a gain of approximately $21.8 million on the consolidation of 901 New York Avenue.
A-2 BXP / 2025 Proxy Statement

BXP, INC.
800 BOYLSTON STREET, SUITE 1900
BOSTON, MA 02199
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 19, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 19, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:

V61765-P25219

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BXP, INC.

The Board of Directors recommends you vote FOR all of the nominees for director listed.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Bruce W. Duncan	☐	☐	☐
1b. Diane J. Hoskins	☐	☐	☐
1c. Mary E. Kipp	☐	☐	☐
1d. Joel I. Klein	☐	☐	☐
1e. Douglas T. Linde	☐	☐	☐
1f. Matthew J. Lustig	☐	☐	☐
1g. Timothy J. Naughton	☐	☐	☐
1h. Julie G. Richardson	☐	☐	☐
1i. Owen D. Thomas	☐	☐	☐
1j. William H. Walton, III	☐	☐	☐
1k. Derek Anthony West	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To approve, by non-binding, advisory resolution, the Company's named executive officer compensation.	☐	☐	☐
3. To ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

V61766-P25219

BXP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2025

The undersigned hereby appoints Douglas T. Linde and Eric G. Kevorkian, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of BXP, Inc. (the "Annual Meeting") to be held at 2100 Pennsylvania Avenue, NW, 3rd Floor Conference Center, Washington, DC 20037 on May 20, 2025 at 9:00 AM EDT, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

Continued and to be signed on reverse side